Exhibit 10.1

Execution Copy

CREDIT AGREEMENT

dated as of March 23, 2012

by and among

BLACK BOX CORPORATION,

as Borrower,

THE GUARANTORS PARTIES HERETO FROM TIME TO TIME,

THE LENDERS PARTIES HERETO FROM TIME TO TIME

and

CITIZENS BANK OF PENNSYLVANIA,

as Administrative Agent,

RBS CITIZENS, N.A.,

as Lead Arranger and Book Runner,

PNC BANK, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION

as Co-Syndication Agents,

BMO HARRIS FINANCING, INC.,

as Documentation Agent.

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3.08.	Cash Collateral for Letters of Credit	53

3.09.	Additional Provisions Regarding Letters of Credit	54

3.10.	Certain Provisions Relating To the Issuing Banks	55

3.11.	Multicurrency Payments	56

ARTICLE IV REPRESENTATIONS AND WARRANTIES		57

4.01.	Corporate Status	57

4.02.	Corporate Power and Authorization	57

4.03.	Execution and Binding Effect	57

4.04.	Governmental Approvals and Filings	58

4.05.	Absence of Conflicts	58

4.06.	Financial Statements; Projections	58

4.07.	Absence of Undisclosed Liabilities	59

4.08.	Absence of Material Adverse Changes	59

4.09.	Regulatory Status	59

4.10.	Margin Regulations	59

4.11.	Subsidiaries	60

4.12.	Subsidiary Shares	60

4.13.	Partnerships, etc	60

4.14.	Litigation	60

4.15.	Absence of Events of Default	60

4.16.	Absence of Other Conflicts	60

4.17.	Insurance	61

4.18.	Title to Property	61

4.19.	Intellectual Property	61

4.20.	Taxes	61

4.21.	Employee Benefits	61

4.22.	Environmental Matters	62

4.23.	Permits and Other Operating Rights	62

4.24.	Solvency	63

4.25.	Anti-Terrorism Laws	63

ARTICLE V CONDITIONS OF LENDING		64

5.01.	Conditions to Making Initial Loans and Issuance of Initial Letter of Credit	64

5.02.	Conditions to All Loans	65

ARTICLE VI AFFIRMATIVE COVENANTS		66

6.01.	Basic Reporting Requirements	66

6.02.	Insurance	70

6.03.	Payment of Taxes and Other Potential Charges and Priority Claims	70

6.04.	Preservation of Corporate Status	71

6.05.	Governmental Approvals and Filings	71

6.06.	Maintenance of Properties	71

6.07.	Avoidance of Other Conflicts	71

6.08.	Financial Accounting Practices	72

6.09.	Use of Proceeds	72

6.10.	Continuation of or Change in Business	72

6.11.	Consolidated Tax Return	72

6.12.	Fiscal Year	73

6.13.	Additional Guarantors	73

ARTICLE VII NEGATIVE COVENANTS		73

7.01.	Anti-Terrorism Laws	73

7.02.	Leverage	73

7.03.	Interest Coverage	73

7.04.	Limitations or Other Restrictions on Dividends by Subsidiaries	73

7.05.	Liens	74

7.06.	Indebtedness	75

7.07.	Guarantees, Indemnities of the Borrower, etc	76

7.08.	Loans, Advances and Investments	76

7.09.	Dividends and Related Distributions	77

7.10.	Sale-Leasebacks	77

7.11.	Mergers, Acquisitions, etc	78

7.12.	Dispositions of Properties	78

7.13.	Dealings with Affiliates	79

7.14.	Capital Expenditures	79

7.15.	Limitation on Other Restrictions on Liens	79

ARTICLE VIII DEFAULTS		80

8.01.	Events of Default	80

8.02.	Consequences of an Event of Default	82

ARTICLE IX THE AGENT		83

9.01.	Appointment and Authority	83

9.02.	Rights as a Lender	83

9.03.	Exculpatory Provisions	83

9.04.	Reliance by Agent	84

9.05.	Delegation of Duties	84

9.06.	Resignation of Agent	85

9.07.	Non Reliance on Agent and Other Lenders	86

9.08.	No Other Duties, etc	86

9.09.	Guaranty Matters	86

ARTICLE X MISCELLANEOUS		86

10.01.	Holidays	86

10.02.	Records	86

10.03.	Amendments and Waivers	86

10.04.	No Implied Waiver; Cumulative Remedies	88

10.05.	Notices; Effectiveness; Electronic Communication	88

10.06.	Expenses; Indemnity; Damage Wavier	90

10.07.	Severability	92

10.08.	Prior Understandings	92

10.09.	Duration; Survival	92

10.10.	Counterparts	92

10.11.	Limitation on Payments	92

10.12.	Set-Off	93

10.13.	Sharing of Payments by Lenders	93

10.14.	Successors and Assigns; Participation; Assignments	94

10.15.	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Limitation of Liability	98

10.16	Termination of Existing Revolving Credit Facilities	100

10.17	Confidentiality	100

ANNEX A	Pricing Grid
ANNEX B	Commitment Schedule
ANNEX C	Domestic Subsidiaries

EXHIBIT A	Form of Revolving Credit Note
EXHIBIT A-1	Form of Swingline Note
EXHIBIT B	Form of Standby Letter of Credit Application
EXHIBIT C	Form of Documentary Letter of Credit Application
EXHIBIT D	Form of Subsidiary Guaranty
EXHIBIT E	Form of Quarterly Compliance Certificate
EXHIBIT F	Subordination Terms
EXHIBIT G	Form of Assignment and Assumption (with Schedules thereto)
EXHIBIT H	Forms of U.S. Tax Compliance Certificates
EXHIBIT I	Form of Acquisition Disclosure Certificate

Schedule 3.01	Outstanding Letters of Credit
Schedule 4.01	Loan Parties and Subsidiaries
Schedule 4.05	Certain Conflicts
Schedule 4.07	Certain Liabilities
Schedule 4.11	Capital of Subsidiaries
Schedule 4.14	Litigation
Schedule 4.20	Taxes
Schedule 4.21	Employee Benefits
Schedule 4.22(d)	Environmental Cleanup Sites
Schedule 7.05	Certain Liens
Schedule 7.06	Certain Indebtedness

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of March 23, 2012, by and among BLACK BOX CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors parties hereto from time to time, the Lenders parties hereto from time to time and CITIZENS BANK OF PENNSYLVANIA, a banking association organized and existing under the laws of the Commonwealth of Pennsylvania, as administrative agent for the Lenders parties hereunder (in such capacity, together with the successors in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders provide to the Borrower a revolving credit facility in an amount of up to $400,000,000, the proceeds of which are to be used to refinance existing indebtedness, for working capital, capital expenditures, and other lawful corporate purposes of the Borrower, including acquisitions permitted by the terms of this Agreement, and to provide for the issuance of Letters of Credit for the account of the Borrower and its Subsidiaries; and

WHEREAS, the Lenders have agreed to extend credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.01.    Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

“Acquisition” shall mean the acquisition of a Person or any portion of its assets, whether by acquisition of the assets of such Person or of the ownership interests of such Person, or otherwise.

“Administrative Questionnaire” means, with respect to each Lender, a questionnaire in the form prepared by the Agent and submitted by such Lender to the Agent (with a copy for the Borrower), duly completed by such Lender.

“Affected Lender” shall have the meaning set forth in Section 2.04(e) hereof.

“Affiliate” of a Person (the “Specified Person”) shall mean any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person. For purposes of the preceding sentence, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. In addition to, and notwithstanding the generality of, the foregoing two sentences, each Person in which a Loan Party or a Subsidiary of a Loan Party has made a Joint Venture Investment shall be deemed, solely for purposes of Section 7.13, to be an Affiliate of such Loan Party or Subsidiary, as the case may be.

“Agent Fee Letter” shall mean the Agent Fee Letter, dated as of December 2, 2011, between the Borrower and Agent, as the same may from time to time be amended, restated or otherwise modified.

“Aggregate Commitment” shall mean the aggregate amount of the Revolving Credit Commitments of all of the Lenders.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the Trading with the Enemies Act (50 U.S.C. §1 et seq.), the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control and any enabling legislation or executive order relating thereto (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Base Rate Margin” shall have the meaning set forth in Section 2.04(b) hereof.

“Applicable Lending Office” shall mean, with respect to any Lender (a) in the case of the Base Rate Portion of its Loans, its Domestic Funding Office and (b) in the case of the LIBOR Portion of its Loans, its LIBOR Lending Office.

“Applicable LIBOR Rate Margin” shall have the meaning set forth in Section 2.04(b) hereof.

“Applicable Margin” shall have the meaning set forth in Section 2.04(b) hereof.

“Applicable Swingline Margin” shall have the meaning set forth in Section 2.14 hereof.

“Applicable Tier” shall have the meaning set forth in Annex A hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.14), and accepted by the Agent, in substantially the form of Exhibit G or any other form approved by the Agent.

“Assured Obligation” shall have the meaning set forth in the definition of Guaranty Equivalent.

“Base Rate” shall have the meaning set forth in Section 2.04(a)(i) hereof.

“Base Rate Option” shall have the meaning set forth in Section 2.04(a)(i) hereof.

“Base Rate Portion” of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at such time (a) under the Base Rate Option or (b) in accordance with Section 2.09(c)(ii) hereof. If no Loan or Loans is specified, “Base Rate Portion” shall refer to the Base Rate Portion of all Loans outstanding at such time.

“Blocked Person” shall have the meaning given to such term in Section 4.25(b) of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday, public holiday under the Laws of the Commonwealth of Pennsylvania or other day on which banking institutions are authorized or obligated to close in Pittsburgh, Pennsylvania.

“Capital Expenditures” of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person during such period which would be classified as capital expenditures in accordance with GAAP (including, without limitation, expenditures for maintenance and repairs which are capitalized, and Capitalized Leases to the extent an asset is recorded in connection therewith in accordance with GAAP).

“Capitalized Lease” shall mean at any time any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and “Capitalized Lease Obligation” of any Person at any time shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investments” shall mean any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (a) obligations fully backed by the full faith and credit of the United States of America maturing not in excess of nine months from the date of acquisition, (b) commercial paper maturing not in excess of nine months from the date of acquisition and rated “P-1” by Moody’s Investors Service or “A-1” by Standard & Poor’s Corporation on the date of acquisition, and (c) the following obligations of any domestic commercial bank having capital and surplus in excess of $500,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (b) above: (i) time deposits, certificates of deposit and acceptances maturing not in excess of nine months from the date of acquisition; or (ii) repurchase obligations with a term of not more than seven days for underlying securities of the type referred to in clause (a) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System List, as the same may be amended from time to time.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) shall have become the beneficial owner (as defined in Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act) of 50% or more of the combined voting power of all the outstanding voting securities of the Borrower.

“Citizens” shall mean Citizens Bank of Pennsylvania in its individual capacity.

“Closing Date” shall mean the date of the making of the first Loan or issuance (or deemed issuance) of the first Letter of Credit hereunder on or after the date of the execution and delivery of this Credit Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Commitment” of a Lender shall mean the Revolving Credit Commitment of such Lender.

“Commitment Fee” shall have the meaning set forth in Section 2.02 hereof.

“Commitment Fee Rate” shall have the meaning set forth in Section 2.02 hereof.

“Commitment Percentage” of any Lender at any time shall mean the ratio of such Lender’s Revolving Credit Committed Amount set forth next to its name on the Commitment Schedule to the aggregate Revolving Credit Committed Amounts of each of the Lenders subject to transfer to another Lender as provided in Section 10.14 hereof or as otherwise modified in accordance with Section 2.01(e)(i) and (ii). If the Commitments have terminated or expired, the Commitment Percentage shall be determined based on the Commitments most recently in effect, giving effect to any assignments.

“Commitment Schedule” means the Schedule attached to this Agreement identified as such in Annex B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBIT” for any period, with respect to the Borrower and its consolidated Subsidiaries, shall mean the sum of (a) Consolidated Net Income of the Borrower and its consolidated Subsidiaries for such period, (b) Consolidated Interest Expense for such period and (c) charges against income for foreign, federal, state and local income taxes for such period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” for any period, with respect to the Borrower and its consolidated Subsidiaries, shall mean the sum of (a) Consolidated EBIT for such period, (b) depreciation expense for such period, (c) amortization expense for such period, (d) non-cash charges for which no future cash expenditure is reasonably anticipated (including FAS 123R stock option expense) to the extent included in determining Consolidated Net Income, and (e) the non-cash effects of interest rate Swaps (which, for avoidance of doubt, shall include both additions on account of items of non-cash expense and reductions on account of items of non-cash income) to the extent included in determining Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio”, as of the last day of any fiscal quarter, shall mean the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case of the Borrower and its consolidated Subsidiaries for the four most recently completed fiscal quarters ending on such day, considered as a single accounting period. If an Acquisition occurs during such period, each element of the Consolidated Interest Coverage Ratio (whether positive or negative) shall be calculated on a pro forma basis as if the Acquisition had been made, and any Indebtedness or other obligations issued or incurred in connection therewith had been issued or incurred, as of the first day of such period; provided, however, that in making such calculations the Borrower may ignore, to an extent not unsatisfactory to the Agent or the Required Lenders, those expenses and distributions of the acquired Person, assets or property that would not have been incurred had the Acquisition occurred as of the first day of such period. In making such pro forma calculation of the Consolidated Interest Expense with respect to Indebtedness or other obligations issued or incurred in connection with the Acquisition, interest expense thereon shall be calculated by using the actual interest rate incurred by Borrower on Indebtedness issued under this Agreement during the period that such pro forma Indebtedness is, or is deemed to be, outstanding; provided, however, that interest related to Indebtedness issued in connection with such Acquisition shall be deemed to accrue only as of the date of such Acquisition rather than the first day of such pro forma period.

“Consolidated Interest Expense” for any period shall mean the total interest expense of the Borrower and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, however, non-cash charges on account of interest rate Swaps to the extent included in determining Consolidated Net Income.

“Consolidated Leverage Ratio”, as of the last day of each fiscal quarter, shall mean the ratio of (a) the aggregate Indebtedness of the Borrower and its consolidated Subsidiaries as of such day to (b) Consolidated EBITDA of the Borrower and its consolidated Subsidiaries for the four most recently completed fiscal quarters ending on such day, considered as a single accounting period. If an Acquisition occurs during such period, the Consolidated Leverage Ratio shall be calculated on a pro forma basis as if the Acquisition had been made as of the first day of such period, provided that (i) (A) Consolidated EBITDA of the Borrower and its existing consolidated Subsidiaries shall be calculated as set forth in the immediately preceding sentence, and (B) Consolidated EBITDA of the Person or property that is the subject of the Acquisition shall be calculated either (1) for the four most recently completed fiscal quarters ending on such day, considered as a single accounting period, or (2) for the twelve month period ending on such day, considered as a single accounting period, whichever is available to the Borrower and is most current, and (ii) the aggregate Indebtedness of the Borrower and its consolidated Subsidiaries as of the date of determination of the Consolidated Leverage Ratio shall be calculated to include all Indebtedness of the Borrower and its existing consolidated Subsidiaries and all Indebtedness incurred in connection with and after giving effect to the Acquisition (and including, on a pro forma basis, all Indebtedness to be incurred in connection with the Acquisition but not yet outstanding on such date); provided, however, that in making such calculations the Borrower may ignore, to an extent not unsatisfactory to the Agent or the Required Lenders, those expenses and distributions of the acquired Person that would not have been incurred had the Acquisition occurred as of the first day of such period.

“Consolidated Net Income” for any period, with respect to the Borrower and its consolidated Subsidiaries shall mean the net earnings (or loss) after taxes of the Borrower and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be deducted therefrom (a) income or loss accounted for by the Borrower on the equity method because of the income (or deficit) during such period of any Person (other than a consolidated Subsidiary of the Borrower) in which the Borrower or any consolidated Subsidiary of the Borrower has an ownership interest, but the deduction for such equity income shall be reversed to the extent that during such period an amount not in excess of such income has been actually received by the Borrower or such consolidated Subsidiary of the Borrower in the form of cash or property dividends or similar distributions, (b) the undistributed earnings of any consolidated Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such consolidated Subsidiary of the Borrower is restricted (whether such restriction arises by operation of Law (including Law applicable to a foreign Subsidiary), by agreement, by its articles of incorporation or by-laws (or other constituent documents), or otherwise), (c) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made against income during such period, and (d) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower or any consolidated Subsidiary of the Borrower.

“Controlled Group Member” shall mean each trade or business (whether or not incorporated) which together with any Loan Party is treated as a single employer under Sections 4001(a)(14) or 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Corresponding Source of Funds” shall mean, with respect to any Funding Segment of the LIBOR Portion, the proceeds of hypothetical receipts by a Notional LIBOR Funding Office or by a Lender through a Notional LIBOR Funding Office of one or more Dollar deposits in the interbank eurodollar market at the beginning of the LIBOR Funding Period corresponding to such Funding Segment having maturities approximately equal to such LIBOR Funding Period and in an aggregate amount approximately equal to such Lender’s Pro Rata share of such Funding Segment.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to, this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Documentary Letter of Credit Application” shall have the meaning set forth in Section 3.03(b) hereof.

“Dollar,” “Dollars” and the symbol “$” shall mean lawful money of the United States of America.

“Dollar Equivalent Amount” of any Letter of Credit shall mean (a) with respect to a Letter of Credit denominated in an Other Currency, an amount equal to the amount of Dollars that the amount of such Other Currency (equal to the face amount of such Letter of Credit) could purchase at 12:00 p.m., noon, Pittsburgh time, on the date of determination, computed at the mean of the Issuing Bank’s then current selling and purchasing rates of exchange for transmission to the place of payment when payment is to be made in such Other Currency plus any and all actual costs, premiums, and expenses arising from all currency conversions incurred by the Issuing Bank in connection therewith; provided, however, that if at the time of any such determination, for any reason, no such current selling and purchasing rates of exchange are being quoted, the Issuing Bank may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error and (b) with respect to a Letter of Credit denominated in U.S. Currency, an amount in Dollars equal to the principal amount of such Letter of Credit.

“Domestic Funding Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Funding Office) or such other office as such Lender may hereafter designate as its Domestic Funding Office by notice to the Borrower and the Agent.

“Domestic Subsidiaries” shall mean each Subsidiary of the Borrower incorporated under the Laws of the District of Columbia or under the Laws of any state or commonwealth of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.14(b)(v) and (vi) (subject to such consents, if any, as may be required under Section 10.14(b)(iii)).

“Environmental Approvals” shall mean any Governmental Action pursuant to or required under any Environmental Law.

“Environmental Claim” shall mean, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other written communication by any other Person (including but not limited to any Governmental Authority, citizens’ group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Environmental Concern Materials at any location, whether or not owned by such Person, in violation of any Environmental Law.

“Environmental Cleanup Site” shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

“Environmental Concern Materials” shall mean (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated by any Environmental Law (including but not limited to any “hazardous substance” as defined in CERCLA or any similar state Law), (b) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

“Environmental Law” shall mean any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, “Environmental Law” shall also include any Environmental Approval and the terms and conditions thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“Event of Default” shall mean any of the Events of Default described in Section 8.01 hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are

Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of January 31, 2008, as amended, among Black Box Corporation of Pennsylvania, Norstan, Inc., the Borrower, the Guarantors parties thereto, the Lenders parties thereto and Citizens Bank of Pennsylvania, as Agent for the Lenders, and “Existing Credit Facility” means the credit facility extended thereunder.

“FAS 123R” means Statement No. 123 (revised 2004), Share-Based Payment, of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Agent (which determination shall be conclusive absent manifest error) to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms above, the Agent may select a reasonably comparable index or source to use as the basis for the Base Rate, until the circumstances giving rise to such inability no longer exist.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Segment” of the LIBOR Portion of the Loans at any time shall mean the entire principal amount of the LIBOR Portion to which at the time in question there is applicable a particular LIBOR Funding Period beginning on a particular day and ending on a particular day. (By definition, the LIBOR Portion is at all times composed of an integral number of discrete Funding Segments and the sum of the principal amounts of all Funding Segments of the LIBOR Portion at any time equals the principal amount of the LIBOR Portion at such time.)

“GAAP” shall have the meaning set forth in Section 1.03 hereof.

“Governmental Action” shall have the meaning set forth in Section 4.04 hereof.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, commission, grand jury, arbitrator or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” shall mean all obligations from time to time of the Borrower to the Lenders under or in connection with any Loan Document, whether for principal, interest, fees, indemnities, expenses or otherwise, and all refinancings or refundings thereof, whether such obligations are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (specifically including but not limited to obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation is not enforceable or allowable in such proceeding). Without limitation of the foregoing, such obligations include all obligations arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied. Without limitation of the foregoing, any of the Lenders (or any successive assignee or transferee) from time to time may assign or otherwise transfer all or any portion of their rights or obligations under the Loan Documents in accordance with Section 10.14 (including, without limitation, all or any portion of any commitment to extend credit), or any other Guaranteed Obligations, to any other Person, and such Guaranteed Obligations (including, without limitation, any Guaranteed Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Guaranteed Obligations entitled to the benefit of the Agreement.

“Guarantors” shall mean the Domestic Subsidiaries.

“Guaranty Equivalent”: A Person (the “Deemed Guarantor”) shall be deemed to be subject to a Guaranty Equivalent in respect of any indebtedness, obligation or liability (the “Assured Obligation”) of another Person (the “Deemed Obligor”) if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation. Without limitation, a Guaranty Equivalent shall be deemed to exist if a Deemed Guarantor agrees, becomes or remains liable (contingently or otherwise), directly or indirectly: (a) to purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) to make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Stock Payment or any other payment, or (iv) to assure the holder of such Assured Obligation against loss, (c) to purchase or lease property or services from the Deemed Obligor regardless of the non-delivery of or failure to furnish of such property or services, (d) in a transaction having the characteristics of a take-or-pay or throughput contract or as described in paragraph 6 of FASB Statement of Financial Accounting Standards No. 47, or (e) in respect of any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) of any Assured Obligation.

“Indebtedness” of a Person shall mean (without duplication) and in each case except for trade accounts payable in the ordinary course of business, any amounts owing under an operating lease that would otherwise be recharacterized as Indebtedness as a result of a change in GAAP and deferred revenue representing obligations under maintenance contracts:

(a)        All obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person;

(b)        All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)        All obligations of such Person for the deferred purchase price of property or services;

(d)        All obligations secured by a Lien on property owned by such Person (whether or not assumed); and all obligations of such Person under Capitalized Leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property);

(e)        The unreimbursed amount of all drawings under any letter of credit issued for the account of such Person;

(f)        All obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person;

(g)        All obligations of such Person under a product financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP;

(h)        All obligations of such Persons under any interest rate Swaps; and

(i)        All indebtedness of others as to which such Person is a Deemed Guarantor under a Guaranty Equivalent.

Notwithstanding the above, any Indebtedness permitted by Section 7.06(g) shall not be considered Indebtedness for purposes of the financial covenants contained in Sections 7.02 and 7.03.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning given that term in Section 10.06(b).

“IRS” means the United States Internal Revenue Service.

“Issuing Bank Representative” shall mean Citizens Bank of Pennsylvania.

“Issuing Banks” shall mean (x) the Issuing Bank Representative, (y) such of its affiliates as the Issuing Bank Representative may (subject to the approval of the Borrower, such approval not to be unreasonably withheld) from time to time elect to cause to issue Letters of Credit and (z) such other Lender as the Borrower may from time to time select as an issuing bank pursuant to Article III which other Lender has agreed to be an issuing bank and is reasonably satisfactory to the Agent as an issuing bank (each, an “Issuing Bank”).

“Joint Venture Investment” shall mean an investment by a Loan Party or a Subsidiary of a Loan Party in a Person, which Person will not upon such investment be a Subsidiary of a Loan Party and which Person is in the same business as a Loan Party or a Subsidiary of a Loan Party or a related business (whether such investment is in the form of a loan or advance to such Person, the acquisition or other ownership (beneficially or of record) of stock, bonds, notes or other securities of or partnership (general or limited) or limited liability company interest in, or the making of any capital contribution to or other investment in, such Person), which investment is made pursuant to a written agreement and which is not an investment in securities which are listed for trading on any established trading market.

“Law” shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“L/C Obligations” shall mean Letter of Credit Obligations.

“Lender” shall mean any of the Lenders listed on the signature pages hereof, subject to the provisions of Section 10.14 hereof pertaining to Persons becoming or ceasing to be Lenders. “Lender” shall in any event include the Issuing Banks and the Swingline Lender.

“Letter of Credit” shall have the meaning set forth in Section 3.01(b) hereof.

“Letter of Credit Application” shall mean the Documentary Letter of Credit Application and Standby Letter of Credit Application.

“Letter of Credit Collateral Account” shall have the meaning set forth in Section 3.08(b) hereof.

“Letter of Credit Exposure” at any time shall mean the sum of (a) the aggregate Letter of Credit Unreimbursed Draws and (b) the aggregate Letter of Credit Undrawn Availability.

“Letter of Credit Facing Fee” shall have the meaning given that term in Section 3.02(b).

“Letter of Credit Fee” shall have the meaning given that term in Section 3.02(a).

“Letter of Credit Obligations” shall mean at any particular time all liabilities of the Borrower with respect to Letters of Credit, whether or not such liability is contingent, including (without duplication) the sum of (a) the aggregate Letter of Credit Undrawn Availability of all Letters of Credit then outstanding plus (b) the aggregate amount of all unpaid Letters of Credit Reimbursement Obligations.

“Letter of Credit Participating Interest” shall have the meaning given that term in Section 3.04(a).

“Letter of Credit Reimbursement Obligation” with respect to a Letter of Credit means, collectively, (a) the obligation of the Borrower to reimburse the Issuing Bank in accordance with the terms of this Agreement and the related Letter of Credit Application for Letter of Credit Unreimbursed Draws, together with interest thereon, and (b) all fees and expenses payable to the Agent for the account of the Lenders in respect of any Letter of Credit.

“Letter of Credit Undrawn Availability” with respect to a Letter of Credit at any time shall mean the maximum amount available to be drawn under such Letter of Credit at such time or thereafter, regardless of the existence or satisfaction of any conditions or limitations on drawing.

“Letter of Credit Unreimbursed Draws” with respect to a Letter of Credit at any time shall mean the aggregate amount at such time of all payments made by the Issuing Bank under such Letter of Credit, to the extent not repaid by the Borrower.

“LIBOR” shall have the meaning set forth in Section 2.04(a)(ii) hereof.

“LIBOR Funding Period” shall have the meaning set forth in Section 2.04(c) hereof.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Option” shall have the meaning set forth in Section 2.04(a)(ii) hereof.

“LIBOR Portion” of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at any time under the LIBOR Option or at a rate calculated by reference to the LIBOR under Section 2.09(c)(i) hereof. If no Loan or Loans is specified, “LIBOR Portion” shall refer to the LIBOR Portion of all Loans outstanding at such time.

“LIBOR Rate” shall have the meaning set forth in Section 2.04(a)(ii) hereof.

“LIBOR Rate Breakage Fee” shall have the meaning set forth in Section 2.06(b) hereof.

“LIBOR Rate Loan” shall mean a Loan the rate of interest applicable to which is based on the LIBOR Rate.

“LIBOR Reserve Percentage” shall have the meaning set forth in Section 2.04(a)(ii) hereof.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loan” shall mean any loan made by a Lender to the Borrower under this Agreement, including, without limitation, any Swingline Loan, and “Loans” shall mean all Loans made by the Lenders under this Agreement.

“Loan Documents” shall mean this Agreement, the Notes, the Subsidiary Guaranty, the Letters of Credit, the Letter of Credit Applications, any Assignment and Assumption and all other agreements and instruments extending, renewing, refinancing or refunding any indebtedness, obligation or liability arising under any of the foregoing, in each case as the same may be amended, modified or supplemented from time to time hereafter.

“Loan Parties” shall mean the Borrower and the Guarantors and “Loan Party” shall mean any one of them.

“London Business Day” shall mean a day for dealing in deposits in Dollars by and among banks in the London interbank market and which is a Business Day.

“Material Adverse Effect” shall mean: (a) a material adverse change in, or a material adverse effect on, the operations, business or condition (financial or otherwise) of the Borrower and its consolidated Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Agent or any Lender under this Agreement, the Notes or the Subsidiary Guaranty or of the ability of the Borrower, or of the Guarantors taken as a whole, to perform their respective payment or financial covenant obligations under this Agreement, any Note or the Subsidiary Guaranty, or (c) a material adverse effect on the legality, validity, binding effect, enforceability or admissibility into evidence of this Agreement or of any Note against the Borrower, or of the Subsidiary Guaranty against the Guarantors taken as a whole.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Agent and the Issuing Banks in their sole discretion.

“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any Controlled Group Member contributes to or participates in, or with respect to which the Borrower or any Controlled Group Member has any material liability or other obligation (contingent or otherwise).

“Net Income” of any Person for any period shall mean the net earnings (or loss) after taxes of such Person for such period determined in accordance with GAAP (exclusive of principles of consolidation).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Note” or “Notes” shall mean the Revolving Credit Notes of the Borrower executed and delivered under this Agreement, together with all extensions, renewals, refinancings or refundings of any thereof in whole or in part.

“Notional LIBOR Funding Office” shall have the meaning given to that term in Section 2.12(a) hereof.

“Obligations” shall mean all indebtedness, obligations and liabilities of the Borrower to any Lender, any Issuing Bank or the Agent from time to time arising under or in connection with or related to or evidenced by or secured by or under color of this Agreement or any other Loan Document, and all extensions, renewals or refinancings thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of the Loans, Reimbursement Obligations, interest, fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions, renewals and refinancings thereof, whether or not such Loans were made or the Letters of Credit were issued in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Lenders to lend and to issue Letters of Credit. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

“Office,” when used in connection with the Agent, shall mean its office located at 525 William Penn Place, 29th Floor, Pittsburgh, Pennsylvania 15219, or at such other office or offices of the Agent or any branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Agent to the Borrower.

“Option” shall mean the Base Rate Option or the LIBOR Option, as the case may be.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currency” shall mean Canadian Dollars, British Pounds, Swiss Francs, Singapore Dollars, Danish Kroner, Euros, Japanese Yen, Australian Dollars, Brazilian Reais, Mexican Pesos, Norwegian Kroner, Swedish Kronor, Taiwanese Dollars, South Korean Won and any freely available currency that is freely transferable and freely convertible into Dollars and requested by the Borrower and acceptable to all of the Lenders and to the Agent and each Issuing Bank.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Letters of Credit” shall have the meaning set forth in Section 3.01(a) hereof.

“Participant” shall have the meaning set forth in Section 10.14(d) hereof.

“Participant Register” shall have the meaning set forth in Section 10.14(d) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

“Pension-Related Event” shall mean any of the following events or conditions:

(a)        Any action is taken by any Person (i) to terminate, or which would result in the termination of, a Plan, either pursuant to its terms or by operation of Law (including, without limitation, any amendment of a Plan which would result in a termination under Section 4041(e) of ERISA), or (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

(b)        PBGC notifies any Person of its determination that an event described in Section 4042 of ERISA has occurred with respect to a Plan and that a Plan should be terminated, or that a trustee should be appointed for a Plan;

(c)        Any Reportable Event occurs with respect to a Plan;

(d)        Any action occurs or is taken which could result in any Loan Party becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including, without limitation, seller liability incurred under Section 4204(a)(2) of ERISA), or any Loan Party or any Controlled Group Member receives from any Person a notice or demand for payment on account of any such alleged or asserted liability; or

(e)        (i) There occurs any failure to meet the minimum funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or any Loan Party or any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any such failure, or (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan.

“Person” shall mean an individual or a corporation, limited liability company, partnership, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

“Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which any Loan Party or any Controlled Group Member is or has been within the preceding five years a “contributing sponsor” within the meaning of Section

4001(a)(13) of ERISA, or which is or has been within the preceding five years maintained for employees of any Loan Party or any Controlled Group Member.

“Portion” shall mean the Base Rate Portion or the LIBOR Portion, as the case may be.

“Postretirement Benefits” shall mean any benefits, other than retirement income, provided by any Loan Party to retired employees, or to their spouses, dependents or beneficiaries, including, without limitation, group medical insurance or benefits, or group life insurance or death benefits.

“Potential Default” shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Lenders, or any combination of the foregoing, would constitute an Event of Default.

“Prime Rate” as used herein, shall mean the interest rate per annum announced from time to time by Citizens Bank of Pennsylvania as its prime rate, such rate to change automatically effective as of the effectiveness of each announced change in such prime rate which rate may be greater or less than other interest rates charged by Citizens Bank of Pennsylvania to other borrowers and is not solely based or dependent upon the interest rate which Citizens Bank of Pennsylvania may charge any particular borrower or class of borrowers.

“Pro Rata” shall mean from or to each Lender in proportion to such Lender’s Commitment Percentage.

“Recipient” means (a) the Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” shall have the meaning set forth in Section 10.14(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means (a) a reportable event described in Section 4043 of ERISA and regulations thereunder, excluding any such event as to which the PBGC, by regulation or otherwise, has waived the notice requirement, (b) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, (c) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA, or (d) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code or Section 302 of ERISA which causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed $1,000,000.

“Required Lenders” shall mean, as of any date, Lenders which have Commitments constituting, in the aggregate, at least a majority of the total Commitments of all the Lenders or, if the Commitments have terminated, Lenders holding in the aggregate at least a majority of the Revolving Credit Exposures. The Commitment or Revolving Credit Exposure, as applicable, of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” with respect to any Loan Party shall mean the Chief Executive Officer, President, any Vice President, Treasurer, Chief Financial Officer or Controller of such Loan Party.

“Revolving Credit Commitment” shall have the meaning set forth in Section 2.01(a) hereof.

“Revolving Credit Committed Amount” shall have the meaning set forth in Section 2.01(a) hereof.

“Revolving Credit Exposure” of any Lender at any time shall mean the sum at such time of the outstanding principal amount of such Lender’s Revolving Credit Loans plus such Lender’s Pro Rata share of the sum of the aggregate Letter of Credit Exposure plus such Lender’s Pro Rata share of the outstanding principal amount of Swingline Loans.

“Revolving Credit Extensions of Credit” shall mean, at any particular time, the sum of (a) the aggregate unpaid principal amount of Revolving Credit Loans then outstanding, (b) the aggregate Letter of Credit Obligations then outstanding and (c) the aggregate unpaid principal amount of Swingline Loans then outstanding; provided, however, that for purposes of determining the amount of Commitment Fee payable to each Lender under Section 2.02, the amount of Swingline Loans outstanding shall be attributable only to the Swingline Lender and not to any other Lender, except to the extent a Lender has funded its participation interest in a Swingline Loan, in which case the amount of such funding shall be attributable to such Lender and not to the Swingline Lender.

“Revolving Credit Loans” shall have the meaning set forth in Section 2.01(a) hereof.

“Revolving Credit Maturity Date” shall mean March 23, 2017.

“Revolving Credit Notes” shall mean the promissory notes of the Borrower executed and delivered under Section 2.01(c) hereof, any promissory note issued in substitution therefor pursuant to Section 10.14(c) and Section 2.12(b), together with all extensions, renewals, refinancings or refundings thereof in whole or part.

“Solvent” means, with respect to any Person at any time, that at such time (a) the sum of the debts and liabilities (including, without limitation, contingent liabilities) of such Person is not greater than all of the assets of such Person at a fair valuation, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, will not incur, does not intend to incur, and does not believe that it will incur, debts or liabilities (including, without limitation, contingent liabilities) beyond such person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in, and is not about to engage in, a business or a transaction for which such person’s property constitutes or would constitute unreasonably small capital. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard Notice” shall mean an irrevocable notice provided to the Agent on a Business Day which is:

(a)        The same day in the case of selection of, conversion to or renewal of the Base Rate Option or prepayment of any Base Rate Portion; and

(b)        At least three London Business Days in advance in the case of selection of the LIBOR Option or prepayment of any LIBOR Portion.

Standard Notice must be provided no later than 12:00 Noon, Pittsburgh time, on the last day permitted for such notice.

“Standby Letter of Credit Application” shall have the meaning set forth in Section 3.03(a) hereof.

“Stock Payment” by any Person shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.

“Subsidiary” of a Person at any time shall mean any corporation of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person.

“Subsidiary Guaranty” shall have the meaning set forth in Section 5.01(k) hereof.

“Swaps” and “Swap” shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Swingline Interest Payment Date” has the meaning ascribed thereto in Section 2.14.

“Swingline Interest Period” has the meaning ascribed thereto in Section 2.14.

“Swingline Lender” shall mean Citizens Bank of Pennsylvania.

“Swingline LIBOR Rate” has the meaning ascribed thereto in Section 2.14.

“Swingline Loans” has the meaning ascribed thereto in Section 2.13(a).

“Swingline Note” shall mean the promissory note of the Borrower executed and delivered under Section 2.14 hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Currency” shall mean Dollars.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning ascribed thereto in Section 2.11(f) hereof.

“Withholding Agent” means any Loan Party and the Agent.

1.02.    Construction.  Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; “or” has the inclusive meaning represented by the phrase “and/or”; and “property” includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed. References in this Agreement to “determination” (and similar terms) by the Agent or any Lender include good faith estimates by the Agent or any Lender (in the case of quantitative determinations) and good faith beliefs by the Agent or any Lender (in the case of qualitative determinations). The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to “out-of-pocket expenses” of a Person (and similar terms) include, but are not limited to, the reasonable fees of in-house counsel and other in-house professionals of such Person to the extent that such fees are routinely identified and specifically charged under such Person’s normal cost accounting system. The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

1.03.    Accounting Principles.

(a)        As used herein, “GAAP” shall mean generally accepted accounting principles as such principles shall be in effect at the Relevant Date, subject to the provisions of this Section 1.03. As used herein, “Relevant Date” shall mean the date a relevant computation or determination is to be made or the date of relevant financial statements, as the case may be.

(b)        Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

(c)        If any change in GAAP after the date of this Agreement is or shall be required to be applied to transactions then or thereafter in existence, and a violation of one or more provisions of this Agreement shall have occurred or in the opinion of the Borrower would likely occur which would not have occurred or be likely to occur if no change in accounting principles had taken place,

(i)        The Lenders agree that such violation shall not be considered to constitute an Event of Default or a Potential Default for a period of ninety days from the date the Borrower notifies the Agent of the application of this Section 1.03 and the specified change in GAAP shall not be made by the Borrower in its financial statements for the purpose of applying the Financial Provisions (as defined below);

(ii)       The Borrower and the Lenders agree in such event to negotiate in good faith an amendment of this Agreement which shall approximate to the extent possible the economic effect of the original financial covenants after taking into account such change in GAAP; and

(iii)      If the Borrower and the Lenders are unable to negotiate such an amendment within such ninety-day period referenced in (c)(i) above, the Borrower shall have the option of (A) prepaying the Revolving Credit Loans and causing the cancellation of any Letters of Credit (pursuant to applicable provisions hereof) or (B) submitting the drafting of such an amendment to an independent registered public accounting firm of nationally recognized standing acceptable to the Borrower and the Agent which shall complete its draft of such amendment within ninety days of submission; if the Borrower and the Lenders cannot agree, the firm shall be selected by binding arbitration in the City of Pittsburgh, Pennsylvania, in accordance with the rules then being used by the American Arbitration Association. If the Borrower does not exercise either such option within said period, then as used in this Agreement, “GAAP” shall mean generally accepted accounting principles in effect at the Relevant Date. Each Lender agrees that if the Borrower elects the option in clause (B) above, until such firm has been selected and completes drafting such amendment, no such violation shall constitute an Event of Default or a Potential Default.

(d)        If any change in GAAP after the date of this Agreement is required to be applied to transactions or conditions then or thereafter in existence, and the Lenders shall assert that the effect of such change is or shall likely be to distort materially the effect of any of the definitions of financial terms in Article I hereof or any of the covenants of the Borrower in Article VII hereof (the “Financial Provisions”), so that the intended economic effect of any of the Financial Provisions will not in fact be accomplished,

(i)        The Agent shall notify the Borrower of such assertion, specifying the change in GAAP which is objected to, and until otherwise determined as provided below, the specified change in GAAP shall not be made by the Borrower in its financial statements for the purpose of applying the Financial Provisions; and

(ii)       The Borrower and the Lenders shall follow the procedures set forth in paragraph (ii) and the first sentence of paragraph (iii) of subsection (c) of this Section. If the Borrower and the Lenders are unable to agree on an amendment as provided in said paragraph (ii) and if the Borrower does not exercise either option set forth in the first sentence of said paragraph (iii) within the specified period, then as used in this Agreement “GAAP” shall mean generally accepted accounting principles in effect at the Relevant Date, except that the specified change in GAAP which is objected to by the Lenders shall not be made in applying the Financial Provisions. The Lenders agree that if the Borrower elects the option in clause (B) of the first sentence of said paragraph (iii), until such independent firm has been selected and completes drafting such amendment, the specified change in GAAP shall not be made in applying the Financial Provisions.

(e)        All expenses of compliance with this Section 1.03 shall be paid for by the Borrower.

ARTICLE II

REVOLVING CREDIT

2.01.    Revolving Credit Loans.

(a)        Revolving Credit Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees (such agreement being herein called such Lender’s “Revolving Credit Commitment”) to make loans (the “Revolving Credit Loans”) to the Borrower at any time or from time to time on or after the date hereof and to but not including the Revolving Credit Maturity Date. A Lender shall have no obligation to make any Revolving Credit Loan to the extent that the aggregate principal amount of such Lender’s Pro Rata share of the total Revolving Credit Extensions of Credit at any time outstanding would exceed such Lender’s Revolving Credit Committed Amount at such time. Each Lender’s “Revolving Credit Committed Amount” at any time shall be equal to the amount set forth on the Commitment Schedule across from its name.

(b)        Nature of Credit.  Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder.

(c)        Revolving Credit Note.  The obligation of the Borrower to repay the unpaid principal amount of the Revolving Credit Loans made to it by each Lender and to pay interest thereon shall be evidenced in part by a promissory note of the Borrower, dated the Closing Date, the date any Lender joins this Agreement, or the date on which a Lender receives a replacement Revolving Credit Note (the “Revolving Credit Notes”) in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of such Lender in a face amount equal to such Lender’s Revolving Credit Committed Amount.

(d)        Maturity.  To the extent not due and payable earlier, the Revolving Credit Loans shall be due and payable on the Revolving Credit Maturity Date and, to the extent that the aggregate Revolving Credit Extensions of Credit at any time outstanding is in excess of the aggregate of all Revolving Credit Committed Amounts at such time (whether as a result of the reduction of the Revolving Credit Committed Amounts or otherwise), a portion of the Revolving Credit Loans in an amount equal to such excess shall be immediately due and payable.

(e)        Changes in Commitments.

(i)        Borrower may at any time and from time to time permanently reduce in whole or ratably in part the aggregate amount of the Revolving Credit Commitments to an amount not less than the then existing Revolving Credit Extensions of Credit, by giving Agent not fewer than ten Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000). Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof. After each such reduction, the commitment fees payable hereunder shall be calculated upon the Revolving Credit Committed Amount of all of the Lenders as so reduced. If Borrower reduces in whole the Revolving Credit Commitments of the Lenders, on the effective date of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest and commitment and other fees accrued and unpaid, and provided that no Letter of Credit Exposure or Swingline Loans shall exist), all of the Revolving Credit Notes and the Swing Line Note shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Notes to Borrower. Any partial reduction in the Revolving Credit Committed Amount of all of the Lenders shall be effective from the effective date of such reduction as provided above through and including the Revolving Credit Maturity Date.

(ii)       Borrower may seek at its option, upon at least ten Business Days’ prior written notice to the Agent, to increase the Aggregate Commitment by an amount up to, but not exceeding, an additional One Hundred Million Dollars ($100,000,000) over the Aggregate Commitment in effect on the Closing Date; provided that any such increase in the Aggregate Commitment shall be, in an aggregate amount, for all of the Lenders, not less than Ten Million Dollars ($10,000,000), increased by increments of

One Million Dollars ($1,000,000). Such notice shall specify the amount of any such increase and shall be delivered at a time when no Potential Default or Event of Default has occurred and is continuing. The Borrower shall, after giving such notice, offer the increase (which may be declined by any Lender in its sole discretion) in the Aggregate Commitment on a ratable basis to the Lenders. If the Lenders do not accept the offered increase on a ratable basis, the amount of the increase not so accepted may be offered on a non pro-rata basis to one or more Lenders and/or to other banks or financial institutions reasonably acceptable to the Agent. No increase in the Aggregate Commitment shall become effective until (i) (A) the existing or new Lenders extending such incremental Revolving Credit Commitment amount and the Borrower shall have delivered to the Agent a document in form reasonably satisfactory to the Agent pursuant to which any such existing Lender confirms the amount of its Revolving Credit Commitment increase, any such new Lender states its Revolving Credit Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder, and the Borrower accepts such incremental Revolving Credit Commitments, and (B) Borrower shall have executed and delivered to Agent and the Lenders such replacement or additional Revolving Credit Notes as shall be required by Agent, and (ii) the Guarantors shall have delivered to the Agent a signed acknowledgment confirming their continuing obligations under the Guarantees after giving effect to the contemplated increase in the Aggregate Commitment. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Revolving Credit Commitment, of an interest in each then outstanding Loan (if any) such that, after giving effect thereto, all such Loans are held ratably by the Lenders in proportion to their respective Revolving Credit Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest. Entitlement to ongoing Commitment Fees under Section 2.02(a) or Letter of Credit Fees under Section 3.02(a), as applicable, shall be allocated ratably to the Lenders following such increase in proportion to the new Revolving Credit Commitments based upon the date such new Revolving Credit Commitment amounts become effective.

2.02.    Commitment Fee; Other Fees.

(a)        The Borrower shall pay to the Agent for the account of each Lender a commitment fee (the “Commitment Fee”) calculated at the Commitment Fee Rate for each day from and including the date hereof to but not including the Revolving Credit Maturity Date (or such earlier date on which the Revolving Credit Commitment terminates), on the amount (not less than zero) equal to (i) such Lender’s Revolving Credit Committed Amount minus (ii) such Lender’s Revolving Credit Extensions of Credit on such day. Such Commitment Fee shall be due and payable for the preceding period for which such fee has not been paid (x) on the first day of each January, April, July and October and (y) on the date of each reduction of the Revolving Credit Committed Amounts on the amount so reduced and (z) on the Revolving Credit Maturity Date. For purposes hereof, the “Commitment Fee Rate” for each day shall mean the applicable percentage set forth in Annex A based on the Applicable Tier on such day times 1/360.

(b)        The Borrower shall pay to Agent, for the benefit of the Lenders or for its benefit, as the case may be, the fees set forth in the Agent Fee Letter.

2.03.    Making of Loans.  Whenever the Borrower desires that the Lenders make Revolving Credit Loans, the Borrower shall provide Standard Notice to the Agent setting forth the following information:

(a)        The date, which shall be a Business Day, on which such proposed Loans are to be made;

(b)        The aggregate principal amount of such proposed Loans, which shall be the sum of the principal amounts selected pursuant to clause (c) of this Section 2.03, and which shall be an integral multiple of $100,000 for Loans subject to the Base Rate and not less than $1,000,000 or such amount plus an integral multiple of $250,000 in excess thereof for the Funding Segment of the LIBOR Portion;

(c)        The interest rate Option or Options selected in accordance with Section 2.04(a) hereof and the principal amounts selected in accordance with Section 2.04(d) hereof of the Base Rate Portion and each Funding Segment of the LIBOR Portion, as the case may be, of such proposed Loans; and

(d)        With respect to each such Funding Segment of such proposed Loans, the LIBOR Funding Period to apply to such Funding Segment, selected in accordance with Section 2.04(c) hereof.

Standard Notice having been so provided, the Agent shall promptly notify each Lender of the information contained therein and of the amount of such Lender’s Loan. Unless any applicable condition specified in Article V hereof has not been satisfied, on the date specified in such Standard Notice, each Lender shall make the proceeds of its Loan available to the Agent, no later than 2:00 p.m., Pittsburgh time, in funds immediately available at the Agent’s Office. The Agent will make the funds so received available to the Borrower in funds immediately available at the Agent’s Office.

2.04.    Interest Rates.

(a)        Optional Bases of Borrowing.  The unpaid principal amount of the Loans shall bear interest for each day until due on one or more bases selected by the Borrower from among the interest rate Options set forth below. Subject to the provisions of this Agreement, the Borrower may select different Options to apply simultaneously to different Portions of the Loans and may select different Funding Segments to apply simultaneously to different parts of the LIBOR Portion of the Loans. The aggregate number of Funding Segments applicable to the LIBOR Portion of the Loans at any time shall not exceed fifteen.

(i)           Base Rate Option: A rate per annum (computed on the basis of a year of 365/366 days and actual days elapsed) for each day equal to the Base Rate for such day plus the Applicable Margin for such day. The “Base Rate” for any day shall mean the greater of (A) the Prime Rate for such day or (B) 0.50% plus the Federal Funds Effective Rate for such day, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate or the Federal Funds Effective Rate.

(ii)         LIBOR Option: A rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the LIBOR for such day plus the Applicable Margin for such day.

“LIBOR” shall mean, for any LIBOR Rate Loan for any LIBOR Funding Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such LIBOR Funding Period for a term comparable to such LIBOR Funding Period. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two Business Days prior to the commencement of the applicable LIBOR Funding Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the LIBOR Funding Period selected.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.0 - LIBOR Reserve Percentage

“LIBOR Reserve Percentage” for any day shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent (which determination shall be conclusive), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities”) of a member bank in such System. The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the LIBOR Reserve Percentage. The LIBOR Option shall be calculated in accordance with the foregoing whether or not any Lender is actually required to hold reserves in connection with its eurocurrency funding or, if required to hold such reserves, is required to hold reserves at the “LIBOR Reserve Percentage” as herein defined.

The Agent shall give prompt notice to the Borrower and to the Lenders of the LIBOR Rate determined or adjusted in accordance with the definition of the LIBOR Rate, which determination or adjustment shall be conclusive if made in good faith.

(b)       Applicable Margin.  The Applicable Margin for each day shall mean the applicable percentage set forth in Annex A for each interest rate option based on the Applicable Tier on such day, provided that, from the Closing Date through the date on which the Borrower furnishes (or is required by Section 6.01(d) to furnish) its compliance certificate for the fiscal year ending March 31, 2012, (and until the Applicable Tier is recalculated in accordance with the third sentence set forth on Annex A), the Applicable Tier shall be Tier III. The Applicable Margin with respect to Loans which bear interest based on the Base Rate is sometimes referred to herein as the “Applicable Base Rate Margin” and the Applicable Margin with respect to the

Loans which bear interest based on the LIBOR Rate (including the Swingline LIBOR Rate) is sometimes referred to herein as the “Applicable LIBOR Rate Margin.”

(c)        LIBOR Funding Periods.  At any time when the Borrower shall select, convert to or renew the LIBOR Option to apply to any part of the Loans, the Borrower shall specify one or more periods during which the LIBOR Option shall apply, such periods being one, two, three or six months or one year (as available) (“LIBOR Funding Period”); provided, that (i) each LIBOR Funding Period shall begin on a London Business Day, and the term “month”, when used in connection with a LIBOR Funding Period, shall be construed in accordance with prevailing practices in the interbank eurodollar market at the commencement of such LIBOR Funding Period, as determined in good faith by the Agent (which determination shall be conclusive); (ii) the Borrower may not select a LIBOR Funding Period that would end after the Revolving Credit Maturity Date; and (iii) the Borrower shall, in selecting any LIBOR Funding Period, allow for scheduled mandatory payments of the Loans. Any LIBOR Funding Period which would otherwise end on a date which is not a London Business Day shall be extended to the next succeeding London Business Day unless such Business Day falls in the next calendar month, in which case such LIBOR Funding Period shall end on the immediately preceding London Business Day. The Borrower shall not select the LIBOR Option to be applicable to a Portion of the Loans if after giving effect to such selection of the LIBOR Option more than fifteen LIBOR Funding Segments would then be in effect.

(d)        Transactional Amounts.  Every selection of, conversion from, conversion to or renewal of an interest rate Option and every payment or prepayment of any Loans shall be in a principal amount such that after giving effect thereto the aggregate principal amount of (i) the Base Rate Portion shall be for not less than the lesser of $100,000 or the maximum amount available for Loans to which the Basic Rate option applies and (ii) each Funding Segment of the LIBOR Portion of the Loans shall be $1,000,000 or an integral multiple of $250,000 in excess thereof.

(e)        LIBOR Unascertainable; Impracticability.  If

(i)          on any date on which a LIBOR would otherwise be set the Agent (in the case of clauses (A) or (B) below) or any Lender (in the case of clause (C) below) shall have determined in good faith (which determination shall be conclusive) that:

(A)       adequate and reasonable means do not exist for ascertaining such LIBOR,

(B)       a contingency has occurred which materially and adversely affects the interbank eurodollar market, or

(C)       the effective cost to such Lender of funding a proposed Funding Segment of the LIBOR Portion from a Corresponding Source of Funds shall exceed the LIBOR applicable to such Funding Segment, or

(ii)         at any time any Lender shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of any part of the LIBOR Portion has been made impracticable or unlawful by compliance by such

Lender or a Notional LIBOR Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of Law);

then, and in any such event, the Agent or such Lender, as the case may be, may notify the Borrower of such determination (and any Lender giving such notice shall notify the Agent). Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of each of the Lenders to allow the Borrower to select, convert to or renew the LIBOR Option shall be suspended until the Agent or such Lender, as the case may be, shall have later notified the Borrower (and any Lender giving such notice shall notify the Agent) of the Agent’s or such Lender’s determination in good faith (which determination shall be conclusive) that the circumstance giving rise to such previous determination no longer exist.

If any Lender notifies the Borrower of a determination under subsection (ii) of this Section 2.04(e), the LIBOR Portion of the Loans of such Lender (the “Affected Lender”) shall automatically be converted to the Base Rate Option as of the date specified in such notice (and accrued interest thereon shall be due and payable on such date).

If at the time the Agent or a Lender makes a determination under subsection (i) or (ii) of this Section 2.04(e) the Borrower previously has notified the Agent that it wishes to select, convert to or renew the LIBOR Option with respect to any proposed Loans but such Loans have not yet been made, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option instead of the LIBOR Option with respect to such Loans or, in the case of a determination by a Lender, such Loans of such Lender.

2.05.    Conversion or Renewal of Interest Rate Options.

(a)        Conversion or Renewal.  Subject to the provisions of Sections 2.09(c) and 2.10(b) hereof, and if no Event of Default or Potential Default shall have occurred and be continuing or shall exist, the Borrower may convert any part of the Loans from any interest rate Option or Options to one or more different interest rate Options and may renew the LIBOR Option as to any Funding Segment of the LIBOR Portion:

(i)        At any time with respect to conversion from the Base Rate Option; or

(ii)       At the expiration of any LIBOR Funding Period with respect to conversions from or renewals of the LIBOR Option, as to the Funding Segment corresponding to such expiring LIBOR Funding Period.

Whenever the Borrower desires to convert or renew any interest rate Option or Options, the Borrower shall provide to the Agent Standard Notice setting forth the following information:

(A)       The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;

(B)       The principal amounts selected in accordance with Section 2.04(d) hereof of the Base Rate Portion and each Funding Segment of the LIBOR Portion to be converted from or renewed;

(C)       The interest rate Option or Options selected in accordance with Section 2.04(a) hereof and the principal amounts selected in accordance with Section 2.04(d) hereof of the Base Rate Portion and each Funding Segment of the LIBOR Portion to be converted to; and

(D)       With respect to each Funding Segment to be converted to or renewed, the LIBOR Funding Period selected in accordance with Section 2.04(c) hereof to apply to such Funding Segment.

Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the principal amount of the Loans as so converted or renewed. Interest on the principal amount of any part of the Loans converted or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date.

(b)       Failure to Convert or Renew.  Absent due notice from the Borrower of conversion or renewal in the circumstances described in Section 2.05(a)(ii) hereof, any part of the LIBOR Portion for which such notice is not received shall be converted automatically to the Base Rate Option on the last day of the expiring LIBOR Funding Period.

2.06.    Prepayments Generally.

(a)       Whenever the Borrower desires or is required to prepay any part of the Loans, the Borrower shall provide Standard Notice to the Agent setting forth the following information: (i) the date, which shall be a Business Day, on which the proposed prepayment is to be made; (ii) the total principal amount of such prepayment, which shall be the sum of the principal amounts selected pursuant to clause (iii) of this sentence; and (iii) the principal amounts selected in accordance with Section 2.04(d) hereof of the Base Rate Portion and each part of each Funding Segment of the LIBOR Portion to be prepaid. Standard Notice having been so provided, on the date specified in such Standard Notice, the principal amounts of the Base Rate Portion and each part of the LIBOR Portion specified in such notice, together with interest on each such principal amount to such date, shall be due and payable.

(b)       Upon: (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Portion following Borrower’s delivery of a borrowing request or continuation/conversion notice hereunder or (ii) any prepayment of a LIBOR Portion on any day that is not the last day of the relevant LIBOR Funding Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise, and including without limitation such prepayment to a Lender being replaced under Section 2.12(d)), the Borrower shall pay an amount (“LIBOR Rate Breakage Fee”), as calculated in good faith by the Agent (or, in the case of a Lender being replaced under Section 2.12(d), by such Lender), equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Agent, the Lenders or such Lender may sustain as a result of such default or payment.

2.07.    Optional Prepayments.  The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (subject, however, to Section 2.10 hereof):

(a)       At any time with respect to any part of the Base Rate Portion; or

(b)       In accordance with the terms and conditions hereof with respect to LIBOR Portions, including the following. The Borrower shall give the Agent, no later than 12:00 noon, Pittsburgh time, at least three Business Days notice of any proposed prepayment of any Funding Segment of the LIBOR Portions, specifying the proposed date of payment of such Funding Segment and the principal amount to be paid. Each partial prepayment of the principal amount of the LIBOR Portions or a Funding Segment of the LIBOR Portion shall be in the minimum principal amount of $250,000 and integral multiples of $250,000 and accompanied by the payment of all charges outstanding on such LIBOR Portions and of all accrued interest on the principal repaid to the date of payment, together with the LIBOR Rate Breakage Fee. Any such prepayment shall be made in accordance with Section 2.06 hereof.

2.08.    Interest Payment Dates.  Interest on the Base Rate Portion shall be due and payable on the first Business Day of each calendar month. Interest on each Funding Segment of the LIBOR Portion shall be due and payable on the last day of the corresponding LIBOR Funding Period and, if such LIBOR Funding Period is longer than three months, also on the last day of the third month of such LIBOR Funding Period (subject to the rules of Section 2.04(c) and Section 10.01). After maturity of any part of the Loans (by acceleration or otherwise), interest on such part of the Loans shall be due and payable on demand.

2.09.    Pro Rata Treatment; Payments Generally; Interest on Overdue Amounts.

(a)       Pro Rata Treatment.  Each borrowing and conversion and renewal of interest rate Options hereunder shall be made, and all payments made in respect of principal, interest and Commitment Fees due from the Borrower hereunder or under the Notes shall be applied, Pro Rata from and to each Lender, except for payments of interest involving an Affected Lender as provided in Section 2.04(e) hereof, payments to a Lender under Sections 2.10 or 2.11 hereof, payments to any Issuing Bank pursuant to Section 3.02 hereof and as otherwise set forth in this Agreement, including pursuant to Section 2.16. The failure of any Lender to make a Loan shall not relieve any other Lender of its obligation to lend hereunder, but neither the Agent nor any Lender shall be responsible for the failure of any other Lender to make a Loan.

(b)       Payments Generally.  All payments and prepayments to be made by the Borrower in respect of principal, interest, fees, indemnity, expenses or other amounts due from the Borrower hereunder or under any Loan Document shall be payable in Dollars by 12:00 o’clock Noon, Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature. Such payments shall be made to the Agent at its Office in Dollars in funds immediately available at such Office. Any payment or prepayment received by the Agent after 12:00 o’clock Noon, Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day. The Agent shall distribute to the Lenders all such payments received by it from the Borrower as promptly as practicable after receipt by the Agent but in no event later than the next Business Day.

(c)        Default Interest.  To the extent permitted by Law, from and after the date on which an Event of Default shall have occurred hereunder, and so long as such Event of Default continues to exist, principal, interest, fees, indemnity, expenses or any other amounts due from the Borrower hereunder or under any other Loan Document, such amounts shall bear interest for each day (before and after judgment), payable on demand, at a rate per annum (in each case based on a year of 365/366 days and actual days elapsed) which for each day shall be equal to the following:

(i)        In the case of any part of the LIBOR Portion, (A) until the end of the applicable then-current LIBOR Funding Period at a rate per annum two percent (2%) above the rate otherwise applicable to such part, and (B) thereafter in accordance with the following clause (ii); and

(ii)       In the case of any other amount due from the Borrower hereunder or under any Loan Document, two percent (2%) above the then-current Base Rate Option.

To the extent permitted by Law, interest accrued on any amount which has become due hereunder or under any Loan Document shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

2.10.    Increased Costs.

(a)        Increased Costs Generally.  If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or any Issuing Bank;

(ii)       subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)      impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)       Capital Requirements.  If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)       Certificates for Reimbursement.  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)       Delay in Requests.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.11.    Taxes.

(a)       Issuing Bank.  For purposes of this Section 2.11, the term “Lender” includes any Issuing Bank.

(b)       Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)       Payment of Other Taxes by the Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)       Indemnification by the Borrower.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)       Indemnification by the Lenders.  Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.14(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f)       Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, pursuant to this Section 2.11, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)       Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)       Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)       any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(i)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)       executed originals of IRS Form W-8ECI;

(iii)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)      to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h)        Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)        Survival.  Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.12.   Funding; Mitigation Obligations.

(a)       Notional Funding.  Each Lender shall have the right from time to time, prospectively or retrospectively, without notice to the Borrower, to deem any branch, subsidiary or affiliate of such Lender to have made, maintained or funded any part of the LIBOR Portion at any time. Any branch, subsidiary or affiliate so deemed shall be known as a “Notional LIBOR Funding Office.” Such Lender shall deem any part of the LIBOR Portion of the Loans or the funding therefor to have been transferred to a different Notional LIBOR Funding Office if such transfer would avoid or cure an event or condition described in Section 2.04(e)(ii) hereof or would lessen compensation payable by the Borrower under Section 2.10 hereof, and if such Lender determines in its sole discretion that such transfer would be practicable and would not have a Material Adverse Effect on such part of the Loans, such Lender or any Notional LIBOR Funding Office (it being assumed for purposes of such determination that each part of the LIBOR Portion is actually made or maintained by or funded through the corresponding Notional LIBOR Funding Office). Notional LIBOR Funding Offices may be selected by such Lender without regard to such Lender’s actual methods of making, maintaining or funding Loans or any sources of funding actually used by or available to such Lender.

(b)       Actual Funding.  Each Lender shall have the right from time to time to make or maintain any part of the LIBOR Portion by arranging for a branch, subsidiary or affiliate of such Lender to make or maintain such part of the LIBOR Portion. Such Lender shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or affiliate or (ii) request the Borrower to issue one or more substitute promissory notes in the principal amount of such LIBOR Portion, in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to such branch, subsidiary or affiliate and with appropriate changes reflecting that the holder thereof is not obligated to make any additional Revolving Credit Loans to the Borrower. The Borrower agrees to comply promptly with any request under subsection (ii) of this Section 2.12(b). If any Lender causes a branch, subsidiary or affiliate to make or maintain any part of the LIBOR Portion hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the LIBOR Portion and to any note payable to the order of such branch, subsidiary or affiliate to the same extent as if such part of the LIBOR Portion were made or maintained and such note were the Revolving Credit Note payable to such Lender’s order.

(c)       Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(d)       Replacement of Lenders.  If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.12(c), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.14), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)        the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 10.14;

(ii)       such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded Letter of Credit Participation Interest, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.06(b) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts));

(iii)      in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)      such assignment does not conflict with applicable law; and

(v)       in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.13.     Swingline Loans.

(a)        The Swing Line.  Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 5.02 hereof), the Swingline Lender agrees to make loans (each such loan, a “Swingline Loan”) in Dollars, to the Borrower from time to time on any Business Day during the period from the Closing Date to the Revolving Credit Maturity Date in an aggregate amount not to exceed Twenty-five Million Dollars ($25,000,000) outstanding at any time; provided, however, that after giving effect to any Swingline Loan, (i) the aggregate outstanding amount of all Revolving Credit Loans, Swingline Loans and Letter of Credit Obligations shall not exceed the Aggregate Revolving Credit Committed Amounts of all Lenders and (ii) the aggregate outstanding amount of the Revolving Credit Loans of any Lender other than the Swingline Lender, plus such Revolving Lender’s Pro Rata share of the outstanding amount of all Letter of Credit Obligations, plus such Lender’s Pro Rata share of the outstanding amount of all Swingline Loans shall not exceed such Lender’s Revolving Credit Committed Amount. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow, prepay and reborrow under this Section 2.13. To the extent not due and payable earlier, the Swingline Loans shall be due and payable on the Revolving Credit Maturity Date. Each Swingline Loan shall bear interest as set forth in Section 2.14. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Pro Rata share times the amount of such Swingline Loan. The Swingline Loans shall be evidenced by the Swingline Note.

(b)        Borrowing Procedures. If the Borrower desires that the Swingline Lender make a Swingline Loan, the Borrower shall give irrevocable notice to the Swingline Lender, which may be given by telephone. Each such notice must be received by the Swingline Lender not later than 12:00 noon, Pittsburgh time on the requested borrowing date, and shall specify (i) the amount to be borrowed, which may be any amount, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice shall be confirmed promptly by delivery to the Swingline Lender and the Agent of a written confirmation thereof. After receipt by the Swingline Lender of request of a Swingline Loan, the Swingline Lender shall make the proceeds of such Swingline Loan available to the Borrower on the borrowing date specified in such notice at the Swingline Lender’s office by crediting the account of the Borrower on the books of the Swingline Lender in funds immediately available at such office.

(c)        Refinancing of Swingline Loans.

(i)        The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (each of which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), and the Borrower at any time may request, that a Revolving Loan be made in an amount equal to the amount of some or all of the Swingline Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Revolving Credit Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Committed Amounts and to satisfaction of the conditions set forth in Section 5.02. Each Lender shall make an amount equal to its Pro Rata share of the amount specified in the applicable Standard Notice available to the Agent in funds immediately available at the Agent’s Office for the account of the Swingline Lender not later than 2:00 p.m., Pittsburgh time, on the Business Day specified in such notice, whereupon, subject to Section 2.13(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan bearing interest at the Base Rate Option to the Borrower in such amount. The Agent shall remit the funds so received from the Lenders to the Swingline Lender.

(ii)       If for any reason the making of Revolving Loans cannot be requested in accordance with Section 2.13(c)(i) or any Swingline Loan cannot be refinanced by the making of Revolving Loans, the Standard Notice submitted by the Swingline Lender as contemplated by Section 2.13(c)(i) shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the amount of the relevant Swingline Loan and each Revolving Lender’s payment to the Agent for the account of the Swingline Lender pursuant to Section 2.13(c)(i) shall be deemed payment in respect of such risk participation in the amount of such Swingline Loan.

(iii)      If any Lender fails to make available to the Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.13(c) by the time specified in Section 2.13(c)(i), the Swingline Lender shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate for three Business Days and thereafter at a rate per annum equal to the rate applicable to the relevant Swingline Loan. A certificate of the Swingline Lender submitted to any Lender with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)      Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.13(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Potential Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving

Loans pursuant to this Section 2.13(c) is subject to the conditions set forth in Section 5.02. Any such purchase of risk participations by each Lender from the Swingline Lender shall not relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d)        Repayment of Participations.

(i)        At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its ratable share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was outstanding and funded).

(ii)       If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender, each Lender shall pay to the Swingline Lender its Pro Rata share of such amount on demand of the Swingline Lender, plus interest thereon from the date of such demand to the date such amount is returned at a rate per annum equal to the applicable Federal Funds Rate.

(e)         Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Lender funds its Revolving Credit Loan or risk participation pursuant to this Section 2.13, interest in respect of such Lender’s Pro Rata share of the applicable Swingline Loans shall be solely for the account of the Swingline Lender.

2.14.     Interest on and Payment of Swingline Loans; Other Matters.

(a)        Certain Definitions.  As used herein, the following terms have the following meanings:

(i)        “Applicable Swingline Margin” for any day means one-quarter of one percent (0.25%) in excess of the Applicable Base Rate Margin or the Applicable LIBOR Rate Margin, as the case may be, for such day.

(ii)       “Swingline Interest Period” means, initially, the period commencing on the Closing Date (the “Start Date”) and ending on the numerically corresponding date one month later, and thereafter each one month period ending on the day of such month that numerically corresponds to the Start Date. If a Swingline Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the Interest Period will end on the last day of such month.

(iii)      “Swingline Interest Payment Date” means the first Business Day of each month.

(iv)      “Swingline LIBOR Rate” means, relative to any Swingline Interest Period, the offered rate for delivery in two London Business Days of deposits of U.S.

Dollars which the British Bankers’ Association fixes as its LIBOR rate for a period approximately equal to such Swingline Interest Period. If the first day of any Swingline Interest Period is not a day which is both a (x) Business Day and (y) a London Business Day, the Swingline LIBOR Rate shall be determined in reference to the next preceding day which is both a Business Day and a London Business Day. If for any reason the Swingline LIBOR Rate is unavailable and/or the Swingline Lender is unable to determine the Swingline LIBOR Rate for any Swingline Interest Period, the Swingline Loans shall bear interest based on the Base Rate as contemplated by clause (ii) of Section 2.14(b).

(b)       Interest Rates for Swingline Loans.  Except as otherwise provided in this Section 2.14, the Swingline Loans shall bear interest for each day at a rate per annum equal to, at the option of the Borrower, (i) the sum of Swingline LIBOR Rate for the Swingline Interest Period during which such day occurs plus the Applicable Swingline Margin for such day or (ii) the Base Rate for such day plus the Applicable Swingline Margin for such day. Interest on Swingline Loans shall be payable on each Swingline Interest Payment Date. For avoidance of doubt, Section 2.09(c)(ii) shall apply to Swingline Loans. Notwithstanding anything to the contrary in this Agreement, if participations of the Lenders in any Swingline Loan are funded as contemplated by Section 2.13(c), such Swingline Loan shall, as of the date the request for such funding is made by the Swingline Lender, bear interest in accordance with clause (ii) of the first sentence of this Section 2.14(b).

(c)       Payments and Prepayments of Swingline Loans.  The Borrower shall have the right at any time to prepay Swingline Loans without premium or penalty by giving notice to the Swingline Lender and the Agent of such intended prepayment not later than 11:00 a.m. Pittsburgh time on the date of such proposed prepayment. Section 2.09(b) hereof shall apply to payments of Swingline Loans. In addition, the Borrower and the Swingline Lender may from time to time agree to arrangements whereby Swingline Loans are repaid by a “sweep” or similar mechanism.

(d)       Swingline Note.  The obligation of the Borrower to repay the unpaid principal amount of the Swingline Loans made to it by the Swingline Lender and to pay interest thereon shall be evidenced in part by a promissory note of the Borrower, dated the Closing Date (the “Swingline Note”) in substantially the form attached hereto as Exhibit A-1, with the blanks appropriately filled, payable to the order of the Swingline Lender.

(e)       Other Matters with respect to Swingline Loans. References in Article IX of this Agreement to the Issuing Bank shall be deemed to be references to each of the Issuing Banks and the Swingline Lender.

2.15.    Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Agent or any Issuing Bank (with a copy to the Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)       Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the Issuing Banks as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Agent pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)       Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)        Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.16, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

2.16.    Defaulting Lenders.

(a)        Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)         Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)        Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.12 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Participating Interest in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Participating Interest owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Participating Interest owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.

(A)  No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)        Each Defaulting Lender shall be entitled to receive the Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)       With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)        Defaulting Lender Cure.  If the Borrower, the Agent, the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting

Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)        New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.17.    Agent’s Clawback.

(a)        Funding by Lenders; Presumption by Agent.  Unless the Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Loans that such Lender will not make available to the Agent such Lender’s share of such borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(b)        Payments by Borrower; Presumptions by Agent.  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

ARTICLE III

LETTERS OF CREDIT

3.01.    Letters of Credit.

(a)        Outstanding Letters of Credit.  The Agent or one or more Issuing Banks previously issued the irrevocable letters of credit set forth on Schedule 3.01 hereto (the “Outstanding Letters of Credit”) pursuant to the Existing Credit Agreement or other agreements between Citizens and the Borrower. The Borrower, the Lenders, the Agent and the Issuing Banks hereby agree that on the Closing Date, subject to the terms and conditions hereof, the Outstanding Letters of Credit shall be deemed to have been issued hereunder as of the Closing Date.

(b)        General.  Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth and upon the agreements of the Lenders set forth in Sections 3.04 and 3.05 hereof, the Issuing Banks shall issue for the account of the Borrower or any of its Subsidiaries letters of credit (each, as amended, modified or supplemented from time to time, a “Letter of Credit” and collectively the “Letters of Credit”) at any time or from time to time on or after the date hereof.

(c)        Terms of Letters of Credit. The Borrower shall not request any Letter of Credit to be issued, except within the following limitations: (i) no Letter of Credit shall be issued on or after the day which is thirty days before the Revolving Credit Maturity Date, (ii) at the time any Letter of Credit is issued, the aggregate Revolving Credit Extensions of Credit (after giving effect to issuance of the requested Letter of Credit) shall not exceed the sum of the Revolving Credit Committed Amounts of the Lenders at such time, (iii) each Letter of Credit (unless the reimbursement obligation with respect thereto shall be Cash Collateralized under circumstances and in a manner satisfactory to the applicable Issuing Bank in its sole discretion and reasonably satisfactory to the Agent, it being understood that no Issuing Bank has any commitment to issue such a Letter of Credit) shall have an expiration date not later than the earlier to occur of (x) two years from the date of issuance thereof and (y) thirty days before the Revolving Credit Maturity Date, (iv) each Letter of Credit shall be denominated in Dollars or any Other Currency, (v) each Letter of Credit shall be payable only against sight drafts (and not time drafts) and such other certificates and documents as may be required by such Letter of Credit, and (vi) at any time any Letter of Credit is issued, the aggregate Letter of Credit Obligations (after giving effect to issuance of the requested Letter of Credit) shall not exceed the Dollar Equivalent of Twenty-Five Million Dollars ($25,000,000).

(d)        Purposes of Letters of Credit.  Each Letter of Credit shall be satisfactory in form and substance to the Issuing Bank in its reasonable discretion. Letters of Credit may be used by the Borrower or its Subsidiaries for any proper corporate purpose, including providing credit support for any Indebtedness or other direct or indirect financing arrangements of the Borrower or its Subsidiaries as permitted by this Agreement. The provisions of this Section 3.01(d) represent only an obligation of the Borrower to the Issuing Banks and the Lenders; the Issuing Bank shall have no obligation to the Lenders to ascertain the purpose of any Letter of Credit, and the rights and obligations of the Lenders and the Issuing Bank among themselves shall not be impaired or affected by a breach of this Section 3.01(d).

(e)        Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

3.02.    Letter of Credit Fees.

(a)        Letter of Credit Fees.  The Borrower shall pay to the Agent for the account of each Lender with respect to each outstanding Letter of Credit a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable LIBOR Rate Margin set forth in Annex A on the undrawn portion of the stated amount of such Letter of Credit from time to time. The fee shall be payable quarterly in arrears on the last day of each calendar quarter, commencing with the quarter in which the Letter of Credit is issued and on the last day of each calendar quarter ending thereafter while such Letter of Credit is outstanding.

(b)        Facing Fee.  For each Letter of Credit which the Issuing Bank issues pursuant to this Agreement, the Borrower shall pay to the Agent, for the sole account of the Issuing Bank, payable quarterly in arrears, commencing with the quarter in which the Letter of Credit is issued and at the end of each quarter ending thereafter while such Letter of Credit is outstanding, a fee (the “Letter of Credit Facing Fee”) in an amount equal to 0.125% per annum of the stated amount of such Letter of Credit.

(c)        Administrative and Amendment Fees.  The Borrower shall pay to the Agent, for the sole account of the Issuing Bank, such other administrative, maintenance, amendment, drawing, negotiation and other nominal fees as may be customarily charged by the Issuing Bank in accordance with its standard fee schedules from time to time in connection with letters of credit.

3.03.    Procedure for Issuance of Letters of Credit.

(a)        Standby Letters of Credit.  The Borrower shall, concurrently with the execution and delivery of this Agreement, execute and deliver to the Issuing Bank, a Continuing Letter of Credit Agreement in substantially the form attached hereto as Exhibit B, and the Borrower may from time to time request the Issuing Bank to issue a Standby Letter of Credit in accordance with the terms thereof by delivering to the Issuing Bank an application, in such form as may from time to time be reasonably required by the Issuing Bank (the “Standby Letter of Credit Application”), completed to the satisfaction of the Issuing Bank, together with such other certificates, documents and other papers and information as the Issuing Bank may reasonably request.

(b)        Documentary Letters of Credit.  The Borrower may from time to time request, upon at least three Business Days’ notice, the Issuing Bank to issue a Documentary Letter of Credit by delivering to the Issuing Bank an Application and Security Agreement (Documentary Letter of Credit) in substantially the form attached hereto as Exhibit C or the

Issuing Bank’s then current form of application (the “Documentary Letter of Credit Application”), completed to the satisfaction of the Issuing Bank, together with such other certificates, documents and other papers and information as the Issuing Bank may reasonably request. Upon receipt of any Documentary Letter of Credit Application, the Issuing Bank will process such Documentary Letter of Credit Application, and the other certificates, documents and other papers delivered in connection therewith, in accordance with its customary procedures and shall promptly issue such Documentary Letter of Credit (but in no event earlier than two Business Days after receipt by the Issuing Bank of the Documentary Letter of Credit Application relating thereto) by issuing the original of such Documentary Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Borrower and the Agent.

(c)        Notice to Agent.  In connection with Sections 3.03(a) and 3.03(b), the Issuing Bank shall promptly notify the Agent (by telephone or otherwise), and furnish the Agent with the proposed form of Letter of Credit to be issued. The Agent shall determine, as of the close of business on the day before such proposed issuance, whether such proposed Letter of Credit complies with the limitations set forth in Sections 3.01(b) and 3.01(c) hereof. Unless such limitations are not satisfied the Agent shall notify the Issuing Bank (in writing or by telephone promptly confirmed in writing) that the Issuing Bank is authorized to issue such Letter of Credit. If the Issuing Bank issues a Letter of Credit, it shall deliver the original of such Letter of Credit to the beneficiary thereof or as the Borrower shall otherwise direct, and shall promptly notify the Agent thereof and furnish a copy thereof to the Agent.

3.04.    Participating Interests.

(a)        Generally.  Concurrently with the issuance of each Letter of Credit in accordance with the terms of this Article III, the Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Lender, and each other Lender automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from the Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an undivided interest, in a proportion equal to such Lender’s Pro Rata share, in all of the Issuing Bank’s rights and obligations in, to or under such Letter of Credit, the related Letter of Credit Application, the Letter of Credit Reimbursement Obligations, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Lender being referred to herein as a “Letter of Credit Participating Interest”). On the date that any purchasing Lender becomes a party to this Agreement in accordance with Section 10.14 or Section 2.01(e)(ii) hereof, Letter of Credit Participating Interests in any outstanding Letters of Credit held by the Lender from which such purchasing Lender acquired its interest hereunder shall be proportionately reallotted between such purchasing Lender and such transferor Lender (and, to the extent such transferor Lender is an Issuing Bank, the purchasing Lender shall be deemed to have acquired a Letter of Credit Participating Interest from such transferor Lender to such extent).

(b)        Obligations Absolute.  Notwithstanding any other provision hereof, each Lender hereby agrees that its obligation to participate in each Letter of Credit issued in accordance herewith, its obligation to make the payments specified in Section 3.05 hereof, and the right of the Issuing Bank to receive such payments in the manner specified therein, are each absolute, irrevocable and unconditional and shall not be affected by any circumstance whatsoever. The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder.

3.05.    Drawings and Reimbursements.

(a)        Borrower’s Reimbursement Obligation.  The Borrower hereby agrees to reimburse the Issuing Bank, by making payment to the Agent for the account of the Issuing Bank and the Lenders in accordance with Section 2.09(b) hereof on the date of each payment made by the Issuing Bank under any Letter of Credit issued on behalf of the Borrower in an amount equal to the Dollar Equivalent Amount of the amount so paid by the Issuing Bank, without notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. To the extent such payment is not timely made, the Borrower hereby agrees to pay to the Agent, for the account of the Issuing Bank and the Lenders, on demand, interest on any unreimbursed Letter of Credit Reimbursement Obligations for each day from and including the date of such payment by the Issuing Bank until paid (before and after judgment) in accordance with Section 2.09(c) hereof, at the rate per annum set forth in Section 2.09(c)(ii) hereof.

(b)        Payment by Lenders on Account of Unreimbursed Draws.  If the Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor on such payment date in accordance with Section 3.05(a) hereof, the Issuing Bank will promptly notify the Agent thereof (which notice may be by telephone promptly confirmed in writing), and the Agent shall forthwith notify each Lender (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Agent’s close of business on the date such notice is given, each such Lender will pay to the Agent, for the account of the Issuing Bank, in immediately available funds, an amount equal to the Dollar Equivalent Amount of such Lender’s ratable share of the unreimbursed portion of such payment by the Issuing Bank. If and to the extent that any Lender fails to make such payment to the Issuing Bank on such date, such Lender shall pay such amount on demand, together with interest, for the Issuing Bank’s own account, for each day from and including the date of the Issuing Bank’s payment to and including the date of repayment to the Issuing Bank (before and after judgment) at the rate per annum applicable to such Letter of Credit Reimbursement Obligations.

(c)        Distributions to Participants.  If, at any time, after the Issuing Bank has made a Letter of Credit unreimbursed draw and has received from any Lender such Lender’s share of such Letter of Credit unreimbursed draw, and the Issuing Bank receives any payment or makes any application of funds on account of the Letter of Credit Reimbursement Obligation arising from such Letter of Credit unreimbursed draw, the Issuing Bank will pay to the Agent, for the account of such Lender, such Lender’s Pro Rata share of such payment.

(d)        Rescission.  If any payment received by the Issuing Bank, or any application made by the Issuing Bank on account of any Letter of Credit Reimbursement Obligation shall be rescinded or otherwise shall be required to be returned or paid over by the Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or the Issuing Bank believes in good faith that such rescission, return or payment is required, whether or not such matter has been adjudicated), each such Lender will, promptly upon notice from the Agent or the Issuing Bank, pay over to the Agent for the account of the Issuing Bank its ratable share of the amount so rescinded, returned or paid over, together with its ratable share of any interest or penalties payable with respect thereto.

(e)        Equalization.  If any Lender receives any payment or makes any application on account of its Letter of Credit Participating Interest, such Lender shall forthwith pay over to the Issuing Bank, in Dollars and in like kind of funds received or applied by it the amount in excess of such Lender’s Pro Rata share of the amount so received or applied.

3.06.    Obligations Absolute.  The payment obligations of the Borrower under Section 3.05 shall be absolute, irrevocable and unconditional and shall be paid strictly in accordance with the terms of this Agreement under any and all circumstances, including, without limitation, the following circumstances:

(a)        any lack of validity or enforceability of any Letter of Credit or any of the Loan Documents;

(b)        any amendment or waiver of or any consent to departures from all or any of the Loan Documents;

(c)        any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty;

(d)        the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated herein, or any unrelated transaction;

(e)        any statement or any other document presented under any Letter of Credit opened for its account proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(f)         payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except payment resulting solely from the gross negligence or willful misconduct of the Issuing Bank; or

(g)        any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except (i) payment by the Issuing Bank under any Letter of Credit resulting solely from the gross negligence or willful misconduct of the Issuing Bank and (ii) payment by the Issuing Bank after the Revolving Credit Maturity Date under any Letter of Credit the stated expiration date of which was, on the date such Letter of Credit was issued, after the Revolving Credit Maturity Date.

3.07.    Letter of Credit Application.  The representations, warranties and covenants by the Borrower, and the rights and remedies of the Issuing Bank, under any Letter of Credit Application relating to any Letter of Credit are in addition to, and not in limitation or derogation of, representations, warranties and covenants by the Borrower, and rights and remedies of the Issuing Bank and the Lenders, under this Agreement, the Loan Documents, and applicable Law. The Borrower acknowledges and agrees that all rights of the Issuing Bank under any Letter of Credit Application shall inure to the benefit of each Lender to the extent of its Commitment Percentage as fully as if such Lender was a party to such Letter of Credit Application. In the event of any inconsistency between the terms of this Agreement and any Letter of Credit Application and to the extent that any Letter of Credit Application and this Agreement address substantially the same matter, this Agreement shall prevail and the Letter of Credit Application shall, to such extent, be of no effect.

3.08.    Cash Collateral for Letters of Credit.

(a)        Cash Collateral for Letter of Credit Exposure Following Repayment of Revolving Credit Loans or Mandatory Prepayments.  To the extent that this Agreement or any other Loan Document requires a payment or prepayment to be made with respect to the Revolving Credit Loans (whether at maturity, by acceleration or otherwise), such provision shall be construed as follows: (i) if the amount of such payment or prepayment is less than or equal to the amount of the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations at such time, then such payment or prepayment shall be applied to the payment of principal of and interest on the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations (whether or not such payment or prepayment would require the Borrower to pay any amount under Section 2.10(b) hereof); and (ii) if the amount of such payment or prepayment is greater than the amount of outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations at such time, then (A) such payment or prepayment shall be applied to the principal of and interest accrued on the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations (whether or not such payment or prepayment would require the Borrower to pay any amount under Section 2.10(b) hereof) and (B) the Borrower shall immediately pay to the Agent cash or cash equivalents for deposit in the Letter of Credit Collateral Account in an amount equal to the amount by which such payment or prepayment exceeds the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations; provided, however, that the amount required to be paid under clause (B) shall not exceed the aggregate Letter of Credit Exposure at such time minus the balance in the Letter of Credit Collateral Account at such time. To the extent that Section 3.11(a)(iii) of this Agreement requires a mandatory prepayment the Borrower shall immediately pay to the Agent cash or cash equivalents for deposit in the Letter of Credit Collateral Account in an amount equal to the amount by which such mandatory prepayment exceeds the Base Rate Portion of outstanding Revolving Credit Loans.

(b)        Letter of Credit Collateral Account.  The Agent shall maintain in its own name an interest bearing deposit account (the “Letter of Credit Collateral Account”) over which the Agent on behalf of the Lenders shall have sole dominion and control, and the Borrower shall have no right to withdraw or cause the Agent to withdraw any funds deposited therein. The Agent shall deposit into the Letter of Credit Collateral Account such cash or cash equivalents as this Agreement or any Loan Document requires to be paid therein. As security for the payment of all Obligations, the Borrower hereby grants, conveys, assigns, pledges and transfers to the Agent, and creates in the Agent’s favor for the benefit of the Lenders a continuing Lien on and security interest in, the Letter of Credit Collateral Account, all amounts from time to time on deposit therein, all proceeds of the conversion, voluntary or involuntary, thereof into cash, instruments, securities or other property, and all other proceeds thereof. The Borrower hereby represents, warrants, covenants and agrees that such Lien shall at all times be valid, perfected and of first priority, subject to no other Lien whatsoever, and the Borrower shall take or cause to be taken such actions and execute and deliver such instruments and documents as may be necessary or, in the Agent’s judgment, desirable to perfect or protect such Lien. The Borrower shall not create or suffer to exist any Lien on any amounts or investment held in the Letter of Credit Collateral Account other than the Lien in favor of the Agent granted under this Section 3.08(b).

(c)        Application of Funds.  Subject to the provisions of Section 8.02(c) hereof, the Agent shall apply funds in the Letter of Credit Collateral Account: (i) on account of principal of and interest on the Letter of Credit Reimbursement Obligations as and when the same become due and payable if and to the extent that the Borrower fails directly to pay the same, and (ii) if no Letter of Credit Reimbursement Obligations are due and payable and the balance of the Letter of Credit Collateral Account exceeds the aggregate Letter of Credit Exposure, the excess shall be applied on account of the other Obligations secured hereby. If all such Obligations have been paid in full, all Revolving Credit Commitments terminated and all Letters of Credit have expired, promptly following demand by the Borrower, the Agent shall release to the Borrower all remaining funds in the Letter of Credit Collateral Account. If an Event of Default shall have occurred and be continuing, interest earned on funds in the Letter of Credit Collateral Account shall be held by the Agent as part of Letter of Credit Collateral Account and may be applied by the Agent as set forth herein.

3.09.    Additional Provisions Regarding Letters of Credit.  The Borrower hereby indemnifies and holds each of the Issuing Banks harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever (including reasonable attorneys’ fees) which any of the Issuing Banks may incur (or which may be claimed against any of the Issuing Banks by any entity or entities whatsoever) by reason of or in connection with the execution and delivery or use or transfer of, or payment of, or failure to pay under, any Letter of Credit, except for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by any of the Issuing Banks’ deliberate breach of the terms of a Letter of Credit or the gross negligence or willful misconduct of any of the Issuing Banks in determining whether a statement or draft presented under a Letter of Credit complied with the terms of the Letter of Credit.

Neither the Issuing Banks nor any of their officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or for any acts or omissions of the beneficiary or any transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by any of the Issuing Banks against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to a Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under a Letter of Credit, except only that the Borrower shall have a claim against an Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the

Borrower which were caused by such Issuing Bank’s gross negligence, misfeasance or willful misconduct in connection with the matters referred to in clauses (b) through (d) above.

3.10.    Certain Provisions Relating To the Issuing Banks.

(a)        General.  The Issuing Banks shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Issuing Banks shall be read into this Agreement or any Loan Document or shall otherwise exist. The duties and responsibilities of the Issuing Banks under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Issuing Banks shall not have a fiduciary relationship in respect of any Lender or any other Person. The Issuing Banks shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct. The Issuing Banks shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) the existence of any Event of Default or Potential Default. The Issuing Banks shall not be under any obligation, either initially or on a continuing basis, to provide the Agent or any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished.

(b)        Administration.  The Issuing Banks may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Issuing Banks shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. The Issuing Banks may consult with legal counsel (including, without limitation, in-house counsel for the Issuing Banks or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Issuing Banks shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts.

(c)        Indemnification of Issuing Bank by Lenders.  Each Lender hereby agrees to reimburse and indemnify each Issuing Bank, in its capacity as such, and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Letter of Credit, provided that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.

(d)        Certain Standby Letters of Credit.  Each Issuing Bank agrees, with respect to Letters of Credit issued on behalf of the Borrower to a bond trustee or other party as credit and/or liquidity support in connection with any industrial revenue bond or similar instrument, that it will not exercise any remedies available to it under any indenture, pledge agreement or other agreement executed and delivered in connection with the issuance of such bonds or other instruments, including without limitation any instruction to accelerate the payment of principal of and interest on such bonds or other instruments, without the prior written consent of the Agent and the Required Lenders.

3.11.    Multicurrency Payments.

(a)        Dollar Equivalent Amounts.

(i)        Calculation of Dollar Equivalent Amounts.  For the purpose of determining Revolving Credit Exposure generally and for the purpose of determining the Dollar Equivalent Amount, upon each making and upon each payment of a Letter of Credit denominated in an Other Currency, the Agent shall calculate the Dollar Equivalent Amount of such Letter of Credit as of such date, as the case may be, and shall provide written confirmation to the Lenders, the Issuing Banks and the Borrower.

(ii)       Recalculation of Dollar Equivalent Amounts.  In determining the Dollar Equivalent Amount of the aggregate Revolving Credit Exposure of the Lenders, the Agent may use the respective Dollar Equivalent Amounts for the Letters of Credit pursuant to paragraph (i) of this subsection (a), unless such Dollar Equivalent Amount so calculated exceeds 90% of the aggregate of all Revolving Credit Committed Amounts, in which case the Agent shall recalculate the Dollar Equivalent Amount of the Letters of Credit outstanding no less frequently than once each week. The Agent may recalculate the Dollar Equivalent Amounts of each of the Letters of Credit as frequently as it determines to do so in its discretion, provided, that such recalculation shall be made for all of the Letters of Credit no less frequently than once each week during any period when the aggregate Dollar Equivalent Amount of the aggregate Revolving Credit Exposure of the Lenders exceeds 90% of the aggregate of all Revolving Credit Committed Amounts.

(iii)      Mandatory Prepayment.  If the Dollar Equivalent Amount of the aggregate Revolving Credit Exposure of the Lenders exceeds the Revolving Credit Commitment Amount at any time (such excess amount, calculated at any time and from time to time, being referred to herein as the “Exchange Rate L/C Excess Amount”), then the Borrower shall (A) immediately prepay the principal amount of the Base Rate Portion of Revolving Credit Loans then outstanding, if any, and (B) deposit into the Letter of Credit Collateral Account, an amount equal to the Exchange Rate L/C Excess Amount minus the amount of the Base Rate Portion of Revolving Credit Loans prepaid pursuant to clause (A) hereof, so as to reduce the Dollar Equivalent Amount of the aggregate Revolving Credit Exposures of the Lenders to an amount not exceeding the Revolving Credit Commitment Amount as such time. The amount of such prepayment deposited into the Letter of Credit Collateral Account pursuant to clause (A) of this Section 3.11(a)(iii) shall be applied to Revolving Credit Loans at the end of the LIBOR Funding Period then in effect.

(b)        Indemnity.  Notwithstanding anything herein to the contrary, the full risk of currency fluctuations shall be borne by the Borrower and the Borrower agrees to indemnify and hold harmless each of the Lenders from and against any loss resulting from any draw under any Letter of Credit denominated in any Other Currency and for which the Issuing Bank in not reimbursed on the day of such drawing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Loan Parties hereby represent and warrant to the Agent and each Lender as follows:

4.01.    Corporate Status.  Each Loan Party and each of its Subsidiaries is a corporation, limited liability company or limited partnership duly organized and validly existing and, except as noted in Schedule 4.01, in good standing under the Laws of its jurisdiction of organization. Each Loan Party and each of its Subsidiaries has corporate or other organizational power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage. Except to the extent that failure to do so would not have a Material Adverse Effect, each Loan Party and each of its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary or advisable. Schedule 4.01 hereof states as of the date of this Agreement the jurisdiction of formation and type of organization of each Loan Party and each of its Subsidiaries.

4.02.    Corporate Power and Authorization.  Each Loan Party has corporate or other organizational power and authority to execute, deliver, perform, and take all actions contemplated hereby and by each other Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

4.03.    Execution and Binding Effect.  This Agreement and each other Loan Document to which any Loan Party is a party and which is required to be delivered on or before the Closing Date pursuant to Section 5.01 hereof has been duly and validly executed and delivered by each Loan Party which is a party hereto or thereto, as the case may be. This Agreement and each such other Loan Document to which such Loan Party is a party constitutes, and each other Loan Document when executed and delivered by the applicable Loan Party will constitute a legal, valid and binding obligation of each Loan Party which is a party hereto or thereto, as the case may be, enforceable against such Loan Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar Laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

4.04.     Governmental Approvals and Filings.  Except for the filing of this Agreement with the SEC, no approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, “Governmental Action”) is or will be necessary or advisable in connection with execution and delivery of any Loan Document by any Loan Party, consummation by any Loan Party of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by any Loan Party or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

4.05.     Absence of Conflicts.  Neither the execution and delivery of any Loan Document by any Loan Party, nor consummation by any Loan Party of the transactions herein or therein contemplated, nor performance of or compliance with the terms and conditions hereof or thereof by any Loan Party does or will

(a)        violate or conflict with any Law, or

(b)        except as set forth on Schedule 4.05, violate, conflict with or result in a breach of any term or condition of, or constitute a default under, or result in (or give rise to any right, contingent or otherwise, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or otherwise, to create or impose) any Lien upon any property of any Loan Party pursuant to, or otherwise result in (or give rise to any right, contingent or otherwise, of any Person to cause) any change in any right, power, privilege, duty or obligation of any Loan Party under or in connection with (other than any such event which could not reasonably be expected to have a Material Adverse Effect),

(i)        the certificate of incorporation or by-laws (or other constituent documents) of any Loan Party,

(ii)       any material agreement or instrument creating, evidencing or securing any Indebtedness or Guaranty Equivalent to which any Loan Party is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound, or

(iii)      any other material agreement or instrument to which any Loan Party is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound.

4.06.     Financial Statements; Projections.    (a)  The Loan Parties have heretofore furnished to each Lender (i) the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of March 31, 2011, and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for the fiscal year then ended, as examined and reported on by BDO USA, LLP, independent registered public accounting firm for the Borrower, who delivered an unqualified report in respect thereof and (ii) the interim, unaudited financial statements contained in the Borrower’s quarterly report on Form 10-Q for the quarter ended December 31, 2011. Such financial statements (including the notes thereto and subject to normal year-end audit adjustments with respect to quarterly financial statements) present fairly the financial condition of the Borrower and its consolidated Subsidiaries as of the respective dates thereof and the results of their operations and their cash flows for the respective periods then ended, all in conformity with GAAP.

(b)       The Loan Parties have delivered to the Lenders projections (the “Projections”) covering the fiscal years ending March 31, 2012 through 2016 of the Loan Parties, which are included in the Information Memorandum delivered to the Lenders dated as of February, 2012. The Projections were internally prepared by the Loan Parties on a consolidated and consolidating basis and represent the best available good faith estimate of the Loan Parties, as of the time that the Projections were prepared, regarding the course of the business of the Loan Parties for the periods covered by the Projections. The Projections are not a guaranty of future performance, and the Loan Parties make no representation or warranty with respect to such performance as actual results may differ from the Projections.

4.07.    Absence of Undisclosed Liabilities.  As of the date of this Agreement, no Loan Party has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise, whether or not due), material forward or long-term commitments or material unrealized or anticipated losses from unfavorable commitments, except as disclosed in the financial statements referred to in Section 4.06 hereof and the notes thereto or the Borrower’s quarterly report on Form 10-Q for the quarter ended December 31, 2011 or as described on Schedule 4.07 to this Agreement.

4.08.    Absence of Material Adverse Changes.  Since March 31, 2011, there has been no material adverse change in the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, except as disclosed in the financial statements referred to in Section 4.06 hereof or as disclosed in the Borrower’s annual report on Form 10-K filed for the fiscal year ended March 31, 2011.

4.09.    Regulatory Status.  No Loan Party is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) a “public utility” within the meaning of the Federal Power Act, as amended.

4.10.    Margin Regulations.  Except for the repurchase of Borrower’s stock by Borrower, no part of the proceeds of any Revolving Credit Loan hereunder will be used for the purpose of buying or carrying any “margin stock,” as such term is used in Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, or to extend credit to others for the purpose of buying or carrying any “margin stock.” No Loan Party nor any Subsidiary thereof is engaged in the business of extending credit to others for the purpose of buying or carrying “margin stock.” No Loan Party nor any Subsidiary thereof holds or intends to hold “margin stock” in such amounts that more than 25% of the reasonable value of its assets are represented by “margin stock.” Neither the making of any Loan nor any use of proceeds of any such Loan will violate or conflict with the provisions of Regulation T, U or X of the Board of

Governors of the Federal Reserve System, as amended from time to time.

4.11.    Subsidiaries.  Schedule 4.11 hereof states as of the date of this Agreement the authorized capitalization of each Domestic Subsidiary of the Borrower, the number of shares of each class of capital stock issued and outstanding of each such Subsidiary, and the number and percentage of outstanding shares of each such class of capital stock owned by each Loan Party and by each such Subsidiary thereof.

4.12.    Subsidiary Shares.  The outstanding shares of each Subsidiary of each Loan Party have been duly authorized and validly issued and are fully paid and nonassessable. Each Loan Party and each Subsidiary thereof owns beneficially and of record and has good title to all of the shares it is listed as owning in such Schedule 4.11, free and clear of any Lien, other than Liens permitted by Section 7.05.

4.13.    Partnerships, etc.  As of the date of this Agreement, no Loan Party is a partner (general or limited) of any partnership, is a party to any joint venture or owns (beneficially or of record) any equity or similar interest in any Person (including but not limited to any interest pursuant to which such Loan Party has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person), except for (x) capital stock of Subsidiaries referred to in Section 4.11 hereof, (y) equity investments permitted under Section 7.08 hereof and (z) the capital stock of the non-Domestic Subsidiaries set forth on Schedule 4.01, all of such capital stock issued by such non-Domestic Subsidiaries is 100% owned, directly or indirectly, by the Borrower (except for shares issued to nominees in order to comply with applicable laws that require more than one shareholder or that require a company to have a shareholder resident in the jurisdiction of incorporation).

4.14.    Litigation.  There is no pending or (to a Loan Party’s knowledge after due inquiry) threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting any Loan Party, except for (a) matters that if adversely decided, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (b) the matters set forth on Schedule 4.14 hereof.

4.15.    Absence of Events of Default.  No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.

4.16.    Absence of Other Conflicts.  Except for matters which, individually or in the aggregate, could not have a Material Adverse Effect, no Loan Party is in violation of or conflict with, or is subject to any contingent liability on account of any violation of or conflict with:

(a)       any Law,

(b)       its certificate of incorporation or by-laws (or other constituent documents), or

(c)       any agreement or instrument to which it is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound.

4.17.    Insurance.  Except for matters that, individually or in the aggregate could not have a Material Adverse Effect, each Loan Party maintains with financially sound and reputable insurers insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated.

4.18.    Title to Property.  Except for matters that, individually or in the aggregate could not have a Material Adverse Effect, each Loan Party has good and marketable title in fee simple to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, including but not limited to all property reflected in the most recent audited balance sheet referred to in Section 4.06 hereof or submitted pursuant to Section 6.01(a) hereof (except as sold or otherwise disposed of in the ordinary course of business, or as otherwise permitted pursuant to Section 7.12, after the date of such balance sheet), in each case free and clear of all Liens, except for Liens permitted by Section 7.05.

4.19.    Intellectual Property.   Except for matters that, individually or in the aggregate could not have a Material Adverse Effect, each Loan Party owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or otherwise), copyrights, technology (including but not limited to computer programs and software), processes, data bases and other rights, free from burdensome restrictions, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without material conflict with the rights of others.

4.20.    Taxes.  Except for matters that, individually or in the aggregate could not have a Material Adverse Effect or are described on Schedule 4.20, all tax and information returns required to be filed by or on behalf of any Loan Party have been properly prepared, executed and filed. Except for matters which, individually or in the aggregate, could not have a Material Adverse Effect, all taxes, assessments, fees and other governmental charges upon any Loan Party or upon any of their respective properties, incomes, sales or franchises which are due and payable have been paid.

4.21.    Employee Benefits.  No unpaid minimum required contribution (as defined in section 302 of ERISA and section 4971 of the Code), whether or not waived, exists with respect to any Plan. No liability to the PBGC has been or is expected by a Loan Party or any Controlled Group Member to be incurred with respect to any Plan by a Loan Party, or any Controlled Group Member which does or could reasonably be expected to have a Material Adverse Effect. To the knowledge of any Loan Party, the execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. There has been no material deterioration in any Plan’s funding status since the date of the most recent Annual Report for such Plan which could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.21 of this Agreement or for matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any liability (contingent or otherwise) for, or in connection with, and none of their respective properties is subject to a Lien in connection with, any Pension-Related Event. Except to the extent required under section 4980B of the Code or comparable state law, no Loan Party has any liability (contingent or otherwise) for, or in connection with, any Postretirement Benefits which could reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, the PBGC premiums and contributions required to meet the minimum funding requirements of ERISA and the Code for all Plans have not exceeded $6,000,000 on an annual basis for any of the past three years. As of March 31, 2011, in accordance with GAAP, the amount of the unfunded liability of the Loan Parties under the Plans required to be recognized by Borrower on its consolidated balance sheet as of such date was not greater than $12,000,000.

4.22.    Environmental Matters.

(a)        Each Loan Party is and has been in full compliance with all applicable Environmental Laws, except for matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There are no circumstances that may prevent or interfere with such full compliance in the future.

(b)        Each Loan Party has all Environmental Approvals necessary for the ownership and operation of their respective properties, facilities and businesses as presently owned and operated and as presently proposed to be owned and operated, except for such Environmental Approvals the absence of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c)        There is no Environmental Claim pending or to the knowledge of any Loan Party after due inquiry threatened, and, to the knowledge of any Loan Party, there are no past or present acts, omissions, events or circumstances that could form the basis of any reasonable Environmental Claim, against any Loan Party, except for matters which, if adversely decided, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)        Except as set forth on Schedule 4.22(d), no facility or property now owned, operated or leased by, nor to the knowledge of any Loan Party any facility or property previously owned, operated or leased by, such Loan Party is an Environmental Cleanup Site. To the knowledge of any Loan Party, no Loan Party has directly transported or directly arranged for the transportation of any Environmental Concern Materials to any Environmental Cleanup Site. No Lien exists, and, to the knowledge of any Loan Party, no condition exists which could result in the filing of a Lien, against any property of any Loan Party under any Environmental Law.

4.23.    Permits and Other Operating Rights.  Each Loan Party has all such valid and sufficient certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, regional, municipal or other governmental bodies having jurisdiction over such Person or any of its respective properties, as are necessary for the ownership, operation and maintenance of its businesses and properties, subject to exceptions and deficiencies which do not materially affect the business and operations of such Person or any material part thereof, and such certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over such Person or any of its properties are free from burdensome restrictions or conditions of an unusual character or restrictions or conditions materially adverse to the business or operations of such Person, and none of such Persons is in violation of any thereof in any material respect.

4.24.    Solvency.  After the making of the Loans, Borrower and its Subsidiaries, on a consolidated basis, will be Solvent.

4.25.    Anti-Terrorism Laws.

(a)        General.  None of the Loan Parties nor, to the knowledge of any Loan Party, any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)        Executive Order No. 13224.  None of the Loan Parties nor, to the knowledge of any Loan Party, any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)        a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)       a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)      a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)      a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)       a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)      a Person or entity who is affiliated or associated with a Person or entity listed above.

No Loan Party nor, to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

ARTICLE V

CONDITIONS OF LENDING

5.01.    Conditions to Making Initial Loans and Issuance of Initial Letter of Credit.  The obligation of each Lender to make the initial Loans on the Closing Date and the obligation of the Issuing Banks to issue Letters of Credit on the Closing Date are subject to the satisfaction, immediately prior to or concurrently with the making of such Loan or the issuance of such Letters of Credit, of the following conditions precedent, in addition to the conditions precedent set forth in Section 5.02 hereof.

(a)       Agreement; Notes.  The Agent shall have received an executed counterpart of this Agreement for each Lender, duly executed by each Loan Party, and an executed Revolving Credit Note for each Lender, conforming to the requirements hereof, duly executed on behalf of the Borrower.

(b)       Corporate Proceedings.  The Agent shall have received certificates by the Secretary or Assistant Secretary of each Loan Party dated as of the Closing Date as to (i) the completeness of the Certificate of Incorporation or By-laws or other organizational documents of each Loan Party in effect on the Closing Date, a copy of each such document being attached thereto, (ii) true copies of all corporate or other organizational action taken by each Loan Party relative to this Agreement and the other Loan Documents and (iii) the incumbency and signature of the respective officers of each Loan Party executing this Agreement and the other Loan Documents to which such Loan Party is a party, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Agent shall have received, with a photocopy for each Lender, certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated not more than thirty days before the Closing Date showing the good standing of the Borrower and the Guarantors in their respective states of organization.

(c)       Legal Opinion of Counsel to the Loan Parties.  The Agent shall have received an opinion addressed to the Agent and each Lender, dated the Closing Date, of counsel to each of the Loan Parties as to such matters as may be requested by the Agent and in form and substance satisfactory to the Agent and the Lenders.

(d)       Fees, Expenses, etc.  The Borrower shall have paid all out-of-pocket costs and expenses incurred by the Agent in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and in connection with the transactions contemplated hereby and thereby, including without limitation reasonable attorney’s fees and costs and lien search fees.

(e)       No Default.  On the Closing Date, no Potential Default or Event of Default shall have occurred or be continuing.

(f)        Representations and Warranties.  On the Closing Date, all representations and warranties of the Borrower contained herein or otherwise made in writing in connection herewith shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except with respect to representations and warranties which specifically refer to an earlier date, which shall be true and correct in all material respects as of such earlier date).

(g)        Financial Statements.  The Agent shall have received, with a counterpart for each Lender, copies of the consolidated financial statements referred to in Section 4.06 hereof.

(h)        Material Adverse Effect.  There shall not have occurred since March 31, 2011, any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect except (i) as disclosed in the financial statements referred to in Section 4.06 hereof or (ii) as disclosed in the Borrower’s annual report on Form 10-K filed for the fiscal year ended March 31, 2011.

(i)        No Litigation.  No actions, suits, arbitration proceedings or other proceedings shall be pending or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties, or any properties or rights of the Loan Parties which, if determined adversely to the Loan Parties, would have a Material Adverse Effect (with respect to Borrower and its Subsidiaries taken as a whole in the case of a Material Adverse Effect contemplated by clause (a) of the definition of such term), or which seeks to challenge or prevent or declare illegal the transactions contemplated by this Agreement or any of the Loan Documents.

(j)        Additional Matters.  The Agent shall have received such other certificates, opinions, documents and instruments as may be requested by any Lender. No corporate or other proceedings, and no document, instrument or other matter in connection with the transactions contemplated by this Agreement and the other Loan Documents, shall fail to be satisfactory in form and substance to the Agent or any Lender. The Agent and each Lender shall have received all such counterpart originals or certified or other copies of such documents as the Agent or any Lender shall reasonably request.

(k)       Guaranty.  The Agent shall have received a Guaranty and Suretyship Agreement in substantially the form of Exhibit D hereto (the “Subsidiary Guaranty”), duly executed by each Domestic Subsidiary.

5.02.    Conditions to All Loans.    The obligation of each Lender to make any Loan (including the initial Loans) and the obligation of the Issuing Banks to issue any Letter of Credit (including the initial Letters of Credit issued on or after the Closing Date) are subject to performance by each of the Loan Parties of their respective obligations to be performed hereunder or under the other Loan Documents on or before the date of such Loan or the issuance of such Letter of Credit, satisfaction of the conditions precedent set forth herein and in the other Loan Documents and to satisfaction of the following further conditions precedent:

(a)        Notice.  Appropriate notice of such Loan or Letter of Credit shall have been given by the Borrower as provided in Article II hereof or Article III hereof, as the case may be.

(b)       Representations and Warranties.  Each of the representations and warranties made by each Loan Party herein and in each other Loan Document shall be true and correct in all material respects on and as of such date as if made on and as of such date (except with respect to representations and warranties which specifically refer to an earlier date, which shall be true and correct in all material respects as of such earlier date), both before and after giving effect to the Loans requested to be made or the Letters of Credit requested to be issued on such date.

(c)        No Defaults.  No Event of Default or Potential Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made or the Letters of Credit requested to be issued on such date.

(d)        No Violations of Law, etc.  Neither the making nor use of the Loans nor the issuance of the Letters of Credit shall cause any Lender to violate or conflict with any Law.

Each request by the Borrower for any Loan (including the initial Loans) or Letter of Credit shall constitute a representation and warranty by the Loan Parties that the conditions set forth in this Section 5.02 have been satisfied as of the date of such request. Failure of the Agent to receive notice from any Loan Party to the contrary before such Loan is made or such Letter of Credit is issued shall constitute a further representation and warranty by the Loan Parties that the conditions referred to in this Section 5.02 have been satisfied as of the date such Loan is made or such Letter of Credit is issued.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Loan or Letter of Credit is outstanding, any Obligations are outstanding, the Issuing Banks have any obligation to issue, or the Lenders have any obligation to participate in, Letters of Credit, or the Lenders have any obligation to make any Loan, the Loan Parties hereby covenant to the Agent and each Lender as follows:

6.01.    Basic Reporting Requirements.

(a)        Annual Audit Reports.  As soon as practicable, and in any event not later than the earlier to occur of the date after the close of each fiscal year of the Borrower by which the Borrower is required to file its annual report on Form 10-K with the SEC (which on the Closing Date is sixty days after the close of such fiscal year) or the ninetieth day after such close of such fiscal year, the Loan Parties shall furnish to the Agent, with a copy for each Lender consolidated statements of income, cash flows and changes in stockholders’ equity of the Borrower and its consolidated Subsidiaries for such fiscal year and a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year. Such financial statements shall be accompanied by an opinion of an independent registered public accounting firm of recognized national standing selected by the Borrower and reasonably satisfactory to the Agent. Such opinion shall be free of exceptions or qualifications not acceptable to the Agent and in any event shall be free of any exception or qualification which is of “going concern” or like nature or which relates to a limited scope of examination. Such opinion in any event shall contain a written statement of such accountants substantially to the effect that (i) such accountants examined such financial statements in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and (ii) in the opinion of such accountants such financial statements present fairly the financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the results of their operations and their cash flows and changes in stockholders’ equity for such fiscal year, in conformity with GAAP.

(b)        Quarterly Consolidated Reports.  As soon as practicable, and in any event not later than the earlier to occur of the date after the close of each of the first three fiscal quarters of each fiscal year of the Borrower by which the Borrower is required to file its quarterly report on Form 10-Q with the SEC (which on the Closing Date is forty days after the close of such fiscal quarter) or the forty-fifth day after the close of such fiscal quarter, the Loan Parties shall furnish to the Agent, with a copy for each Lender unaudited consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter and an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the consolidated balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end). Such financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly the financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter and the results of their operations and their cash flows and changes in stockholders’ equity for such fiscal year, in conformity with GAAP, subject to normal and recurring year-end audit adjustments.

(c)        Consolidating Segment Reports.  As soon as practicable, and in any event within five Business Days after the end of the respective time period provided for in subsections (a) and (b) of this Section 6.01, the Loan Parties shall furnish to the Agent, with a copy for each Lender unaudited consolidating statements of income of the Borrower and its Subsidiaries for each reporting segment consistent with the Borrower’s SEC filings for such fiscal quarter or fiscal year, as the case may be, and unaudited consolidating balance sheets of the Borrower and its Subsidiaries for each reporting segment consistent with the Borrower’s SEC filings as of the close of such fiscal quarter or fiscal year, as the case may be, all in reasonable detail. Such statements shall be certified by a Responsible Officer of the Borrower as presenting fairly the financial position of such segments of the Borrower and its Subsidiaries as of the end of such fiscal quarter or fiscal year, as the case may be, and the results of their operations for such fiscal quarter or fiscal year, as the case may be, in conformity with GAAP (exclusive of principles of consolidation), subject (in the case of quarterly reports) to normal and recurring year-end audit adjustments.

(d)        Quarterly Compliance Certificates.  The Loan Parties shall deliver to the Agent, with a copy for each Lender a Quarterly Compliance Certificate in substantially the form set forth as Exhibit E, duly completed and signed by a Responsible Officer of the Borrower not later than five Business Days after the delivery of the financial statements referred to in subsections (a) and (b) of this Section 6.01. The Quarterly Compliance Certificate will state, among other reasonable items: (i) that as of the date thereof no Event of Default or Potential Default has occurred and is continuing or exists, or if an Event of Default or Potential Default has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action with respect thereto taken or contemplated to be taken by the Loan Parties and (ii) in reasonable detail the information and calculations necessary to establish compliance with the provisions of Sections 7.02 and 7.03 hereof and (iii) in reasonable detail the information and calculations necessary to determine the Applicable Tier. The Loan Parties shall include in each Quarterly Compliance Certificate furnished under this Section 6.01(d) the aggregate amount of Joint Venture Investments as of the last day of the relevant fiscal quarter, calculated in accordance, and showing compliance, with Section 7.08(c).

If the Borrower is required to file annual and quarterly reports pursuant to applicable SEC rules and regulations, the Borrower has filed with the SEC the relevant annual or quarterly report referenced in such Quarterly Compliance Certificate and such report is publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system, or any similar successor system (“EDGAR”), then the Borrower shall not be required to furnish a hard copy of such annual or quarterly report to the Agent and the Lenders. The Agent and the Lenders are hereby authorized to access the EDGAR system for purposes of retrieving the financial information so filed.

If the Borrower does not intend to file its annual and quarterly reports with the SEC in electronic form using EDGAR, the Borrower shall notify the Agent and the Lenders in the manner prescribed herein of each such annual and quarterly filing. Neither the Agent nor any Lender shall have any duty to search for or obtain any electronic or other filings that the Borrower makes with the SEC, regardless of whether such filings are periodic, supplemental or otherwise.

The Agent’s and the Lenders’ receipt of such reports, information and documents shall not constitute notice to it of the content thereof or any matter determinable from the content thereof, including the Borrower’s compliance with any of the covenants hereunder, as to which the Agent and the Lenders are entitled to rely upon Quarterly Compliance Certificates.

(e)        Acquisition Disclosure Certificate.  The Loan Parties shall, within five Business Days after the consummation of any Acquisition permitted by Section 7.11, deliver to the Agent, with a copy for each Lender, a certificate in the form of Exhibit I hereto disclosing all information regarding each Person acquired in such Acquisition contained in such Exhibit I. The Loan Parties shall include in each Quarterly Compliance Certificate furnished under Section 6.01(d) the aggregate amount of Joint Venture Investments as of the last day of the relevant fiscal quarter, calculated in accordance, and showing compliance, with Section 7.08(c).

(f)        Projections.  As soon as practicable and in any event within seventy-five days after the close of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy for each Lender, a certificate signed by a Responsible Officer on behalf of the Borrower containing a consolidated projection of the revenues, expenditures (capital or otherwise) and results of operations and cash position of the Borrower and each Subsidiary of the Borrower as of the end of each month, and the amounts and ratios described in Section 7.02 and 7.03 hereof as of the end of each fiscal quarter, in each case in the forthcoming fiscal year, together with a statement of the assumptions and estimates upon which such projections are based. Such projections, estimates and assumptions, as of the date of preparation thereof, shall be reasonable, made in good faith, shall be consistent with the Loan Documents, and shall represent the Borrower’s best judgment as to such matters.

(g)        Certain Other Reports and Information.  Promptly upon their becoming available to a Loan Party, such Loan Party shall deliver to the Agent, with a copy for each Lender a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which such Loan Party shall file with the SEC (or any successor thereto) or any securities exchange, (ii) all reports, proxy statements, financial statements and other information distributed by such Loan Party to its stockholders, bondholders or the financial community generally, and (iii) all accountants’ management letters pertaining to, all other reports submitted by accountants in connection with any audit of, and all other reports from outside accountants with respect to, such Loan Party or any of its Subsidiaries.

(h)        Further Information.  Each Loan Party shall promptly furnish to the Agent, with a copy for each Lender such other information and in such form as the Agent or any Lender may reasonably request from time to time.

(i)         Notice of Certain Events.  Promptly after a Responsible Officer’s knowledge of any of the following, a Loan Party shall give the Agent notice thereof with a copy for each Lender, together with a written statement of a Responsible Officer of such Loan Party setting forth the details thereof and any action with respect thereto taken or proposed to be taken by such Loan Party:

(i)        Any Event of Default or Potential Default;

(ii)       Any change in the business, operations or condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, which could reasonably be expected to have a Material Adverse Effect;

(iii)      Any pending or, to the actual knowledge of an officer of the Borrower, threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting such Loan Party, except for matters that if adversely decided, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(iv)      Any Pension-Related Event that could reasonably be expected to have a Material Adverse Effect, and such notice shall be accompanied by (A) a copy of any notice, request, return, petition or other document received by such Loan Party or any Controlled Group Member from any Person, or which has been or is to be filed with or provided to any Person (including without limitation the Internal Revenue Service, PBGC or any Plan participant, beneficiary, alternate payee or employer representative), in connection with such Pension-Related Event, and (B) in the case of any Pension-Related Event with respect to a Plan, the most recent Annual Report (5500 Series), with attachments thereto, and the most recent actuarial valuation report, for such Plan;

(v)       Any Environmental Claim pending or threatened against such Loan Party, or any past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by such Loan Party) that could form the basis of such Environmental Claim, which Environmental Claim, if adversely resolved, individually or in the aggregate, could have a Material Adverse Effect; and

(vi)        The occurrence of a Change of Control.

(j)        Visitation; Verification.  Each Loan Party shall permit such Persons as the Agent or any Lender may designate from time to time, at such Loan Party’s expense while an Event of Default is continuing and otherwise at the Agent’s or such Lender’s expense, to visit and inspect any of the properties of such Loan Party and of any Subsidiary of such Loan Party, to examine their respective books and records and take copies and extracts therefrom and to discuss their respective affairs with their respective directors, officers, key employees and independent accountants at such times and as often as the Agent or any Lender may request. Each Loan Party hereby authorizes such officers, key employees and independent accountants to discuss with the Agent or any Lender the affairs of such Loan Party and its Subsidiaries. The Agent or any Lender shall have the right to examine and verify accounts, inventory and other properties and liabilities of each Loan Party and its Subsidiaries from time to time, at such Loan Party’s expense while an Event of Default is continuing and otherwise at the Agent’s or such Lender’s expense, and each Loan Party shall cooperate, and shall cause each of its Subsidiaries to cooperate, with the Agent or such Lender in such verification.

6.02.    Insurance.    Except for matters that could not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is customary in the case of corporations engaged in the same or similar businesses or having similar properties similarly situated.

6.03.    Payment of Taxes and Other Potential Charges and Priority Claims.    Except for matters that could not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, pay or discharge

(a)        on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it or any of its properties;

(b)        on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

(c)        on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of such Loan Party or Subsidiary in a case under Title 11 (Bankruptcy) of the United States Code, as amended; provided, that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, such Loan Party or Subsidiary need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, (y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

6.04.    Preservation of Corporate Status.  Except as permitted by Sections 7.11(c) or 7.11(d), each Loan Party shall maintain its status as a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and to be duly qualified to do business as a foreign corporation and in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable, except to the extent that such failures would not cause a Material Adverse Effect.

6.05.    Governmental Approvals and Filings.  Except for matters that could not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, keep and maintain in full force and effect all Governmental Actions necessary or advisable in connection with the execution and delivery of any Loan Document by any Loan Party, consummation by any Loan Party of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by any Loan Party or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

6.06.    Maintenance of Properties.    Except for matters that could not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it (ordinary wear and tear excepted) and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times. Each Loan Party shall, and shall cause each of its Subsidiaries to, procure and maintain in full force and effect all franchises, patents, trademarks, trade names, service marks, copyrights, licenses and other rights, in each case, that are necessary in any material respect for the business and operation of the Loan Parties and their Subsidiaries, taken as a whole.

6.07.    Avoidance of Other Conflicts.    A Loan Party shall not, and shall not permit any of its Subsidiaries to, violate or conflict with, be in violation of or conflict with, or be or remain subject to any liability (contingent or otherwise) on account of any violation or conflict with

(a)        any Law,

(b)        its certificates of incorporation or by-laws (or other constituent documents), or

(c)        any agreement or instrument to which it is party or by which any of them or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound, except for matters that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Each Loan Party shall comply with, or operate pursuant to valid waivers of, applicable Environmental Laws, including, without limitation, to the extent required by and in accordance with applicable Environmental Laws, conducting, on a timely basis, periodic tests and monitoring for contamination of ground water, surface water, air and land and for biological toxicity and completing proper, thorough and effective clean-up, removal, remediation and/or restoration, except to the extent that failure so to comply with any Environmental Law does not have a Material Adverse Effect, and except that, with respect to any testing, monitoring, clean-up, removal, remediation or other such action required pursuant to such Environmental Laws, no Loan Party shall be required to perform any such action if the applicability or validity thereof is being contested in good faith by appropriate proceedings and adequate reserves have been established in accordance with GAAP.

6.08.    Financial Accounting Practices.  Each Loan Party shall, and shall cause each of its Subsidiaries to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and, except as set forth in a management letter delivered to the Borrower by its independent accountants and as set forth in Borrower’s periodic reports filed with the SEC, maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.09.    Use of Proceeds.  The Borrower shall use the proceeds of the Loans and the Letters of Credit to refinance the Existing Credit Facility and for general corporate purposes (including acquisitions and stock repurchases permitted by this Agreement) and shall not use any such proceeds directly or indirectly for any unlawful purpose, in any manner inconsistent with Section 4.10 hereof, or inconsistent with any other provision of any Loan Document.

6.10.    Continuation of or Change in Business.  Each Loan Party and each of its Subsidiaries shall continue to engage in the same or a related line of business as conducted and operated during the present and preceding fiscal year, and a Loan Party shall not, and shall not permit any of its Subsidiaries to, engage in any other unrelated line of business, in each case after taking into consideration the advancement of technology and the evolution of the business sectors in which the Loan Parties and their Subsidiaries compete.

6.11.    Consolidated Tax Return.  A Loan Party shall not, and shall not suffer any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than the Borrower and its Subsidiaries.

6.12.    Fiscal Year.  The Loan Parties shall not, and shall not suffer any of their respective Subsidiaries to, change their respective fiscal year or fiscal quarter (except to conform to the fiscal year of the Loan Parties).

6.13.    Additional Guarantors.  The Borrower will cause each Person which is or becomes a Domestic Subsidiary to become a Guarantor as promptly as practicable after (but in any event within ninety days of) the date such Person first becomes a Domestic Subsidiary by causing such Subsidiary to execute and deliver to the Agent a Subsidiary Guaranty, together with all documents which the Agent may reasonably request relating to the existence of such Subsidiary, the corporate authority for and the validity of such Subsidiary Guaranty, and any other matters reasonably determined by the Agent to be relevant thereto, all in form and substance reasonably satisfactory to the Agent.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Loan or Letter of Credit is outstanding, any Obligation is outstanding, the Issuing Banks have any obligation to issue, or the Lenders have any obligation to participate in, Letters of Credit, or the Lenders have any obligation to make any Loan, the Loan Parties hereby covenant to the Lender as follows:

7.01.    Anti-Terrorism Laws.  The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrower’s compliance with this Section 7.01.

7.02.    Leverage.  As of the last day of each fiscal quarter ending after the Closing Date, the Consolidated Leverage Ratio shall not be greater than 3.50 to 1.00.

7.03.    Interest Coverage.  As of the last day of each fiscal quarter ending after the Closing Date, the Consolidated Interest Coverage Ratio shall not be less than 3.50 to 1.00.

7.04.    Limitations or Other Restrictions on Dividends by Subsidiaries.  A Loan Party will not, nor will it permit any of its Subsidiaries to be or become subject to any restriction of any nature (whether arising by operation of Law, by agreement, by its articles of incorporation, by-laws or other constituent documents of any Subsidiary of such Loan Party, or otherwise) on the right of any Subsidiary of any Loan Party from time to time to (w) declare and pay Stock Payments with respect to capital stock owned by the Borrower or any Subsidiary of the Borrower, (x) pay any indebtedness, obligations or liabilities from time to time owed to the Borrower or any Subsidiary of the Borrower, (y) make loans or advances to the Borrower or any

Subsidiary of the Borrower, or (z) transfer any of its properties or assets to the Borrower or any Subsidiary of the Borrower, except:

(a)        Restrictions pursuant to the Loan Documents;

(b)        Legal restrictions of general applicability under the corporation Law under which such Subsidiary is incorporated, and fraudulent conveyance or similar Laws of general applicability for the benefit of creditors of such Subsidiary generally; and

(c)        With respect to clause (z) above: nonassignment provisions of any executory or other contract, performance contract, performance bond, or of any lease by the Borrower or such Subsidiary as lessee.

7.05.    Liens.  A Loan Party shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property (now owned or hereafter acquired), except for the following:

(a)        Liens existing on the date hereof securing obligations existing on the date hereof, as such Liens and obligations are listed in Schedule 7.05 hereto (and extension, renewal and replacement Liens upon the same property theretofore subject to a listed Lien, provided the amount secured by each Lien constituting such an extension, renewal or replacement Lien shall not exceed the amount secured by the Lien theretofore existing);

(b)        Liens arising from taxes, assessments, charges or claims described in Section 6.03 hereof that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the proviso to such Section 6.03;

(c)        Liens incurred or deposits or pledges of cash or securities in the ordinary course of business to secure (i) workmen’s compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business;

(d)        Liens by a Loan Party or a Subsidiary of a Loan Party on property securing all or part of the purchase price thereof and Liens (whether or not assumed) existing in property at the time of purchase thereof by a Loan Party or a Subsidiary of a Loan Party, provided that (i) such Lien is created before or substantially simultaneously with the purchase of such property by such Loan Party or such Subsidiary, (ii) such Lien is confined solely to the property so purchased, improvements thereto and proceeds thereof and (iii) the aggregate amount secured by all Liens described in this Section 7.05(d) plus Liens described in Section 7.05(j) shall not at any time exceed $35,000,000;

(e)        Liens by a Non-Loan Party securing Indebtedness of such Non-Loan Party permitted by Section 7.06(d) hereof;

(f)        Liens resulting from the recharacterization of any Capitalized Lease or Liens resulting or deemed to result from any synthetic lease, in either case as permitted by Section 7.06(f) hereof;

(g)        Judgment liens fully bonded or stayed pending appeal;

(h)        Liens in favor of the United States which arise in the ordinary course of business resulting from progress payments or partial payments under United States government contracts or subcontracts thereunder;

(i)         Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in the title thereto and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not individually or in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, a Loan Party and its Subsidiaries, taken as a whole;

(j)         Any other Liens securing Indebtedness in an aggregate amount, together with Liens permitted pursuant to Section 7.05(d) hereof, not in excess of $35,000,000 at any one time outstanding; and

(k)        Purchase money Liens on equipment acquired for resale securing obligations outstanding for not more than ninety days after the relevant invoice date in an aggregate amount for all such obligations not exceeding $50,000,000 at any time outstanding.

7.06.     Indebtedness.  A Loan Party shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a)        Indebtedness to the Lenders pursuant to this Agreement and the other Loan Documents;

(b)        Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and listed in Schedule 7.06 hereof, including any extensions, renewals or refinancings thereof (but not in excess of the aggregate amount outstanding as of the date hereof as listed on such Schedule);

(c)        Any other Indebtedness incurred by the Borrower and its Subsidiaries from time to time and not otherwise addressed in Sections 7.06(a), 7.06(b), 7.06(d), 7.06(e), 7.06(g) or 7.06(h); provided, that the aggregate principal amount of such Indebtedness shall not exceed $50,000,000 at any time;

(d)        (i)  Indebtedness of any Non-Loan Party to any other Non-Loan Party or (ii) Indebtedness of any Loan Party to any other Loan Party or any Non-Loan Party;

(e)        Indebtedness of a Non-Loan Party to a Loan Party, provided that (i) any Subsidiary involved in any such lending arrangement be consolidated, for financial statement reporting purposes, with the Borrower, (ii) no Event of Default or Potential Default then exists or would result from any such lending arrangement at the time of such lending arrangement and after giving effect thereto and (iii) the aggregate principal amount of Indebtedness of any one or more of such Non-Loan Parties to any one or more Loan Parties under this Section 7.06(e) shall not exceed $20,000,000 in the aggregate at any one time, net of any amounts owing by any Loan Party to any Non-Loan Party; provided that Indebtedness for the purpose of any Acquisition permitted pursuant to Section 7.11(a) shall not be included in such determination;

(f)        Capitalized Lease Obligations and obligations arising under synthetic leases of the Borrower or any of its Subsidiaries not in excess of $35,000,000 and which when taken together with Indebtedness addressed in Section 7.06(c) above is not in excess of the aggregate amount of $50,000,000 at any one time, provided that any such Capitalized Leases are otherwise permitted by Section 7.14;

(g)        Indebtedness of one or more Loan Parties pursuant to an unsecured line of credit in the maximum aggregate amount of $50,000,000 for the purpose of providing financing to such Loan Parties in connection with vendor purchasing relationships of such Loan Parties; and

(h)        Guaranty Equivalents of Indebtedness of any Person in which a Loan Party or a Subsidiary of a Loan Party has an outstanding Joint Venture Investment, in an aggregate amount, for all such Guaranty Equivalents, which does not cause Section 7.08(c) to be violated;

provided, however, that Indebtedness borrowed by the Borrower from any Affiliate of the Borrower shall be subordinated to the Revolving Credit Notes (except to the extent that any such requirement applied to a foreign Subsidiary of a Loan Party could have an adverse tax consequence on any Loan Party) on the terms identified in Exhibit F attached hereto.

7.07.    Guarantees, Indemnities of the Borrower, etc.  The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, be or become subject to or bound by any Guaranty Equivalent, except for the Obligations owed to the Lenders under the Loan Documents and:

(a)        Contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business;

(b)        Guaranty Equivalents securing Assured Obligations permitted pursuant to Section 7.06;

(c)        Indemnities of the liabilities of its directors, officers and employees in their capacities as such as permitted by Law;

(d)        Guaranty Equivalents constituting usual and customary indemnities with respect to liabilities (other than Indebtedness) in connection with an acquisition or disposition of stock or assets by any Loan Party or any Subsidiary of a Loan Party; and

(e)        Guaranty Equivalents of Indebtedness of any Person in which a Loan Party or a Subsidiary of a Loan Party has an outstanding Joint Venture Investment, in an aggregate amount, for all such Guaranty Equivalents, which does not cause Section 7.08(c) to be violated.

7.08.    Loans, Advances and Investments.  The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, at any time make or suffer to exist or remain outstanding any loan or advance to, or purchase, acquire or own (beneficially or of record) any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to or other investment in, any other Person, except:

(a)        Capital contributions to, the purchase of interests in, and other investments in any Loan Party and any Subsidiary of a Loan Party (including without limitation a Person that will become a Subsidiary of a Loan Party upon the consummation of such investment), including the repurchase by Borrower of its own capital stock to the extent permitted by Section 7.09 hereof;

(b)        Loans or advances, so long as no Event of Default or Potential Default shall have occurred and be continuing or shall occur after giving effect thereto, to Loan Parties or Non-Loan Parties to the extent permitted under Section 7.06;

(c)        So long as no Event of Default or Potential Default shall have occurred and be continuing or shall occur after giving effect thereto (and the Agent shall have received substantially contemporaneous notice of the consummation thereof), Joint Venture Investments in an aggregate cumulative (from October 1, 2010) amount then outstanding which, when added (without double-counting) to the outstanding amount at the time in question of Guaranty Equivalents referred to in Section 7.06(h), does not exceed $30,000,000. For purposes of this Section 7.08(c), an outstanding amount of a Joint Venture Investment shall be equal to the fair market value of such Joint Venture Investment when made (but not less than the consideration paid therefor), less any amounts received for or on account of such Joint Venture Investment, including, but not limited to, any repayments, dividends, distributions or sale proceeds; provided that the outstanding amount of any Joint Venture Investment shall not be reduced to less than zero; and

(d)        Cash Equivalent Investments.

7.09.     Dividends and Related Distributions.  Except as set forth in the last sentence of this Section 7.09, a Loan Party shall not, and shall not permit any of its Subsidiaries to, declare or make any Stock Payment if an Event of Default or Potential Default shall have occurred and is continuing or if the same shall occur after giving effect thereto. In addition, no Loan Party shall make any Stock Payment, other than regular quarterly dividends on the stock of the Borrower in an amount not exceeding $15,000,000 in any fiscal year (which shall be permitted, assuming compliance with the immediately preceding sentence, irrespective of the Consolidated Leverage Ratio) if, after taking into account the payment of the contemplated Stock Payment, the Consolidated Leverage Ratio as of the end of the most recently completed fiscal quarter, calculated on a pro forma basis to include any borrowing to be made in connection with such Stock Payment as if such borrowing had occurred on the last day of such fiscal quarter, exceeds 3.00 to 1.00. Notwithstanding the above, there shall be no limitation on Stock Payments to the Borrower or any Loan Party from any other Loan Party or Non-Loan party.

7.10.    Sale-Leasebacks.  Other than pursuant to transactions involving proceeds to the lessee not in excess of $25,000,000 in the aggregate, and other than in connection with a synthetic lease (to the extent that such lease transaction may be characterized as a sale-leaseback transaction) permitted pursuant to Section 7.06(f), a Loan Party shall not, and shall not permit any of its Subsidiaries to, at any time enter into or suffer to remain in effect any transaction to which such Loan Party or Subsidiary is a party involving the sale, transfer or other disposition by such Loan Party or Subsidiary of any property (now owned or hereafter acquired), with a view directly or indirectly to the leasing back of any part of the same property or any other property used for the same or a similar purpose or purposes.

7.11.    Mergers, Acquisitions, etc.  A Loan Party shall not, and shall not permit any of its Subsidiaries to (v) merge with or into, consolidate with or acquire any other Person, (w) liquidate, wind-up, dissolve or divide, (x) acquire any portion of the assets of any Person, other than in the ordinary course of business, except:

(a)        Any Acquisition that satisfies the following conditions: (i) no Event of Default or Potential Default shall have occurred and be continuing or shall occur after giving effect to such Acquisition; (ii) such Acquisition is related to the same or similar line of business as any Loan Party or any Subsidiary of a Loan Party, or of assets useful in the business of any Loan Party or any Subsidiary of a Loan Party, in each case after taking into consideration the advancement of technology and the evolution of the business sectors in which the Loan Parties and their Subsidiaries compete; (iii) the Consolidated Leverage Ratio as of the end of the fiscal quarter most recently completed prior to the consummation of such Acquisition, calculated on a pro forma basis as if the Acquisition had been consummated at the beginning of the period of four fiscal quarters ending at the end of such fiscal quarter, consistent with the definition of the term “Consolidated Leverage Ratio”, is not greater than 3.00 to 1.00;

(b)        Joint Venture Investments permitted by Section 7.08(c);

(c)        A Loan Party (other than the Borrower) may merge out of existence, liquidate, wind-up or dissolve if such Loan Party has no substantial assets and has been dormant for at least one year or if such merger, liquidation, winding-up or dissolution (i) would not be disadvantageous, in any material respect, to such Loan Party and its Subsidiaries taken as a whole (as determined in good faith by the Borrower) and (ii) would not materially adversely affect the Lenders (as reasonably determined by the Agent); and

(d)        A Loan Party, other than the Borrower, may merge with another Loan Party and a Non-Loan Party may merge with another Non-Loan Party.

7.12.    Dispositions of Properties.  Except as permitted by Section 7.11(c), Section 7.11(d) or Section 7.10, a Loan Party shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, any of its properties to a Person other than another Loan Party, except:

(a)        Each Loan Party and each Non-Loan Party may sell inventory in the ordinary course of business;

(b)        Each Loan Party and each Non-Loan Party may license or otherwise reasonably convey its intellectual property and other intangible assets to the extent and in the manner that is characteristic of the industry of the Loan Parties provided that such Loan Party or Non-Loan Party shall do nothing to prevent a collateral assignment of any such license agreement to the Agent, for the benefit of the Lenders;

(c)       Each Loan Party and each Non-Loan Party may dispose of property which is obsolete or no longer useful in the business of the Borrower or such Subsidiary; and

(d)       Each Loan Party and each Non-Loan Party may dispose of any Joint Venture Investment.

7.13.    Dealings with Affiliates.  A Loan Party shall not, directly or indirectly, deal with, in the ordinary course of business or otherwise, any Affiliate (other than another Loan Party), except in transactions which are pursuant to the reasonable requirements of such Loan Party’s ordinary course business operations and which are on no less favorable terms to such Loan Party than would be the case with a similar transaction with an unaffiliated Person negotiated at arm’s length.

7.14.    Capital Expenditures.  A Loan Party shall not, and shall not permit any of its Subsidiaries to, make any Capital Expenditures on or after the date hereof if an Event of Default or Potential Default shall have occurred and is continuing or if the same shall occur after giving effect thereto.

7.15.    Limitation on Other Restrictions on Liens.  The Loan Parties shall not enter into, or become or remain (or allow any of its properties to become or remain) subject to, any agreement, covenant or instrument (other than the Loan Documents) that would prohibit (i) the payment of any Stock Payment to the Lenders, (ii) the incurrence of additional Indebtedness to the Lenders, whether pursuant to this Agreement or otherwise, or (iii) the grant of any Lien upon any of its properties (now owned or hereafter acquired) (any such agreement, covenant or instrument, or provision thereof, containing such prohibition on the granting of Liens is referred to hereinafter in this Section 7.15 as a “Negative Pledge Provision”) unless such Negative Pledge Provision expressly permits such Person to grant Liens in favor of the Lenders; such Negative Pledge Provision may additionally require that, when any Liens are granted to the Lenders, such Liens shall also be granted on a pari passu basis to the obligee of such Negative Pledge Provision. Notwithstanding the foregoing, the following shall not be prohibited by this Section 7.15: (a) customary provisions of any agreements governing any purchase money Liens or Capitalized Leases otherwise permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (b) customary provisions of any licensing agreement for intellectual property restricting assignment or sublicensing, (c) customary provisions restricting subletting, sublicensing or assignment of any lease governing any leasehold interests of the Borrower or its Subsidiaries and (d) with respect to any Person becoming a Subsidiary in accordance with the terms of this Agreement after the Closing Date, any agreement in effect at the time such Person becomes a Subsidiary so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary and any such prohibition only applies to such Subsidiary. Notwithstanding anything to the contrary in this Section 7.15, no Loan Party and no Subsidiary thereof shall be permitted to grant any such obligee any Liens which are not permitted by Section 7.05 hereof.

ARTICLE VIII

DEFAULTS

8.01.    Events of Default.  An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

(a)        Any Loan Party shall fail to pay (i) when due principal of any Loan or any Letter of Credit Reimbursement Obligation, (ii) within three Business Days after the date when due, interest on any Loan or any Letter of Credit Reimbursement Obligation, or (iii) within ten Business Days after the date when due, any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document.

(b)        Any representation or warranty made or deemed made by any Loan Party or any Subsidiary of any Loan Party in or pursuant to or in connection with any Loan Document, or any statement made by any Loan Party or any Subsidiary of any Loan Party in any financial statement, certificate, report, exhibit or document furnished by any Loan Party or any Subsidiary of any Loan Party to the Agent or any Lender pursuant to or in connection with any Loan Document, shall prove to have been false or misleading in any material respect as of the time when made or deemed made (including by omission of material information necessary to make such representation, warranty or statement not misleading in any material respect).

(c)        Any Loan Party shall default in the performance or observance of Section 7.02, Section 7.03 or Section 7.12, or any Loan Party shall default in the performance or observation of any other covenant contained in Article VII hereof or the covenant contained in Section 6.01(i) hereof and such default shall have continued for a period of ten Business Days.

(d)        Any Loan Party shall default in the performance or observance of any other material covenant, agreement or duty under this Agreement or any other Loan Document and such default shall have continued for a period of thirty Business Days.

(e)        Any Loan Party or any Subsidiary of any Loan Party shall default beyond any applicable cure period in the payment of principal or interest on any obligation for borrowed money or other Indebtedness in excess of $5,000,000 or in the performance of any provision contained in any instrument under which any such obligation for borrowed money or other Indebtedness is created or secured (including the breach of any covenant thereunder) if an effect of such default is to cause, or permit any Person to cause such obligation to become due prior to its stated maturity, unless, solely with respect to a non-payment default (i) such Loan Party or such Subsidiary is actively and diligently contesting the existence of such default and (ii) the obligee has not taken any action to accelerate the maturity of such obligation or to exercise any other remedy available to it under such instrument.

(f)        One or more judgments for the payment of money shall have been entered against any Loan Party or any Subsidiary of any Loan Party, which judgment or judgments (net of insurance coverage) exceed $5,000,000 in the aggregate, and such judgment or judgments shall have remained undischarged and unstayed for a period of thirty consecutive days.

(g)        Any one or more Pension-Related Events shall have occurred and the Required Lenders shall determine in good faith (which determination shall be conclusive absent manifest error) that such Pension-Related Events, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(h)        There shall have occurred an event or series of events which cause a Material Adverse Effect.

(i)         A proceeding shall have been instituted in respect of any Loan Party or any Subsidiary of any Loan Party

(i)        seeking to have an order for relief entered in respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect and such proceeding shall remain undismissed and unstayed for a period of sixty consecutive days; or

(ii)       seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for such Person or for all or any substantial part of its property and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of sixty consecutive days.

(j)        Any Loan Party or any Subsidiary of any Loan Party shall become insolvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(i)(i) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(i)(ii) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its or his property; shall dissolve, wind-up, revoke or forfeit its charter (or other constituent documents) or liquidate itself or any substantial part of its property other than proceedings for the voluntary liquidation and dissolution of a Subsidiary of the Borrower permitted by Section 6.04, Section 7.11(c) or Section 7.11(d) hereof; or shall take any action in furtherance of any of the foregoing.

(k)        This Agreement or any Loan Document or term or provision hereof or thereof shall cease to be in full force and effect, or the Borrower shall, or shall purport to, terminate (other than termination in accordance with the terms of this Agreement), repudiate, declare voidable or void or otherwise contest, this Agreement or any Loan Document or term or provision hereof or thereof or any obligation or liability of the Borrower hereunder or thereunder.

(l)         A Change of Control shall occur.

8.02.     Consequences of an Event of Default.

(a)        If an Event of Default specified in subsections (a) through (h), (k) or (l) of Section 8.01 hereof shall occur and be continuing or shall exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Lenders shall be under no further obligation to make Loans hereunder, the Issuing Banks shall be under no further obligation to issue Letters of Credit hereunder, and the Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, from time to time do any or all of the following:

(i)        Declare the Revolving Credit Commitment and the commitment of the Swingline Lender to make Swingline Loans terminated, whereupon the Commitments and such commitment to make Swingline Loans will terminate and any fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

(ii)       Declare the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

(b)        If an Event of Default specified in subsection (i) or (j) of Section 8.01 hereof shall occur or exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Commitments and the commitment of the Swingline Lender to make Swingline Loans shall automatically terminate and the Lenders shall be under no further obligation to make Loans, the Issuing Banks shall be under no further obligation to issue Letters of Credit, and the unpaid principal amount of the Loans, Letter of Credit Reimbursement Obligations, interest accrued thereon and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

(c)        Without limitation of other rights and remedies under this Agreement or the Loan Documents or at law or in equity, if all of the Obligations shall have become due and payable pursuant to clause (a) or (b) of this Section 8.02, the Borrower shall immediately pay to the Agent, for deposit in the Letter of Credit Collateral Account, an amount equal to the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Collateral Account.

ARTICLE IX

THE AGENT

9.01.    Appointment and Authority.  Each of the Lenders and the Issuing Banks hereby irrevocably appoints Citizens Bank of Pennsylvania to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “Agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02.    Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.03.    Exculpatory Provisions.

(a)        The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)        shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)      shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)        The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.03), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to the Agent in writing by the Borrower, a Lender or an Issuing Bank.

(c)        The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04.    Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05.    Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06.    Resignation of Agent.

(a)        The Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in Pittsburgh, Pennsylvania or New York, New York, or an Affiliate of any such bank with an office in Pittsburgh, Pennsylvania or New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)        If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)        With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.06 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

9.07.    Non Reliance on Agent and Other Lenders.  Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08.    No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Lead Arranger, Book Manager, Syndication Agent or Co-Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or an Issuing Bank hereunder.

9.09.    Guaranty Matters.  The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Guarantor from its obligations under a Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents. Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release a Guarantor from its obligations under a Subsidiary Guaranty pursuant to this Section 9.09.

ARTICLE X

MISCELLANEOUS

10.01.  Holidays.    Whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 2.04(c) with respect to LIBOR Funding Periods) and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

10.02.  Records.  The unpaid principal amount of the Loans owing to each Lender, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, each Lender’s Revolving Credit Committed Amount and the accrued and unpaid Commitment Fees and fees pursuant to Section 3.02 hereof shall at all times be ascertained from the records of the Agent, which shall be conclusive absent manifest error.

10.03.  Amendments and Waivers.  Neither this Agreement nor any Loan Document may be amended, modified or supplemented except in accordance with the provisions of this Section. The Required Lenders and the Borrower may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document for the purpose of amending, adding to, or waiving any provisions or changing in any manner the rights and duties of the Borrower, the Agent or any Lender. Any such amendment, modification or supplement made in accordance with the provisions of this Section shall be binding upon the Borrower, each Lender and the Agent. The Agent shall enter into such amendments, modifications or supplements from time to time as directed by the Required Lenders, and only as so directed, provided, that no such amendment, modification or supplement may be made which will:

(a)        Increase the Revolving Credit Committed Amount of any Lender over the amount thereof then in effect, or extend the Revolving Credit Maturity Date, without the written consent of each Lender affected thereby;

(b)        Reduce the principal amount of or extend the time for any payment of any Loan, or reduce the amount of or rate of interest or extend the time for payment of interest borne by any Loan or extend the time for payment of or reduce the amount of any Commitment Fee or reduce or postpone the date for payment of any other fees, expenses, indemnities or amounts payable under any Loan Document, without the written consent of each Lender affected thereby;

(c)        Change the definition of “Required Lenders” or amend this Section 10.03, without the written consent of all the Lenders;

(d)        Release all or substantially all of the Guarantors or reduce the Guaranteed Obligations of all or substantially all of the Guarantors under any of the Subsidiary Guarantees, other than in connection with a sale or other disposition which is in compliance with this Agreement and the Loan Documents, without the written consent of the all Lenders;

(e)        Amend or waive any of the provisions of Article IX hereof, or impose additional duties upon the Agent or any Issuing Bank or otherwise adversely affect the rights, interests or obligations of the Agent or any Issuing Bank, without the written consent of the Agent and the Issuing Banks;

(f)        Amend or waive any of the provisions of Section 2.13 or 2.14 hereof, or impose additional duties upon the Swingline Lender or otherwise adversely affect the rights, interests or obligations of the Swingline Lender, without the written consent of the Swingline Lender;

(g)       change any voting percentages without the written consent of all the Lenders; or

(h)       except as provided in Section 2.16, change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.09(a) or the pro rata reduction of Revolving Commitments required by Section 2.01(e), without the written consent of each Lender affected thereby;

and provided, further, that Assignment and Assumptions may be entered into in the manner provided in Section 10.14 hereof. Any such amendment, modification or supplement must be in writing and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

10.04.  No Implied Waiver; Cumulative Remedies.  No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which either the Agent or any Lender would otherwise have hereunder or thereunder, at law, in equity or otherwise.

10.05.  Notices; Effectiveness; Electronic Communication.

(a)        Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)        if to the Borrower, a Guarantor, the Agent, the Issuing Banks or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on the signature pages hereto; and

(ii)       if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (or, if it has not furnished an Administrative Questionnaire, on its signature page hereto).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when received (except that, if not received during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)        Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Banks pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)        Change of Address, Etc.  Each of the Borrower, the Guarantors, the Agent, the Issuing Banks and the Swingline Lender may change its address, e-mail address, telecopier or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, e-mail address, telecopier or telephone number for notices and other communications hereunder by written notice to the Borrower, the Agent, the Issuing Bank Representative and the Swingline Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)        Reliance by Agent, L/C Issuer and Lenders.  The Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic Standard Notices and notices of Swingline Loans) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, the Issuing Banks, each Lender and the Affiliates of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

(e)        Platform.

(i)        Each Loan Party agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)       The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the any Loan Party’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform

10.06.  Expenses; Indemnity; Damage Wavier.

(a)        Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses and fees incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of one firm of counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any one firm of counsel for the Agent, or any Issuing Bank and no more than one firm of counsel for all Lenders other than the Agent, collectively), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        Indemnification by the Borrower.  The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, including allocated costs of internal counsel) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower and any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Environmental Concern Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)        To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Pro Rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are several and not joint.

(d)        Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement of instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)        Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

(f)        Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

10.07.  Severability.  The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.08.  Prior Understandings.  This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

10.09.  Duration; Survival.  All representations and warranties of each Loan Party contained herein or in any other Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement or any other Loan Document, any investigation by or knowledge of the Agent or any Lender, the making of any Loan, the issuance of any Letter of Credit or any other event or condition whatsoever. All covenants and agreements of each Loan Party contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder or request the issuance of Letters of Credit hereunder and until payment in full of all Obligations, except for contingent indemnification obligations. Without limitation, all obligations of the Borrower hereunder or under any other Loan Document to make payments to or indemnify the Agent or any Lender shall survive the payment in full of all other Obligations, termination of the Borrower’s right to borrow or to request the issuance of Letters of Credit hereunder, and all other events and conditions whatsoever. In addition, all obligations of each Lender to make payment to or indemnify the Agent shall survive the payment in full by the Borrower of all Obligations, termination of the Borrower’s rights to borrow hereunder, and all other events or conditions whatsoever.

10.10.  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

10.11.  Limitation on Payments.  The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrower shall not be required to make any payment to or for the account of any Lender, and any Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Lender.

10.12.   Set-Off.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have, each Lender and Issuing Bank agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.13.   Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)        if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)       the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Letter of Credit

Participating Interest to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

10.14.  Successors and Assigns; Participation; Assignments.

(a)        Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or interests herein without the prior written consent of the Agent and each Lender (which consent shall not be unreasonably withheld or delayed), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)       in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)       in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Loan, unless each of the Agent and, so long as no Event of Default or Potential Default has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii)         Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned.

(iii)        Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default or Potential Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Agreement;

(B)        the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)        the consent of each Issuing Bank and the Swingline Lender shall be required for any assignment (such consent not to be unreasonably withheld or delayed).

(iv)        Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent a duly completed Assignment and Assumption, in substantially the form of Exhibit G to this Agreement, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)         No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)        No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)       Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.11 and 10.6 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

On or prior to the effective date specified in any Assignment and Assumption, the Borrower, at its expense, shall execute and deliver to the Agent (for delivery to the assignee) new Notes evidencing such assignee’s assigned Revolving Credit Commitments or Loans and (for delivery to the transferor Lender) replacement Notes in the principal amount of the Loans or Revolving Credit Commitments retained by the transferor Lender (such Notes to be in exchange for, but not in payment of, those Notes then held by such transferor Lender). Each such Note shall be dated the date and be substantially in the form of the predecessor Note. The Agent shall mark the predecessor Notes “exchanged” and deliver them to the Borrower. Accrued interest and accrued fees shall be paid to the assignee at the same time or times provided in the predecessor Notes and this Agreement.

(c)        Register.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its Office in a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations.  Any Lender may at any time, without the consent of, or notice to the Borrower or Agent, sell participations to any Person (other than a natural Person, any Loan Party, any of the Loan Parties’ Affiliates or Subsidiaries or, in the reasonable judgment of the Agent and the Borrower, a competitor of a Loan Party or an Affiliate of a competitor of a Loan Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.07 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in subsections (a), (b), (c) or (d) of Section 10.03 hereof that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11(g) (it being understood that the documentation required under Section 2.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.12(c) and (d) as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.12 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Notwithstanding the foregoing, in no event shall any participation by any Lender have the effect of releasing such Lender from its obligations hereunder.

(e)        Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)         Financial and Other Information.  Each Loan Party authorizes the Agent and each Lender to disclose to any Participant and any prospective transferee any and all financial and other information in such Person’s possession concerning any Loan Party and their respective Subsidiaries and affiliates which has been or may be delivered to such Person by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document or such Person’s credit evaluation of any Loan Party and their respective Subsidiaries and affiliates; provided, however, that each prospective Participant and each prospective assignee or transferee of any interest in the Loan Documents shall be required to agree to the confidentiality provisions of this Agreement as contained in Section 10.17 hereto, prior to any such disclosure.

10.15.  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Limitation of Liability.

(a)        Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

(b)        Jurisdiction.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OF THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURT OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTIONS OF SUCH COURTS AND AGREED THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)        Waiver of Venue.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)        Service of Process.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.05, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)        Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL

PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16    Termination of Existing Revolving Credit Facilities. Upon the execution and delivery of this Agreement by each of the parties hereto and the satisfaction of each of the other conditions set forth in Section 5.01 hereof, the Existing Revolving Credit Facility and the obligations of the lenders thereunder to extend credit thereunder shall be, and hereby are, terminated. Notwithstanding the foregoing, to the extent that any Revolving Credit Extensions of Credit or any other Obligations remain outstanding under any of the Existing Revolving Credit Facilities (including without limitation Letters of Credit), the Loan Parties hereby acknowledge and agree that such Revolving Credit Extensions of Credit and other Obligations (i) shall constitute Obligations of the Loan Parties hereunder and not under any of the Existing Revolving Credit Facilities, (ii) shall be reallocated among the Lenders on the Closing Date based upon the changes in each Lender’s respective Commitment Percentage, and (iii) to the extent that any Lender under this Agreement receives a payment on account of such reallocation, neither Section 2.07(b) of the Existing Credit Agreement nor Section 2.06(b) of this Agreement shall apply to such payment.

10.17    Confidentiality.  Each of the Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective

Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[Signature pages begin on following page]

SIGNATURE PAGE 1 OF 11 TO CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

BORROWER:

BLACK BOX CORPORATION

By:	/s/ Michael McAndrew
Title: Executive Vice President, CFO, Treasurer and Secretary

Address for Notices:

1000 Park Drive
Lawrence, PA 15055
Attn: Michael McAndrew
Telephone: (724) 873-6925
Telecopier: (724) 873-6799
Email: Mike.McAndrew@BlackBox.com

GUARANTORS:

Each of the DOMESTIC SUBSIDIARIES listed on Annex C attached hereto and made a part hereof

By:	/s/ Michael McAndrew
Title: Secretary of each of the Domestic Subsidiaries listed on Annex C hereto

Address for Notices:

1000 Park Drive
Lawrence, PA 15055
Attn: Michael McAndrew
Telephone: (724) 873-6925
Telecopier: (724) 873-6799
Email: Mike.McAndrew@BlackBox.com

SIGNATURE PAGE 2 OF 11 TO CREDIT AGREEMENT

AGENT:

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Debra L. McAllonis
Title: Senior Vice President

Address for Notices:

29th Floor
525 William Penn Place
Pittsburgh, PA 15219
Attn: Debra L. McAllonis
Senior Vice President
Telephone: (412) 867-2421
Telecopier: (412) 552-6306
Email: Debra.McAllonis@rbscitizens.com

LENDERS:

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Debra L. McAllonis
Title: Senior Vice President

Address for Notices:

29th Floor
525 William Penn Place
Pittsburgh, PA 15219
Attn: Debra L. McAllonis
Senior Vice President
Telephone: (412) 867-2421

SIGNATURE PAGE 3 OF 11 TO CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Scott Colombe

Title:	SVP

Address for Notices:

225 Fifth Avenue
Pittsburgh, PA 15222
Attention:	Scott Colombe

Telecopier:	(412) 762-4718

SIGNATURE PAGE 4 OF 11 TO CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Kenny R. Fieler
Title: Vice President

Address for Notices:

425 Walnut St CN-OH-W8
Cincinnati, Ohio 45202

Attention: Kenny Fieler
Telecopier: 513-632-4894

SIGNATURE PAGE 5 OF 11 TO CREDIT AGREEMENT

BMO HARRIS FINANCING, INC.

/s/ Gregory F. Tomczyk
By: Gregory F. Tomczyk
Title: Vice President

Address for Notices:

115 South LaSalle Street, 35th Floor West Chicago, IL 60603
Attention: Greg Tomczyk
Telecopier: 312-293-4327

SIGNATURE PAGE 6 OF 11 TO CREDIT AGREEMENT

FIFTH THIRD BANK

/s/ Jim Janovsky
By: Jim Janovsky
Title: Vice President

Address for Notices:

5050 Kingsley Drive
Cincinnati, OH 45227
Attention: Lytonya Mitchell
Telecopier: 513-358-3444

SIGNATURE PAGE 7 OF 11 TO CREDIT AGREEMENT

THE HUNTINGTON NATIONAL BANK

By:	/s/ Debra W. Riefner
Title: Senior Vice President

Address for Notices:

310 Grant Street
Pittsburgh, PA 15219
Attention: Debra W. Riefner
Telecopier: 877-820-3691

SIGNATURE PAGE 8 OF 11 TO CREDIT AGREEMENT

FIRST NIAGARA BANK, N.A.

By:	/s/ Jason Dalnoky

Title:	Vice President

Address for Notices:

726 EXCHANGE ST. SUITE 900
BUFFALO, NY 14210

Attention:	AGENT BANKING

Telecopier:	716.819.5132

SIGNATURE PAGE 9 OF 11 TO CREDIT AGREEMENT

FIRST NATIONAL BANK OF PENNSYLVANIA

/s/ Jeffrey A. Martin
By:	Jeffrey A. Martin

Title:	Senior Vice President

Address for Notices:

4148 East State Street
Hermitage, PA 16148

Attention:	Loan Servicing / Mary Plonka

Telecopier:	724-983-3522

SIGNATURE PAGE 10 OF 11 TO CREDIT AGREEMENT

THE NORTHERN TRUST COMPANY

/s/ Jeffrey P. Sullivan
By: Jeffrey P. Sullivan
Title: Vice President

Address for Notices:

50 S. LaSalle Street
Chicago, IL 60603
Attention: Corporate Banking
Telecopier: 312-557-1425

SIGNATURE PAGE 11 OF 11 TO CREDIT AGREEMENT

FIRST COMMONWEALTH BANK

By:	/s/ Lawrence C. Deihle

Title:	SVP

Address for Notices:

437 Grant St. Suite 1600
Pittsburgh, Pa 15219

Attention:	Misty Cleary

Telecopier:	412 690-2206

ANNEX A To Credit Agreement

PRICING GRID

Applicable Tier	Consolidated Leverage Ratio	Applicable Margin		Commitment Fee Rate
		LIBOR Option	Base Rate Option
Tier I	Less than 1.00 to 1.00	0.875%	0.000%	0.100%
Tier II	Less than 1.50 and greater than or equal to 1.00 to 1.00	1.000%	0.000%	0.125%
Tier III	Less than 2.00 and greater than or equal to 1.50 to 1.00	1.125%	0.125%	0.150%
Tier IV	Less than 2.50 and greater than or equal to 2.00 to 1.00	1.250%	0.250%	0.175%
Tier V	Less than 3.00 and greater than or equal to 2.50 to 1.00	1.500%	0.500%	0.200%
Tier VI	Greater than or equal to 3.00 to 1.00	1.750%	0.750%	0.225%

As used in this Agreement, the term “Applicable Tier” means, on any date, whichever of Tier I, Tier II, Tier III, Tier IV, Tier V or Tier VI applies on such date. Subject to the other provisions of this definition, on the Closing Date through the date on which the Borrower furnishes (or is required by Section 6.01(d) to furnish) its compliance certificate for the fiscal year ending March 31, 2012 (and until the Applicable Tier is recalculated in accordance with this Annex A), the Applicable Tier shall be Tier III. Thereafter, subject to the other provisions of this definition, (a) following the end of each fiscal quarter of the Borrower, the Loan Parties shall prepare and deliver to the Agent in accordance with Section 6.01(d) a Quarterly Compliance Certificate, duly completed and signed by a Responsible Officer, computing which of the financial tests in the table set forth below the Loan Parties satisfy as of the last day of such fiscal quarter and (b) the Applicable Tier corresponding to such financial test shall take effect on the first day of the month following the month in which the Agent receives such Quarterly Compliance Certificate, and such Applicable Tier shall continue in effect until reset in accordance with this definition. If a Quarterly Compliance Certificate is not received by the Agent by the last day of the month in which it is required to be delivered under Section 6.01(d), then, without limiting any other rights and remedies of the Agent or any Lender, the Applicable Tier shall be deemed to be Tier VI for each day from and including the first day of the month in which such Quarterly Compliance Certificate was required to be delivered to and including the fifth day after the date on which such Quarterly Compliance Certificate is received by the Agent. Notwithstanding anything to the contrary in this definition, the Applicable Tier shall be deemed to be Tier VI in each day on which an Event of Default has occurred and is continuing.

[END OF ANNEX A]

ANNEX B To Credit Agreement

COMMITMENT SCHEDULE

LENDER	COMMITMENT
Citizens Bank of Pennsylvania	$75,000,000
PNC Bank, National Association	$60,000,000
U.S. Bank National Association	$60,000,000
BMO Harris Financing, Inc.	$60,000,000
Fifth Third Bank	$45,000,000
The Huntington National Bank	$30,000,000
First Niagara Bank, N.A.	$25,000,000
First National Bank of Pennsylvania	$20,000,000
The Northern Trust Company	$15,000,000
First Commonwealth Bank	$10,000,000
Aggregate Commitment	$400,000,000

ANNEX C To Credit Agreement

DOMESTIC SUBSIDIARIES

ACS Communications, Inc.

ACS Dataline, LP

ACS Dataline of the Northwest, Inc.

ACS Investors, LLC

ACS Partners, LLC

ADS Telecom, Inc.

Advanced Communications Corporation

Advanced Network Technologies, Inc.

American Telephone Wiring Company

Atimco Network Services, Inc.

B & C Telephone, Inc.

BB Technologies, Inc.

BBox Holding Company

BCS II, LLC

Black Box Corporation of Pennsylvania

Black Box LLC Holdings, Inc.

Black Box Network and Electrical Services, Inc.

Black Box Network Services, Inc. - Government Solutions

Black Box Ventures Holding Company

Cable Consultants, Incorporated

CBS Technologies Corp.

Comm Line, Inc.

Communication Contractors, Inc.

Data Communications 2000, Inc.

Datel Communications, Inc.

Delaney Telecom, Inc.

DESIGNet, Inc.

FBS Communications, L.P.

InnerWireless, Inc.

Integrated Cabling Systems, Inc.

Jet Line Communications, Inc.

Koncepts Communications of L.I., Corp

LOGOS Communications Systems, Inc.

Michael Electric, Inc.

Midwest Communications Technologies, Inc.

Midwest Electronics and Communications, Inc.

Milgo Holdings Canada, LLC

Mutual Telecom Services Inc.

Network Communications Technologies, Inc.

NextiraOne, LLC

NextiraOne California L.P. (executed on behalf of NextiraOne California L.P. by Norstan

            Communications, Inc., its general partner)

NextiraOne Federal, LLC

NextiraOne New York, LLC

Norstan, Inc.

Norstan Canada Inc.

Norstan Communications, Inc.

Norstan International, Inc.

Nortech Telecommunications Inc.

Nu-Vision Technologies, LLC

NXO Installation, LLC

PS Tech Video, LLC

PS Technologies, LLC

Quanta Systems, LLC

R & D Services, Inc.

Scottel Voice & Data, Inc.

Teldata Corporation

Telefuture Communications Ltd.

Todd Communications, Inc.

U.S. Premise Networking Services, Inc.

UCI Communications LLC

Vibes Technologies, Inc.

EXHIBIT A

to Credit Agreement

FORM OF

REVOLVING CREDIT NOTE

$	Pittsburgh, Pennsylvania
, 20

FOR VALUE RECEIVED, the undersigned, BLACK BOX CORPORATION, a Delaware corporation (“Borrower”) hereby promises to pay to the order of                                (the “Lender”) on or before the Revolving Credit Maturity Date (as defined in the Agreement referred to below), and at such earlier dates as may be required by such Agreement, the lesser of (i) the principal sum of                              Dollars ($                      ) or (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower from time to time pursuant to the Agreement. The Borrower further promises to pay to the order of the Lender interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to Section 2.04 of, or as otherwise provided in, the Agreement, payable on the dates set forth in Section 2.08 of, or as otherwise provided in, the Agreement.

All payments of principal and interest hereunder shall be due and payable by 12:00 Noon, Pittsburgh time, on the day when due. Such payments shall be made to the Agent, for the benefit of the Lender, at its Office in Dollars in immediately available funds without setoff, counterclaim or other deduction of any nature.

Except as otherwise provided in the Agreement, if any payment of principal or interest hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next following Business Day and such extension of time shall be included in computing interest in connection with such payment.

This Note is one of the “Revolving Credit Notes” as referred to in, and is entitled to the benefits of the Credit Agreement, dated as of March 23, 2012, by and among the Borrower, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and Citizens Bank of Pennsylvania, as Agent (as the same may be amended, restated, modified or supplemented from time to time, the “Agreement”), which among other things provides for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions. Terms defined in the Agreement have the same meanings herein.

The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.

This Note shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

BLACK BOX CORPORATION

By:

Title:

EXHIBIT A-1

to Credit Agreement

FORM OF

SWINGLINE NOTE

$25,000,000.00	Pittsburgh, Pennsylvania
March , 2012

FOR VALUE RECEIVED, the undersigned, BLACK BOX CORPORATION, a Delaware corporation (“Borrower”) hereby promises to pay to the order of CITIZENS BANK OF PENNSYLVANIA (the “Lender”) on or before the Revolving Credit Maturity Date (as defined in the Agreement referred to below), and at such earlier dates as may be required by such Agreement, the lesser of (i) the principal sum of Twenty-Five Million Dollars ($25,000,000.00) or (ii) the aggregate unpaid principal amount of all Swingline Loans made by the Lender to the Borrower from time to time pursuant to the Agreement. The Borrower further promises to pay to the order of the Lender interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to Section 2.14 of, or as otherwise provided in, the Agreement, payable on the dates set forth in Section 2.14 of, or as otherwise provided in, the Agreement.

All payments of principal and interest hereunder shall be due and payable by 12:00 Noon, Pittsburgh time, on the day when due. Such payments shall be made to the Agent, for the benefit of the Lender, at its Office in Dollars in immediately available funds without setoff, counterclaim or other deduction of any nature.

Except as otherwise provided in the Agreement, if any payment of principal or interest hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next following Business Day and such extension of time shall be included in computing interest in connection with such payment.

This Note is the “Swingline Note” as referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of March 23, 2012, by and among the Borrower, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and Citizens Bank of Pennsylvania, as Agent (as the same may be amended, restated, modified or supplemented from time to time, the “Agreement”), which among other things provides for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions. Terms defined in the Agreement have the same meanings herein.

The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.

This Note shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

BLACK BOX CORPORATION

By:

Title:

EXHIBIT B

to Credit Agreement

FORM OF

STANDBY LETTER OF CREDIT APPLICATION

Application and Agreement for Standby Letter of Credit

To: (please mark the name of your bank).

RBS Citizens, N.A.

Citizens Bank of Pennsylvania

Date:

Mailing Address: Citizens Bank, International Trade Services, Mailstop: MMF470

20 Cabot Road, Medford, MA 02155 Fax # 781 391 8701

Please issue an irrevocable Letter of Credit as set forth below:

Applicant (Customer) Beneficiary

Name: Name:

Address: Address:

Currency Amount Expiry Date Advising Bank (Beneficiary’s) if applicable

Name:

Address:

AVAILABLE WITH BENEFICIARY’S DRAFT(S) AT SIGHT DRAWN ON US ACCOMPANIED BY THE FOLLOWING:

DOCUMENTS

Beneficiary’s signed statement, certifying that the amount of the draft represents funds due as a result of:

the failure of the applicant to comply with the terms of contract no. .

the dishonor of a check or checks issued in the beneficiary’s favor, by the applicant, drawn on their account

no. at . The actual unpaid check or checks must be attached to the statement.

the failure of the applicant to effect payment of certain invoices of the beneficiary by the date due, demand for payment has been made and payment has not been received from any source. A copy of each unpaid invoice must be attached to the statement. Invoices dated prior to the issuance date of this credit are not acceptable.

the failure of to

honor their commitments under a certain loan agreement dated demand for payment has been made and payment has not been received from any source.

If none of the above is applicable please describe hereunder the document(s) which must accompany the draft(s)

Attached is a format which is an integral part of this application.

Special Instructions:

All bank charges, other than our own, are for the account of the beneficiary. Standby Letter of Credit is transferable

THE CREDIT SHALL BE SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS, OR TO THE INTERNATIONAL STANDBY PRACTICES, AS PUBLISHED BY THE INTERNATIONAL CHAMBER OF

COMMERCE, PARIS, AND IN EFFECT AS OF THE DATE HEREOF

Partial drawings are permitted prohibited

Any reference to purchase order number, contract, etc., is for identification purposes only and such purchase order, contract, etc., will not be incorporated into the terms of the Standby Letter of Credit.

This application was originally sent to the Bank by fax.

FOR BANK USE ONLY Account officer approval

Authorized Signature Date

We agree to all the terms and conditions on the face and reverse hereof.

APPLICANT:

By: Authorized Signature – Title

[INTL-F88] REV 8/07

Application and Agreement for Standby Letter of Credit

We hereby certify that all aspects of the transactions covered by this Application and Agreement comply in every respect with all existing United States government laws and regulations.

In consideration of your opening the Credit substantially according to the foregoing instructions, we jointly and severally and intending to be legally bound, hereby agree as follows: 1. As to instruments payable in U.S. Dollars, we will: (a) pay you in U.S. Dollars the amount paid on any sight draft on demand or, at your option, pay you in advance the amount required to pay such draft; and (b) pay you in U.S. Dollars the amount of each acceptance on demand, but in any event not later than one business day prior to maturity.

2. As to instruments payable in a foreign currency, we will: (a) pay you in U.S. Dollars, the equivalent of the amount paid on any sight draft, immediately upon such payment being made, at your then selling rate for cable transfers to the place of payment in the currency in which the draft. is drawn; and (b) in the case of each acceptance pay you in U.S. Dollars, on demand, but in any event in time to reach the place of payment by mail not later than one business day prior to maturity, the equivalent thereof at your then selling rate for the currency in which the acceptance is payable, or at your option pay you on demand the equivalent of the acceptance in U.S. Dollars at your then selling rate for cable transfers to the place of payment in such currency.

3. We will pay you on demand a commission at the rate of percent ( %) per annum calculated on at Three hundred sixty (360) day basis on the amount of the Credit plus interest where chargeable, and all charges and expenses, including reasonable counsel fees, incurred or paid by you in protecting or enforcing your rights under this Agreement, or in connection with the credit issued pursuant hereto, including without limitation reasonable counsel fees and expenses incurred in connection with the defense of all actions seeking to restrain or enjoin payment of the Credit. Unless otherwise agreed, interest and commission payable hereunder shall be at such rate as Bank may deem appropriate. Any amount which at any time may be owing by Customer to Bank pursuant to this Agreement may be charged against funds held by Bank for the account of Customer.

4. You shall not be responsible for the validity, sufficiency, correctness or genuineness of documents, even if such documents should in fact prove to be in any or all respects incorrect, defective, invalid, insufficient, fraudulent or forged; for any breach of contract or disputes between the party or parties in whose favor the Credit is drawn and ourselves; for failure of any draft to bear reference or adequate reference to the Credit; for errors, omissions, interruptions or delays in transmission or delivery of any messages by mail or otherwise; or for any consequences arising from causes beyond your control; and none of the above shall affect, impair or prevent the fixing of any of your rights or powers hereunder. We will hold you harmless from all loss or damage in respect of any of the foregoing matters and from any and all damage and loss whatsoever suffered by you by reason of any and all action taken by you in good faith.

5. We will deliver to you on demand such additional security (including cash) as you may from time to time require, to be held as general collateral for all our liabilities to you hereunder and for all other liabilities, absolute or contingent, due or not due, which may be at anytime owing to you by us. All property belonging to each or any of us, including any collection items, now or hereafter handed to you or for any purpose left in your possession by us or for our account, or in transit to or from you, by mail or carriers, and all balances of any deposit accounts each or any of us may have with you, are hereby made security and you are hereby granted a security interest therein for all such liabilities, and the same may be held or disposed of as you may see fit and applied toward any payment of any and all such liabilities, all of which shall become immediately due and payable upon an Event of Default.

6. The following events or actions by or affecting each or any of us shall constitute an Event of Default; default in the performance of any undertaking to you under this Agreement, or under any other obligation to you or agreement with you; insolvency, or the filing by or against each or any of us of any petition under the Bankruptcy Code or any similar Federal or state statute; the filing of a petition for the appointment of a receiver; the making of an assignment for the benefit of creditors; our death, failure in business, dissolution, suspension or termination of existence; any seizure, vesting or intervention by or under authority of a government, by which our management is displaced or its authority in the conduct of its business is curtailed; or the attachment or distraint of any of our funds or other property which may be in, or come into, your possession or under your control, or that of any third party acting for you, or of the same becoming subject at any time to any mandatory order of court or other legal process.

7. Whenever you deem it necessary for your or our protection, or after an Event of Default specified herein, or other default, you shall have the right to accelerate and make immediately due and payable all of our obligations to you under the Credit and this Agreement and under any other document or agreement (including without limitation obligations evidenced by acceptances which have not matured), and you shall thereupon have, in addition to all other rights and remedies under applicable law, the rights and remedies of a secured party under the Uniform Commercial Code.

8. No failure or omission on our part to carry out any of the provisions hereof, and no act or omission by you shall be deemed a waiver by you of any of your rights or remedies hereunder, unless such waiver is in writing and signed by you.

9. All rights under the Credit and this Application and Agreement shall be determined by the Uniform Customs and Practice for Commercial Documentary Credits of the International Chamber of Commerce in effect from time to time (International Chamber of Commerce Publication No. 500 or the most recent revision or successor thereto which shall be in effect from time to time), the terms of which are known to us and which are incorporated by reference herein, and all rights under the Credit and this Agreement shall be construed in accordance with the local laws of the State of Rhode, Island, State of Connecticut, State of Massachusetts, State of New Hampshire, State of Pennsylvania or State of Delaware, as applicable to this Application.

10. If this Agreement is signed by two or more parties, it shall be the joint and several agreement and obligation of such parties.

11. We agree that in the event of any extension of the maturity or time for presentation of drafts, acceptances or documents, or any other modification of the terms of the Credit, at the request of any of us, with or without notification to the others, or in the event of any increase in the amount of the Credit at our request, this Agreement shall be binding upon us with regard to the Credit so increased or otherwise modified, to drafts, documents and property covered thereby, and to any action taken by you or any of your correspondents in accordance with such extension, increase or other modification.

12. This Agreement shall be binding upon our respective heirs, executors, administrators, successors and assigns and shall inure to the benefit of your successors and assigns. If the same shall be signed by one individual the terms “we”, “our”, “us”, shall be read throughout as “I”, “my”, “me”, as the case may be.

[INTL-F88] REV 8/07

EXHIBIT C

to Credit Agreement

FORM OF

DOCUMENTARY LETTER OF CREDIT APPLICATION

Application and Agreement for Commercial Letter of Credit

To: (Please mark the name of your bank)

Date:

RBS Citizens, N.A. Citizens Bank of Pennsylvania

Mailing Address:

Citizens Bank, International Trade Services, Mailstop: MMF470 20 Cabot Road, Medford, MA 02155 Fax # 781 655 4230

Please issue an irrevocable Letter of Credit as set forth below:

Applicant (Customer) Name and Address:

Beneficiary (Seller) Name and Address:

Currency

Amount

Expiry Date

Advising Bank (Beneficiary’s Bank) Name: Address:

AVAILABLE WITH ANY BANK BY NEGOTIATION OF DRAFTS AT

SIGHT

DAYS SIGHT

DAYS SHIPMENT DATE

DESCRIPTION OF MERCHANDISE (Brief Detail)

LATEST SHIPPING DATE

FOB

C & F

CIF

Other

PARTIAL SHIPMENTS TRANSHIPMENTS

ALLOWED ALLOWED

NOT ALLOWED NOT ALLOWED

FROM (Shipping Port/Airport or Place) TO (Destination Port/Airport or Place)

DOCUMENTS

SIGNED COMMERCIAL INVOICE IN ORIGINAL PLUS COPIES

THE CREDIT SHALL BE SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS ISSUED BY THE INTERNATIONAL CHAMBER OF COMMERCE, PARIS, AND IN EFFECT AS OF THE DATE HEREOF.

FULL SET OF CLEAN ON BOARD MARINE BILLS OF LADING CONSIGNED TO ORDER, BLANK ENDORSED, MARKED NOTIFY APPLICANT AND FREIGHT PREPAID COLLECT CLEAN AIR WAYBILL CONSIGNED TO APPLICANT MARKED FREIGHT PREPAID COLLECT FORWARDER’S CERTIFICATE OF RECEIPT CONSIGNED TO APPLICANT PACKING LIST AND COPY(IES)

INSURANCE CERTIFICATE OR POLICY IN NEGOTIABLE FORM COVERING ALL RISKS FOR 110% OF INVOICE VALUE CERTIFICATE OF ORIGIN

ADDITIONAL CONDITIONS (if Any)

insurance to be effected by Applicant Letter of Credit is transferable. Special Instructions (if Any):

ALL OTHER TERMS

All bank charges, other than our own, are for the account of the beneficiary.

Documents must be presented within days after shipment; but within validity of the credit (if number of days are not specified, 21 days will be inserted)

This application was originally sent to the Bank by fax.

FOR BANK USE ONLY Account officer approval

Authorized Signature

Date

We agree to all the terms and conditions on the face and reverse hereof.

APPLICANT:

By:

Authorized Signature – Title

[INTL-F87]

In consideration of your opening this Documentary Credit for our account we agree that you shall have a pledge upon all goods and upon all Bills of Lading, Warrants, Delivery Orders, Documents of Title, and securities whatsoever which have been already or shall be hereafter delivered into your possession or that of your agents by us or by any person, firm or company as a result of opening or in connection with any transactions under this Documentary Credit.

We agree that the terms of the said pledge are that the said goods and the said documents are and shall be pledged as security for all advances made or which may be made to us or to our agents and for all payments which may be made by you or your agents under this Documentary Credit and also for any liability whatsoever incurred or which may be incurred by you as a result of the opening of this Credit together with interest and all customary charges, and that you shall have full discretion and power of sale over the said goods without notice to us and that you shall be held covered against fire and all other risks after expiry of the insurance already mentioned and that in case of loss any amount due under such insurance shall be paid over to you. We further undertake that we will neither do nor suffer any act or thing which may prejudice the security given by the said pledge.

We further agree that neither you nor your agents shall be in any way responsible for any error, fault or mistake in the description, quality, quantity, value or delivery of any goods or the amount of Shipper’s charges thereon or for any delay in connection with the consignments or any loss or damage to the goods and your right to repayment and reimbursement shall not be prejudiced or affected by any such error, fault, mistake, delay, loss or damage or by any invalidity or irregularity or misdescription of or in any draft or document.

We further agree where negotiation is permitted you shall not be responsible for ascertaining or affected by notice of, whether or not the drafts have been negotiated or when or where they were negotiated.

We guarantee the validity of all documents tendered hereunder to you or to your agents.

You are authorized to debit our account with all payments and disbursements, together with costs, expenses, commissions and charges and/or other liabilities hereunder of whatsoever nature (including future and/or contingent liabilities) in connection with this credit and in respect of the goods and/ or with the amounts of matured acceptances. We undertake to provide you on demand with sufficient funds to meet your payments, disbursements, costs, expenses, commissions and charges and such liabilities as aforesaid and upon maturity or earlier demand by you with sufficient funds to meet your acceptances.

We further undertake immediately upon your request to do, and procure the doing of, all such acts and to sign, endorse, execute and/or deliver, and to procure the signature, endorsement, execution and/or delivery of, all such authorities, transfers, deeds or documents as you may require in order to perfect your title to the said goods and/or the said documents and/or to vest the same in and/or deliver the same to any purchaser from you and/ or to recover any insurance moneys payable or paid in respect of loss of or damage to the said goods.

It is understood that all instructions and correspondence relating to the above Credit are to be sent at our sole risk and expense and that we will indemnify you against, and you are not to be responsible for, any loss arising out of any error, omission or delay in the dispatch, transmission, transcription, receipt, coding or decoding thereof, howsoever and by whomsoever such error, omission or delay shall have been caused.

We agree that this Credit is subject to Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 or as amended by any subsequent revision of the International Chamber of Commerce.

If this request is made by two or more parties their obligations hereunder shall be joint and several. Throughout this document the singular number shall be deemed to include the plural and vice versa.

We warrant that neither this application, nor any reaction hereby requested of you, nor this shipment involved in this application is in violation of U.S. Treasury Foreign Assets Control or Cuban Asset Control Regulations and/or regulations emanating from the U.S. Department of Commerce, and that all required import or export licenses have been obtained.

[INTL-F87]

EXHIBIT D

to Credit Agreement

FORM OF

GUARANTY AND SURETYSHIP AGREEMENT

THIS GUARANTY AND SURETYSHIP AGREEMENT (this “Agreement”), dated as of the        day of                                 , 20    , is made by the Guarantors identified as such on the signature page hereof (each, a “Guarantor” and, collectively, the “Guarantors”), to the lenders parties to the Credit Agreement (as defined below) from time to time (the “Lenders”) and CITIZENS BANK OF PENNSYLVANIA, a banking association organized under the laws of the Commonwealth of Pennsylvania, as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Guarantors, Black Box Corporation, a Delaware corporation (“Borrower”), the Lenders and the Agent entered into that certain Credit Agreement, dated as of March 23, 2012 (as the same may be amended, restated, modified or supplemented from time to time, the “Credit Agreement”), pursuant to which the Lenders made a revolving credit facility available to Borrower; and

WHEREAS, the Guarantors will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement; and

WHEREAS, it is a condition precedent to the extension of credit under the Credit Agreement that the Guarantors execute and deliver this Agreement; and

WHEREAS, this Agreement, among other things, is made by the Guarantors to induce the Lenders to enter into the Loan Documents (as defined in the Credit Agreement) and to induce the Lenders to extend credit under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged by each Guarantor, and intending to be legally bound, each Guarantor hereby agrees as follows:

ARTICLE I

DEFINITIONS

1.01.      Definitions.

(a)          Certain Definitions.  Capitalized terms not otherwise defined herein shall have the meanings given in the Credit Agreement. In addition to the other terms defined elsewhere in this Agreement, as used herein the following terms shall have the following meanings:

“Guaranteed Obligations” shall mean all obligations from time to time of the Borrower to the Lenders under or in connection with any Loan Document, whether for principal, interest, fees, indemnities, expenses or otherwise, and all refinancings or refundings thereof, whether such obligations are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (specifically including but not limited to obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation is not enforceable or allowable in such proceeding). Without limitation of the foregoing, such obligations include all obligations arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied. Without limitation of the foregoing, any of the Lenders (or any successive assignee or transferee) from time to time may assign or otherwise transfer all or any portion of their rights or obligations under the Loan Documents in accordance with Section 10.14 of the Credit Agreement (including, without limitation, all or any portion of any commitment to extend credit), or any other Guaranteed Obligations, to any other Person, and such Guaranteed Obligations (including, without limitation, any Guaranteed Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Guaranteed Obligations entitled to the benefit of the Credit Agreement.

ARTICLE II

GUARANTY AND SURETYSHIP

2.02.      Guaranty and Suretyship.  Each Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably guarantees and becomes surety for the full and punctual payment and performance of the Guaranteed Obligations as and when such payment or performance shall become due (at scheduled maturity, by acceleration or otherwise) in accordance with the terms of the Loan Documents. This Agreement is an agreement of suretyship as well as of guaranty, is a guarantee of payment and performance and not merely of collectibility, and is in no way conditioned upon any attempt to collect from or proceed against the Borrower or any other Person or any other event or circumstance. The obligations of the Guarantors under this Agreement are direct and primary obligations of each Guarantor and are independent of the Guaranteed Obligations, and a separate action or actions may be brought against any Guarantor regardless of whether action is brought against the Borrower or any other Person or whether the Borrower or any other Person is joined in any such action or actions.

2.03.      Obligations Absolute.  Each Guarantor agrees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting the Guaranteed Obligations, any of the terms of the Loan Documents or the rights of the Agent or any Lender or any other Person with respect thereto. The obligations of the Guarantors under this Agreement shall be absolute, unconditional and irrevocable, irrespective of any of the following:

(a)        any lack of legality, validity, enforceability, allowability (in a bankruptcy, insolvency, reorganization, dissolution or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Guaranteed Obligations;

(b)        any change in the amount, nature, time, place or manner of payment or performance of, or in any other term of, any of the Guaranteed Obligations (whether or not such change is contemplated by the Loan Documents as presently constituted, and specifically including any increase in the Guaranteed Obligations, whether resulting from the extension of additional credit to the Borrower or otherwise), any execution of any additional Loan Documents or any amendment or waiver of or any consent to departure from any Loan Document;

(c)        any taking, exchange, release, impairment or nonperfection of any collateral, or any taking, release, impairment or amendment or waiver of or consent to departure from any other guaranty or other direct or indirect security for any of the Guaranteed Obligations;

(d)        any manner of application of collateral or other direct or indirect security for any of the Guaranteed Obligations, or proceeds thereof, to any of the Guaranteed Obligations, or any commercially reasonable manner of sale or other disposition of any collateral for any of the Guaranteed Obligations or any other assets of the Borrower;

(e)        any permanent impairment by any Lender or any other Person of any recourse of the Guarantor against the Borrower or any other Person, or any other permanent impairment by any Lender or any other Person of the suretyship status of the Guarantor;

(f)        any bankruptcy, insolvency, reorganization, dissolution or similar proceedings with respect to, or any change, restructuring or termination of the corporate structure or existence of, the Borrower, any Guarantor or any other Person; or

(g)        any failure of any Lender or any other Person to disclose to any Guarantor any information pertaining to the business, operations, condition (financial or other) or prospects of the Borrower or any other Person, or to give any other notice, disclosure or demand.

2.04.    Waivers, etc.  Each Guarantor hereby irrevocably waives any defense to or limitation on its obligations under this Agreement arising out of or based upon any matter referred to in Section 2.2 and, without limiting the generality of the foregoing, any requirement of promptness, diligence or notice of acceptance, any other notice, disclosure or demand with respect to any of the Guaranteed Obligations and this Agreement, any requirement of acceptance hereof, reliance hereon or knowledge hereof by the Agent or any Lender, and any requirement that the Agent or any Lender protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral or other direct or indirect security for any of the Guaranteed Obligations. Notwithstanding the foregoing sentence, each Guarantor’s waiver under this Section 2.3 shall apply only to each Guarantor’s obligations hereunder and shall not limit or waive any of such Guarantor’s subrogation rights.

2.05.    Reinstatement.  This Agreement shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment of any of the Guaranteed Obligations is avoided, rescinded or must otherwise be returned by the Agent or any Lender for any reason, all as though such payment had not been made.

2.06.    No Stay.  Without limiting the generality of any other provision of this Agreement, if any acceleration of the time for payment or performance of any Guaranteed Obligation, or any condition to any such acceleration, shall at any time be stayed, enjoined or prevented for any reason (including stay or injunction resulting from the pendency against the Borrower or any other Person of a bankruptcy, insolvency, reorganization, dissolution or similar proceeding), each Guarantor agrees that, for purposes of this Agreement and its obligations hereunder, at the option of the Agent such Guaranteed Obligation shall be deemed to have been accelerated and such condition to acceleration shall be deemed to have been met.

2.07.    Payments.  All payments to be made by the Guarantors pursuant to this Agreement shall be made at the times and in the manner prescribed for payments in Articles II and III of the Credit Agreement, without setoff, counterclaim, withholding or other deduction of any nature. All payments made by the Guarantors pursuant to this Agreement may be applied to the Guaranteed Obligations and all other amounts payable under this Agreement in such order as the Agent may elect.

2.08.    Subrogation. Etc.  Any rights which any Guarantor may have or acquire by way of subrogation, reimbursement, restitution, exoneration, contribution or indemnity, and any similar rights (whether arising by operation of law, by agreement or otherwise), against the Borrower arising from the existence, payment, performance or enforcement of any of the obligations of any Guarantor under or in connection with this Agreement, shall be subordinate in right of payment to the Guaranteed Obligations, and the Guarantors shall not exercise any such rights until all Guaranteed Obligations and all other obligations under this Agreement have been paid in cash or such other manner as may be acceptable to the Agent and performed in full and all commitments to extend credit under, and all Letters of Credit issued under, the Loan Documents shall have terminated. If, notwithstanding the foregoing, any amount shall be received by any Guarantor on account of any such rights at any time prior to the time at which all Guaranteed Obligations and all other obligations under this Agreement shall have been paid in cash or such other manner as may be acceptable to the Agent and performed in full and all commitments to extend credit under, and all Letters of Credit issued under, the Loan Documents shall have terminated, such amount shall be held by such Guarantor in trust for the benefit of the Lenders, segregated from other funds held by such Guarantor, and shall be forthwith delivered to Agent for the benefit of the Lenders in the exact form received by such Guarantor (with any necessary endorsement), to be applied to the Guaranteed Obligations, whether matured or unmatured, in such order as the Agent may elect, or to be held by the Agent as security for the Guaranteed Obligations and disposed of by the Agent in any lawful manner, all as the Agent may elect.

2.09.    Continuing Agreement.  This Agreement is a continuing guaranty and shall continue in full force and effect until all Guaranteed Obligations and all other amounts payable under this Agreement have been paid in cash or such other manner as may be acceptable to the Agent and performed in full, and all commitments to extend credit under, and all Letters of Credit issued under, the Loan Documents have terminated, subject in any event to reinstatement in accordance with Section 2.4. Without limiting the generality of the foregoing, each Guarantor hereby irrevocably waives any right to terminate or revoke this Agreement.

2.10.    Limitation on Obligations.  Notwithstanding any other provision hereof, to the extent that mandatory and nonwaivable provisions of applicable Law pertaining to fraudulent transfer or fraudulent conveyance otherwise would render the full amount of the obligations of the Guarantors under this Agreement avoidable, invalid or unenforceable, the obligations of each Guarantor under this Agreement shall be limited to the maximum amount which does not result in such avoidability, invalidity or unenforceability. In any action, suit or proceeding pertaining to this Agreement, the burden of proof, by clear and convincing evidence, shall be on the Person claiming that this Section 2.9 applies to limit any obligation of any Guarantor under this Agreement, or claiming that any obligation of any Guarantor under this Agreement is avoidable, invalid or unenforceable, as to each element of such claim.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Guarantor hereby jointly and severally represents and warrants to the Agent and the Lenders as follows:

3.11.    Credit Agreement.  The provisions of Article IV of the Credit Agreement are hereby incorporated by reference (together with all related definitions and cross references). Each Guarantor hereby jointly and severally represents and warrants to the Agent and the Lenders as provided therein.

3.12.    Representations and Warranties Remade at Each Extension of Credit.  Each request (including any deemed request) by the Borrower for any extension of credit under any Loan Document shall be deemed to constitute a representation and warranty by the Guarantors to the Agent and the Lenders that the representations and warranties made by the Guarantors in this Article III are true and correct on and as of the date of such request with the same effect as though made on and as of such date. Failure by the Agent to receive notice from any Guarantor to the contrary before the Lenders make any extension of credit under any Loan Document shall constitute a further representation and warranty by the Guarantors to the Agent and the Lenders that the representations and warranties made by the Guarantors in this Article III are true and correct on and as of the date of such extension of credit with the same effect as though made on and as of such date.

ARTICLE IV

COVENANTS

4.13.    Covenants Generally.  Reference is hereby made to the provisions of Articles VI and VII of the Credit Agreement (together with all related definitions and cross references). To the extent such provisions impose upon the Borrower a duty to cause any Guarantor (or a Subsidiary of each Guarantor) to do or refrain from doing certain acts or things or to meet or refrain from meeting certain conditions, each Guarantor shall (or shall cause such Subsidiary of such Guarantor to, as the case may be) do or refrain from doing such acts or things, or meet or refrain from meeting such conditions, as the case may be.

ARTICLE V

MISCELLANEOUS

5.14.    Amendments, etc.  No amendment to or waiver of any provision of this Agreement, and no consent to any departure by any Guarantor herefrom, shall in any event be effective unless in a writing manually signed by or on behalf of each Lender and each Guarantor; provided that this Agreement may be terminated and any Guarantor or Guarantors may be released herefrom with the written consent of the Required Lenders in connection with the sale or other disposition of all of the capital stock of and other equity interests in such Guarantor to a Person or Persons other than the Borrower or a Subsidiary of the Borrower, which sale or other disposition is in compliance with the Credit Agreement and the Loan Documents. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

5.15.    No Implied Waiver: Remedies Cumulative.  No delay or failure of the Agent or any Lender in exercising any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Agent and the Lenders under this Agreement are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement, at law, or otherwise.

5.16.    Notices.  Except to the extent, if any, otherwise expressly provided herein, all notices and other communications (collectively, “notices”) under this Agreement shall be in writing and shall be sent in the manner provided in Section 10.05 of the Credit Agreement. All notices shall be sent to the address specified in the Credit Agreement for the applicable party, or, in any case, to such other address as shall have been designated by the applicable party by notice to the other party hereto. Any properly given notice shall be effective as provided in Section 10.05 of the Credit Agreement. The Agent and the Lenders may rely on any notice (whether or not made in a manner contemplated by this Agreement) purportedly made by or on behalf of a Guarantor, and Agent and the Lenders shall have no duty to verify the identity or authority of the Person giving such notice.

5.17.    Expenses.  Each Guarantor agrees to pay upon demand all reasonable expenses (including reasonable fees and expenses of counsel) which the Agent or any Lender may incur from time to time arising from or relating to the administration of, or exercise, enforcement or preservation of rights or remedies under, this Agreement, other than costs and expenses incurred by the Agent or any Lender, respectively, in connection with any litigation which results in a final, non-appealable judgment against the Agent or such Lender.

5.18.    Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements.

5.19.    Survival.  All representations and warranties of the Guarantors contained in or made in connection with this Agreement shall survive, and shall not be waived by, the execution and delivery of this Agreement, any investigation by or knowledge of the Agent or any Lender, any extension of credit or any other event or circumstance whatever.

5.20.    Counterparts.  This Agreement may be executed in any number of counterparts, including facsimile counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same agreement.

5.21.    Setoff.  In the event that any obligation of any Guarantor now or hereafter existing under this Agreement or any other Loan Document shall have become due and payable, after an Event of Default under the Loan Documents has occurred, each Lender shall have the right from time to time, without notice to such Guarantor, to set off against and apply to such due and payable amount any obligation of any nature of each Lender to the Guarantor, including all deposits (whether time or demand, general or special, provisionally or finally credited, however evidenced) now or hereafter maintained by such Guarantor with such Lender. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether such obligation to such Guarantor is absolute or contingent, matured or unmatured (it being agreed that each Lender may deem such obligation to be then due and payable at the time of such setoff), regardless of the offices or branches through which the parties are acting with respect to the offset obligations, regardless of whether the offset obligations are denominated in the same or different currencies and regardless of the existence or adequacy of any other direct or indirect security or any other right or remedy available to such Lender. Nothing in this Agreement or any other Loan Document shall be deemed a waiver of or restriction on any right of setoff or banker’s lien available to any Lender under this Section 5.8, at law or otherwise. Each Guarantor hereby agrees that any affiliate of any Lender, and any holder of a participation in any Guaranteed Obligations of any Guarantor under this Agreement, shall have the same rights of setoff as each Lender as provided in this Section 5.8 (regardless of whether such affiliate or participant otherwise would be deemed a creditor of such Guarantor).

5.22.    Construction.  In this Agreement, unless the context otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; the neuter case includes the masculine and feminine cases; and “or” is not exclusive. In this Agreement, any references to property (or similar terms) include any interest in such property (or other item referred to); “include,” “includes,” “including” and similar terms are not limiting; and “hereof,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision; Section and other headings in this Agreement, and any table of contents herein, are for reference purposes only and shall not affect the interpretation of this Agreement in any respect. Section and other references in this Agreement are to this Agreement unless otherwise specified. This Agreement has been fully negotiated between the applicable parties, each party having the benefit of legal counsel, and accordingly neither any doctrine of construction of guaranties or suretyships in favor of the guarantor or surety, nor any doctrine of construction of ambiguities against the party controlling the drafting, shall apply to this Agreement.

5.23.    Successors and Assigns.  This Agreement shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Agent, the Lenders and their respective successors and assigns. Without limitation of the foregoing, the Agent or any Lender (and any successive assignee or transferee) from time to time may assign or otherwise transfer all or any portion of its rights or obligations under the Loan Documents (including all or any portion of any commitment to extend credit), or any Guaranteed Obligations, to any other Person, and such Guaranteed Obligations (including any Guaranteed Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Guaranteed Obligations entitled to the benefit of this Agreement, and to the extent of its interest in such Guaranteed Obligations such other Person shall be vested with all the benefits in respect thereof granted to the Agent or any Lender, as the case may be, in this Agreement or otherwise.

5.24.     Certain Legal Matters.

(a)        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, exclusive of choice of law principles.

(b)        Submission to Jurisdiction and Venue; Consent to Service of Process; Waiver of Jury Trial; Etc.  Each Guarantor hereby irrevocably and unconditionally:

(i)        agrees that any action, suit or proceeding by any Person arising from or relating to this Agreement or any other Loan Document or any statement, course of conduct, act, omission or event in connection with any of the foregoing (collectively, “Related Litigation”) may be brought in any state or federal court of competent jurisdiction sitting in Allegheny County, Pennsylvania, submits to the jurisdiction of such courts, and agrees not to bring any Related Litigation in any other forum (but nothing herein shall affect the right of the Agent or any Lender to bring any Related Litigation in any other forum);

(ii)       acknowledges that such courts will be the most convenient forum for any Related Litigation, waives any objection to the laying of venue of any Related Litigation brought in any such court, waives any claim that any Related Litigation brought in any such court has been brought in an inconvenient forum and waives any right to object, with respect to any Related Litigation, that such court does not have jurisdiction over it;

(iii)      consents and agrees to service of any summons, complaint or other legal process in any Related Litigation by registered or certified U.S. mail, postage prepaid, to it at the address for notices described in this Agreement, and consents and agrees that such service shall constitute in every respect valid and effective service (but nothing herein shall affect the validity or effectiveness of process served in any other manner permitted by law); and

(iv)      waives the right to trial by jury in any Related Litigation.

(c)        Limitation of Liability. No claim may be made by any Guarantor against the Agent or any Lender or any affiliate, director, officer, employee, attorney or agent of the Agent or any Lender for any special, indirect, consequential or punitive damages in respect of any claim arising from or relating to this Agreement or any other Loan Document or any statement, course of conduct, act, omission or event in connection with any of the foregoing (whether based on breach of contract, tort or any other theory of liability); and each Guarantor hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist.

Each Guarantor acknowledges that it has been represented by legal counsel in connection with the execution and delivery of this Agreement and that it understands the provisions of this Agreement.

[SIGNATURE ON FOLLOWING PAGE]

SIGNATURE PAGE 1 OF 1 TO SUBSIDIARY GUARANTY

IN WITNESS WHEREOF, each Guarantor has executed and delivered this Agreement as of the date first above written.

GUARANTORS: Each of the GUARANTORS listed in Schedule I attached hereto and made part hereof.

By:
Name: Michael McAndrew
Title: Secretary of each of the GUARANTORS listed on Schedule I hereto

Schedule I

GUARANTORS

ACS Communications, Inc.

ACS Dataline, LP

ACS Dataline of the Northwest, Inc.

ACS Investors, LLC

ACS Partners, LLC

ADS Telecom, Inc.

Advanced Communications Corporation

Advanced Network Technologies, Inc.

American Telephone Wiring Company

Atimco Network Services, Inc.

B & C Telephone, Inc.

BB Technologies, Inc.

BBox Holding Company

BCS II, LLC

Black Box Corporation of Pennsylvania

Black Box LLC Holdings, Inc.

Black Box Network and Electrical Services, Inc.

Black Box Network Services, Inc. - Government Solutions

Black Box Ventures Holding Company

Cable Consultants, Incorporated

CBS Technologies Corp.

Comm Line, Inc.

Communication Contractors, Inc.

Data Communications 2000, Inc.

Datel Communications, Inc.

Delaney Telecom, Inc.

DESIGNet, Inc.

FBS Communications, L.P.

InnerWireless, Inc.

Integrated Cabling Systems, Inc.

Jet Line Communications, Inc.

Koncepts Communications of L.I., Corp

LOGOS Communications Systems, Inc.

Michael Electric, Inc.

Midwest Communications Technologies, Inc.

Midwest Electronics and Communications, Inc.

Milgo Holdings Canada, LLC

Mutual Telecom Services Inc.

Network Communications Technologies, Inc.

NextiraOne, LLC

NextiraOne California L.P. (executed on behalf of NextiraOne California L.P. by Norstan

            Communications, Inc., its general partner)

NextiraOne Federal, LLC

NextiraOne New York, LLC

Norstan, Inc.

Norstan Canada Inc.

Norstan Communications, Inc.

Norstan International, Inc.

Nortech Telecommunications Inc.

Nu-Vision Technologies, LLC

NXO Installation, LLC

PS Tech Video, LLC

PS Technologies, LLC

Quanta Systems, LLC

R & D Services, Inc.

Scottel Voice & Data, Inc.

Teldata Corporation

Telefuture Communications Ltd.

Todd Communications, Inc.

U.S. Premise Networking Services, Inc.

UCI Communications LLC

Vibes Technologies, Inc.

EXHIBIT E

to Credit Agreement

FORM OF QUARTERLY COMPLIANCE CERTIFICATE

Quarterly Compliance Certificate

Pursuant to the Credit Agreement, dated as of March 23, 2012 by and among Black Box Corporation, a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Citizens Bank of Pennsylvania, as Agent (as the same may be amended, modified or supplemented from time to time, the “Agreement”), the undersigned, being a Responsible Officer of the Borrower, hereby certifies on behalf of the Borrower as follows:

1.         Delivered herewith, or filed with the SEC as contemplated by Section 6.01 of the Agreement, are the financial statements prepared pursuant to Section 6.01(a) or Section 6.01(b), as the case may be, of the Agreement, for the fiscal                      ended                     ,         . All such financial statements comply with the applicable requirements of the Agreement.

2.         Schedule I hereto sets forth in reasonable detail the information and calculations necessary to establish compliance with the provisions of Sections 7.02 and 7.03 of the Agreement as of the end of the fiscal period referred to in paragraph 1 above and to determine the Applicable Tier as of such date.

3.         (Check one and only one:)

             No Event of Default or Potential Default has occurred and is continuing or exists.

             An Event of Default or Potential Default has occurred and is continuing or exists, and the document(s) attached hereto as Schedule II specify in detail the nature and period of existence of such Event of Default or Potential Default as well as any and all actions with respect thereto taken or contemplated to be taken by the Borrower.

4.         The undersigned has personally reviewed the Agreement, and this certificate was based on an examination made by or under the supervision of the undersigned sufficient to assure that this certificate is accurate.

5.         Capitalized terms used in this certificate and not otherwise defined shall have the meanings given in the Agreement.

BLACK BOX CORPORATION

By:

Name:
Title:

Date

EXHIBIT F

to Credit Agreement

SUBORDINATION TERMS

Indebtedness incurred by a Loan Party from any Affiliate (except to the extent that any such requirement applied to a foreign Subsidiary of a Loan Party could have an adverse tax consequence on any Loan Party) must be evidenced by an instrument or instruments containing, or referring to an agreement governing such instrument or instrument of indebtedness which contains, subordination provisions substantially the same as those set forth below. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement to which this Exhibit F is attached and of which it is made a part (the “Credit Agreement”).

1.         The payment of any and all Subordinated Debt (as defined below) shall be expressly junior and subordinated, to the extent and in the manner set forth in paragraphs 2 through 12, inclusive, (except to the extent that any such requirement applied to a foreign Subsidiary of a Loan Party could have an adverse tax consequence on any Loan Party) to any and all Senior Debt (as defined below) and to interest on Senior Debt at the rate stated in the instrument evidencing Senior Debt from the date of filing of any petition under the Bankruptcy Code to the date of payment whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under applicable law (herein called “Post-petition Interest”).

“Subordinated Debt” shall mean and include the principal of and interest and premium, if any, on all liabilities of the [Company] [Guarantor] to [name of lender] (the “Subordinated Lender”), direct or contingent, joint, several or independent, now or hereafter existing, due or to become due to, or held or to be held by, the Subordinated Lender, whether created directly or acquired by assignment or otherwise, including, without limiting the generality of the foregoing, [insert description of Subordinated Debt] and any fees or expenses of collection incurred by such Subordinated Lender.

“Senior Debt” shall mean and include all obligations from time to time of the Borrower to the Lenders under or in connection with any Loan Document, whether for principal, interest, fees, indemnities, expenses or otherwise, and all refinancings or refundings thereof, whether such obligations are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation all obligations arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied.

2.         If an Event of Default or Potential Default, as defined in Section 1.01 of the Credit Agreement, shall have occurred or would result from the making of any payment in respect of Subordinated Debt, the Subordinated Lender will not receive or accept any payment from the [Company] [Guarantor] in respect of Subordinated Debt, unless and until such Event of Default or Potential Default shall have been cured, or unless and until Senior Debt and Post-petition Interest, if any, shall be paid in full.

3.         In the event the Subordinated Lender shall receive any payment on Subordinated Debt which the Subordinated Lender is not entitled to receive under the provisions of paragraph 2 above, the Subordinated Lender will hold any amount so received in trust for the Lenders and will forthwith turn over such payment to the Agent for the benefit of the Lenders in the form received to be applied on Senior Debt and Post-petition Interest, if any. In the event of the failure of any Subordinated Lender to endorse or assign any such payment, distribution or security, the Agent and the Agent’s representative is hereby irrevocably authorized to endorse or assign the same.

4.         The Subordinated Lender will not commence any action or proceeding against the [Company] [Guarantor] to recover all or any part of the Subordinated Debtor join, with any creditor, unless the Agent, for the benefit of the Lenders shall also join in bringing any proceedings against the [Company] [Guarantor] under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute of the federal or any state government unless and until Senior Debt and Post-petition Interest, if any, shall be paid in full.

5.         In the event of any liquidation, dissolution or other winding up of the [Company] [Guarantor], or in the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy laws, sale of all or substantially all of the assets or any other marshalling of the assets and liabilities of the [Company] [Guarantor], (i) Senior Debt and Post-petition Interest, if any, shall first be paid in full before the Subordinated Lender shall be entitled to receive any moneys, dividends or other assets in any such proceeding, and (ii) the Subordinated Lender will at the request of the Agent, file any claim, proof of claim or other instrument of similar character necessary to enforce the obligations of the [Company] [Guarantor] in respect of Subordinated Debt and will hold in trust for Agent and the Lenders and pay over to the Agent for the benefit of the Lenders, in the form received, to be applied on Senior Debt and Post-petition Interest, any and all moneys, dividends or other assets received in any proceeding on account of Subordinated Debt, unless and until Senior Debt and Post-petition Interest shall be paid in full. In the event the Subordinated Lender shall fail to take such action requested by the Agent, the Agent may as attorney-in-fact for the Subordinated Lender, take such action on behalf of the Subordinated Lender, and the Subordinated Lender appoints the Lender as attorney-in-fact for the Subordinated Lender to demand, sue for, collect and receive any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character and to take such other action (including acceptance or rejection of any plan of reorganization or arrangement) in the name of the Agent and the Lenders or in the name of the Subordinated Lender as the Agent may deem necessary or advisable for the enforcement of these subordination terms; and the Subordinated Lender will execute and deliver to the Agent for the benefit of the Lenders such other and further powers of attorney or other instruments as the Agent may request in order to accomplish the foregoing.

6.         To the extent that the [Company] [Guarantor] or any other Person makes any payment on the Senior Debt that is subsequently invalidated, declared to be fraudulent or preferential or set aside or is required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause (such payment being hereinafter referred to as a “Voided Payment”), then to the extent of such Voided Payment, that portion of the Senior Debt that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made. In the event that a Voided Payment is recovered from the Lenders, an Event of Default shall be deemed to have existed and to be continuing under the Loan Documents from the date of the Agent’s initial receipt of such Voided Payment until the full amount of such Voided Payment is restored to the Lenders. During any continuance of any such Event of Default, these subordination terms shall be in full force and effect with respect to the Subordinated Debt. To the extent that the Subordinated Lender has received any payments with respect to the Subordinated Debt subsequent to the date of the Agent’s initial receipt of such Voided Payment and such payments have not been invalidated, declared to be fraudulent or preferential or set aside or are required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, the Subordinated Lender shall be obligated and hereby agrees that any such payment so made or received shall be deemed to have been received in trust for the benefit of the Lenders, and the Subordinated Lender shall pay to the Agent for the benefit of the Lenders, upon demand, the full amount so received by the Subordinated Lender during such period of time to the extent necessary fully to restore to the Lenders the amount of such Voided Payment.

7.         Any holder of the Senior Debt may, at any time and from time to time, without the consent of or notice to the Subordinated Lender, without incurring responsibility to the Subordinated Lender, and without impairing or releasing the rights of any of the holders of the Senior Debt, or any of the obligations of the Subordinated Lender hereunder:

(a)        change the amount, manner, place or terms of payment or change or extend the time of payment of or renew or alter Senior Debt or amend the Loan Documents in any manner or enter into or amend in any manner any other agreement relating to Senior Debt (including provisions restricting or further restricting payments of principal of and interest on Subordinated Debt);

(b)        sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, Senior Debt;

(c)        release anyone liable in any manner for the payment or collection of Senior Debt, including any Person who may have guaranteed the Senior Debt;

(d)        exercise or refrain from exercising any rights against the Borrower and others (including the Subordinated Lender); and

(e)        apply any sums by whomsoever paid or however realized to Senior Debt.

8.         Notice of acceptance of these subordination terms shall be waived by the Subordinated Lender.

9.         The [Company] [Guarantor] and Subordinated Lender will cause all Subordinated Debt to be evidenced by a note or other instrument which shall bear upon its face a statement or legend to the effect that such note or other instrument is subordinated to Senior Debt in the manner and to the extent set forth in these subordination terms, and will mark its books to show that the Subordinated Debt is so subordinated to Senior Debt.

10.       Prior to the incurrence of any Subordinated Debt the Subordinated Lender will execute and deliver to the Agent an agreement in form and substance satisfactory to the Agent evidencing the Subordinated Lender’s agreement to the foregoing terms. Such agreement shall include, without limitation, a representation that neither the execution nor delivery of such agreement nor fulfillment nor compliance with the terms and provisions thereof shall conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which the Subordinated Lender is subject and none of the Subordinated Debt will, at the time of incurrence thereof or at any time thereafter be subordinated to any Indebtedness of the Borrower other than Senior Debt.

11.       So long as any of the Senior Debt shall not have been paid in full, the [Company] [Guarantor] shall not, and shall not permit any of its subsidiaries to, give and the holders of the Subordinated Debt shall not demand, accept or receive any security, direct or indirect, for any Subordinated Debt.

12.       None of the above paragraphs, nor any term thereof, may be changed or waived except with the prior written consent of the holders of all the Senior Debt at the time outstanding. No Subordinated Debt or any term thereof may be changed, waived or cancelled in any manner which would have any adverse effect upon the right of the holders of Senior Debt at the time outstanding.

EXHIBIT G

to Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

[Assignor [is] [is not]a Defaulting Lender]

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower:	Black Box Corporation, a Delaware corporation

4. Administrative Agent:	Citizens Bank of Pennsylvania, as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement, dated as of March 23, 2012, among Black Box Corporation, a Delaware corporation, the Guarantors parties thereto, the Lenders parties thereto and Citizens Bank of Pennsylvania, as Administrative Agent

6. Assigned Interest[s]:

Assignor(s) [5]	Assignee(s) [6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.     Trade Date:                                             ]10

Effective Date:                                                            , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit; Commitment,” “Term Loan Commitment,” etc.)

[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]13 Accepted:

CITIZENS BANK OF PENNSYLVANIA, as Administrative Agent

By:
Title:

[Consented to:][14]

[NAME OF RELEVANT PARTY]

By:
Title:

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) Is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.        Representations and Warranties.

1.1      Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.      Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section     (b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section     (b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section      thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.        Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.15 Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.                    General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania.

[15]	The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:

“From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

EXHIBIT H-1

to Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 23, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Black Box Corporation (the “Borrower”), as borrower, the guarantors parties thereto from time to time, the lenders parties thereto from time to time, and Citizens Bank of Pennsylvania (the “Administrative Agent”), as administrative agent.

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: , 20[ ]

EXHIBIT H-2

to Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 23, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Black Box Corporation (the “Borrower”), as borrower, the guarantors parties thereto from time to time, the lenders parties thereto from time to time, and Citizens Bank of Pennsylvania (the “Administrative Agent”), as administrative agent.

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: , 20[ ]

EXHIBIT H-3

to Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 23, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Black Box Corporation (the “Borrower”), as borrower, the guarantors parties thereto from time to time, the lenders parties thereto from time to time, and Citizens Bank of Pennsylvania (the “Administrative Agent”), as administrative agent.

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: , 20[ ]

EXHIBIT H-4

to Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 23, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Black Box Corporation (the “Borrower”), as borrower, the guarantors parties thereto from time to time, the lenders parties thereto from time to time, and Citizens Bank of Pennsylvania (the “Administrative Agent”), as administrative agent.

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: , 20[ ]

EXHIBIT I

to Credit Agreement

FORM OF

ACQUISITION DISCLOSURE CERTIFICATE

Required per Section 6.01(e) of the Credit Agreement dated March 23, 2012

Name:	Full legal name pre-acquisition.

Seller Name(s):	Enter the name(s) of the major selling shareholders.

Location / Address:	Headquarters address.

Tax Identification Number:	TIN.

Business Description:	Brief business description, incl. applicable BBOX business line.

Legal / Organizational:	How will the acquisition fit into the BBOX legal / organizational structure on a go-forward basis? Separate entity? Merged into existing legal entity? Name of entity and immediate parent in BBOX legal / organizational structure post acquisition?

Guarantor Status:	Required to become a Guarantor per the Credit Agreement?

Annual Revenues:	Annual revenues as of most recent FYE.

Total Assets:	Total assets when acquired.

Total Liabilities:	Total liabilities when acquired.

TTM EBITDA:	Trailing twelve months EBITDA of most recent fiscal period.

Purchase Price:	Purchase price amount.

Accounting Treatment:	Stock or asset purchase?

Financing:	Amount(s) financed with cash, seller notes and / or BBOX shares.

Proforma Leverage:	BBOX Debt / EBITDA on a proforma basis.

Proforma Interest Coverage:	BBOX EBITDA / Consolidated Interest Expense on a proforma basis.

Certified by the undersigned this          day of                         , 20      .

BLACK BOX CORPORATION

By:
Name:
Title:

SCHEDULES

TO

CREDIT AGREEMENT

BY AND AMONG

BLACK BOX CORPORATION

as Borrower,

THE GUARANTORS PARTIES THERETO,

THE LENDERS PARTIES THERETO

AND

CITIZENS BANK OF PENNSYLVANIA,

as Administrative Agent

SCHEDULE 3.01

LIST OF PREVIOUSLY ISSUED LETTERS OF CREDIT

Beneficiary	Amount	Expiration
Travelers Insurance	$ 4,050,000.00	12/31/2012
Secretaria de Finanzas del Estado de Puebla	$ 555,858.55 (based on the exchange rate from Mexican Pesos to U.S. Dollars as of 12/31/2011)	12/31/2012

SCHEDULE 4.01

JURISDICTIONS WHERE INCORPORATED*

Black Box Corporation

Delaware

Subsidiaries of Black Box Corporation

1.	ACS Communications, Inc.

Texas

A.	ACS Dataline of the Northwest, Inc.

Oregon

B.	ACS Investors, LLC

Delaware

1)	ACS Dataline, LP

Texas

C.	ACS Partners, LLC

Texas

2.	ADS Telecom, Inc.

Florida

3.	B & C Telephone, Inc.

Washington

4.	BBox Holding Company

Delaware

A.	Advanced Communications Corporation

South Carolina

B.	Advanced Network Technologies, Inc.

California

C.	American Telephone Wiring Company

West Virginia

*  The Borrower and all of the Domestic Subsidiaries are corporations incorporated under the jurisdiction noted, other than those Domestic Subsidiaries noted as “LLC” which are limited liability companies formed under the jurisdictions noted and those entities noted as “LP” or “L.P.” which are limited partnerships formed under the jurisdictions noted. All or substantially all of the remaining entities are entities of limited liability subject to and formed in accordance with the country noted.

D.	Atimco Network Services, Inc.

  Pennsylvania

E.	Black Box Corporation of Pennsylvania

  Delaware

1)	BB Technologies, Inc.

Delaware

2)	Black Box A/S

Denmark

3)	Black Box Canada Corporation

Canada

4)	Black Box Comunicaciones, S.A.

Spain

5)	Black Box Datacom B.V.

Netherlands

6)	Black Box Deutschland GmbH

Germany

a.	Black Box Netzwerk Service GmbH

Germany

7)	Black Box do Brasil Industria e Comercio Ltda.

Brazil

8)	Black Box France

France

9)	Black Box GmbH

Austria

10)	Black Box Holdings Australia Pty. Ltd.

Australia

11)	Black Box Italia S.r.l.

Italy

12)	Black Box Network Products NV

Belgium

a.	Black Box Network Cabling NV

Belgium

b.	Black Box Network Design NV

Belgium

13)	Black Box Network Services AG

Switzerland

14)	Black Box Network Services Australia Pty Ltd

Australia

a.	Black Box Network Services New Zealand Limited

New Zealand

15)	Black Box Network Services Kabushiki Kaisha

Japan

16)	Black Box Network Services Korea Limited

Korea

17)	Black Box Network Services (UK) Limited

England

18)	Black Box P.R. Corp.

Puerto Rico

F.	Black Box LLC Holdings, Inc.

  Delaware

1)	PS Technologies, LLC

Maryland

a.	PS Tech Video, LLC

California

G.	Black Box Network and Electrical Services, Inc.

  New York

H.	Black Box Network Services, Inc. – Government Solutions

  Tennessee

I.	Black Box Ventures Holding Company

  Delaware

J.	Cable Consultants, Incorporated

  Georgia

K.	Comm Line, Inc.

  Ohio

L.	Communication Contractors, Inc.

  Illinois

M.	Datel Communications, Inc.

  Arizona

N.	Delaney Telecom, Inc.

Pennsylvania

O.	DESIGNet, Inc.

California

P.	InnerWireless, Inc.

Delaware

Q.	Integrated Cabling Systems, Inc.

Nebraska

R.	Jet Line Communications, Inc.

Texas

1)	FBS Communications, L.P.

Texas

S.	Koncepts Communications of L.I., Corp.

New York

T.	LOGOS Communications Systems, Inc.

Ohio

U.	Michael Electric, Inc.

New Jersey

V.	Midwest Communications Technologies, Inc.

Ohio

W.	Midwest Electronics and Communications, Inc.

Colorado

X.	R & D Services, Inc.

Massachusetts

Y.	Teldata Corporation

Tennessee

Z.	Telefuture Communications Ltd.

New York

AA.	Todd Communications, Inc.

North Carolina

BB.	U.S. Premise Networking Services, Inc.

Minnesota

5.	Black Box AB

Sweden

6.	Black Box Chile S.A.

Chile

7.	Black Box de Mexico, S.A. de C.V.

Mexico

8.	Black Box Finland OY

Finland

9.	Black Box Network Services AB

Sweden

10.	Black Box Network Services Corporation

Taiwan

11.	Black Box Network Services (Dublin) Limited

Ireland

12.	Black Box Network Services Puebla S.A. de C.V.

Mexico

13.	Black Box Network Services S.r.l.

Italy

14.	Black Box Network Services SDN. BHD.

Malaysia

15.	Black Box Network Services Singapore Pte Ltd.

Singapore

16.	Black Box Norge AS

Norway

17.	Black Box Services Reseaux Mediterranee

France

18.	CBS Technologies Corp.

New York

19.	Consultoria en Redes, S.A. de C.V.

Mexico

20.	J.C. Informática Integral, S.A. de C.V.

Mexico

21.	Lanetwork Sales Ltd.

Canada

22.	Mutual Telecom Services Inc.

Delaware

23.	Network Communications Technologies, Inc.

North Carolina

24.	Norstan, Inc.

Minnesota

A.	Norstan Canada Inc.

  Minnesota

1)	Norstan Canada, Ltd. / Norstan Canada, LTÉE

Canada

B.	Norstan Communications, Inc.

  Minnesota

1)	NextiraOne, LLC

Delaware

a.	Data Communications 2000, Inc.

  California

b.	Milgo Holdings Canada, LLC

  Delaware

i)	NextiraOne Canada ULC

Canada

c.	NextiraOne California L.P.

  California

d.	NXO Installation, LLC

  Delaware

2)	NextiraOne Federal, LLC

Delaware

a.	Quanta Systems, LLC

  Delaware

3)	NextiraOne New York, LLC

Delaware

4)	Vibes Technologies, Inc.

Minnesota

C.	Norstan International, Inc.

Minnesota

25.	Nortech Telecommunications Inc.

Illinois

26.	Nu-Vision Technologies, LLC

New York

A.	BCS II, LLC

Delaware

27.	Scottel Voice & Data, Inc.

California

28.	UCI Communications LLC

South Carolina

EXCEPTIONS TO GOOD STANDING

1.	Data Communications 2000, Inc. has been suspended in California pending the processing of certain tax filings that have been made.

2.	ACS Partners, LLC has been suspended in Texas pending the processing of certain tax filings that have been made.

SCHEDULE 4.05

LIST OF CONFLICTS

None.

SCHEDULE 4.07

UNDISCLOSED LIABILITIES

1.        Liabilities incurred by the Borrower (or any of its Subsidiaries) in the ordinary course of business since December 31, 2011.

2.        Liabilities disclosed in the following SEC filings of the Borrower: Annual Report on Form 10-K for the fiscal year ended March 31, 2011; Current Report on Form 8-K for the event dated August 2, 2011; Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2011; Current Report on Form 8-K for the event dated November 1, 2011; Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2011; Current Report on Form 8-K for the event dated January 23, 2012; and Current Report on Form 8-K for the event dated January 31, 2012.

2.        See the matters set forth in Schedule 4.14 hereto.

SCHEDULE 4.11

CAPITALIZATION OF SUBSIDIARIES

COMPANY	SHARES AUTHORIZED	SHARES ISSUED AND OUTSTANDING	HOLDER	SHARES OWNED; PERCENTAGE OWNERSHIP

BBox Holding Company (“BBox”)	1,000 Common	50 Common	Black Box Corporation (“BBC”)	50; 100%

Black Box Corporation of Pennsylvania (“BBCPA”)	1,000 Common	100 Common	BBox	100; 100%

Atimco Network Services, Inc.	1,000 Common	1,000 Common	BBox	1,000; 100%

American Telephone Wiring Company	1,000 Common	100 Common	BBox	100; 100%

Midwest Communications Technologies, Inc.	750 Common	100 Common	BBox	100; 100%

Advanced Communications Corporation	1,500 Common	100 Common	BBox	100; 100%

Cable Consultants, Incorporated	500 Common	100 Common	BBox	100; 100%

Todd Communications, Inc.	100,000 Common	100 Common	BBox	100; 100%

Comm Line, Inc.	750 Common	100 Common	BBox	100; 100%

Koncepts Communications of L.I., Corp.	100 Common	100 Common	BBox	100; 100%

Communication Contractors, Inc.	1,000 Common	1,000 Common	BBox	1,000; 100%

U.S. Premise Networking Services, Inc.	1,500 Common	100 Common	BBox	100; 100%

COMPANY	SHARES AUTHORIZED	SHARES ISSUED AND OUTSTANDING	HOLDER	SHARES OWNED; PERCENTAGE OWNERSHIP

Black Box Network Services, Inc. – Government Solutions (“BBNS”)	1,000 Common	75 Common	BBox	75; 100%

R & D Services, Inc.	12,500 Common	100 Common	BBox	100; 100%

Delaney Telecom, Inc.	1,000 Common	100 Common	BBox	100; 100%

Jet Line Communications, Inc. (“Jet Line”)	1,000,000 Common	100 Common	BBox	100; 100%

FBS Communications, L.P.	N/A	N/A	BBNS Jet Line	1% General Partner 99% Limited Partner

Advanced Network Technologies, Inc.	1,000 Common	100 Common	BBox	100; 100%

Teldata Corporation	5,000 Common	100 Common	BBox	100; 100%

Black Box Network and Electrical Services, Inc.	200 Common	100 Common	BBox	100; 100%

Datel Communications, Inc.	1,000,000 Common	100 Common	BBox	100; 100%

Midwest Electronics and Communications, Inc.	100,000 Common	100 Common	BBox	100; 100%

Michael Electric, Inc.	1,000 Common	100 Common	BBox	100; 100%

Integrated Cabling Systems, Inc.	100 Common	100 Common	BBox	100; 100%

DESIGNet, Inc.	1,000,000 Common	100 Common	BBox	100; 100%

Telefuture Communications Ltd.	200 Common	100 Common	BBox	100; 100%

COMPANY	SHARES AUTHORIZED	SHARES ISSUED AND OUTSTANDING	HOLDER	SHARES OWNED; PERCENTAGE OWNERSHIP

BB Technologies, Inc.	1,000 Common	50 Common	BBCPA	50; 100%

ADS Telecom, Inc.	10,000 Common	1,500 Common	BBC	1,500; 100%

B & C Telephone, Inc.	1,000 Common	425 Common	BBC	425; 100%

Norstan, Inc. (“Norstan”)	1,000 Common	1 Common	BBC	1; 100%

Norstan Canada Inc.	1,000,000 Common	1,000 Common	Norstan	1,000; 100%

Norstan Communications, Inc. (“Norstan Communications”)	100,000 Common	500 Common	Norstan	500; 100%

Norstan International, Inc.	1,000,000 Common	1,000 Common	Norstan	1,000; 100%

Vibes Technologies, Inc.	1,000 Common	100 Common	Norstan Communications	100; 100%

NextiraOne, LLC (“NextiraOne”)	N/A	N/A	Norstan Communications	100% membership interest

NXO Installation, LLC	N/A	N/A	NextiraOne	100% membership interest

Milgo Holdings Canada, LLC	N/A	N/A	NextiraOne	100% membership interest

Data Communications 2000, Inc.	1,000,000 Common	20,000 Common	NextiraOne	20,000; 100%

NextiraOne California L.P.	N/A	N/A	Norstan Communications NextiraOne	1.59% General Partner 98.41% Limited Partner

COMPANY	SHARES AUTHORIZED	SHARES ISSUED AND OUTSTANDING	HOLDER	SHARES OWNED; PERCENTAGE OWNERSHIP

NextiraOne Federal, LLC	N/A	N/A	Norstan Communications	100% membership interest

NextiraOne New York, LLC	N/A	N/A	Norstan Communications	100% membership interest

Nortech Telecommunications Inc.	1,000 Common	200 Common	BBC	200; 100%

Nu-Vision Technologies, LLC	N/A	N/A	BBC	100% membership interest

Black Box LLC Holdings, Inc. (“LLC Holdings”)	1,000 Common	100 Common	BBox	100; 100%

Black Box Ventures Holding Company	1,000 Common	100 Common	BBox	100; 100%

InnerWireless, Inc.	1,000 Common	100 Common	BBox	100; 100%

PS Technologies, LLC	N/A	N/A	LLC Holdings	100% membership interest

PS Tech Video, LLC	N/A	N/A	PS Technologies, LLC	100% membership interest

LOGOS Communications Systems, Inc.	750 Common	20 Common	BBox	20; 100%

Quanta Systems, LLC	N/A	N/A	NextiraOne Federal, LLC	100% membership interest

BCS II, LLC	N/A	N/A	Nu-Vision Technologies,	100% membership

COMPANY	SHARES AUTHORIZED	SHARES ISSUED AND OUTSTANDING	HOLDER	SHARES OWNED; PERCENTAGE OWNERSHIP
			LLC	interest

ACS Communications, Inc. (“ACS”)	1,000 Common	100 Common	BBC	100; 100%

ACS Dataline of the Northwest, Inc.	15,000 Common	10,000 Common	ACS	10,000; 100%

ACS Investors, LLC	N/A	N/A	ACS	100% membership interest

ACS Dataline, LP	N/A	N/A	ACS ACS Investors, LLC	1% General Partner 99% Limited Partner

ACS Partners, LLC	N/A	N/A	ACS	100% membership interest

CBS Technologies Corp.	300 Common	160 Common	BBC	160; 100%

Mutual Telecom Services Inc.	5,000 Common	457 Common	BBC	457; 100%

Network Communications Technologies, Inc.	100,000 Common	1,000 Common	BBC	1,000; 100%

Scottel Voice & Data, Inc.	100,000 Common	3,000 Common	BBC	3,000; 100%

UCI Communications LLC	N/A	N/A	BBC	100% membership interest

SCHEDULE 4.14

LITIGATION

There should be no implication that the Borrower or its Subsidiaries have concluded that the matters listed below, if adversely decided, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

1.          Scottel Voice & Data, Inc. d/b/a Black Box Network Services, a California corporation vs. California Department of Corrections and Rehabilitation, an agency of the State of California and DOES 1 through 20, inclusive, Case No. 34-2010-00094111, Superior Court of the State of California for the County of Sacramento. This matter relates to a breach of contract resulting from the failure of the California Department of Corrections and Rehabilitation to make payment to Scottel Voice & Data, Inc. (“Scottel”) for services rendered by Scottel in an amount equal to approximately $1,500,000 plus interest, penalties, costs and attorneys’ fees. This case is currently in the discovery phase. The former owners of Scottel will be the beneficiaries of any recovery on this case and are responsible for the costs of the litigation.

2.          The Delaware County Bank and Trust Company vs. James E. Hurley, et al., Case No. 10-CV-E-06-0905, Court of Common Pleas of Delaware County, Ohio. This matter involves the foreclosure of real estate in which a Domestic Subsidiary has a lease.

3.          Andrew D. Chris vs. Nu-Vision Technologies, LLC d/b/a Black Box Network Services, Index No. 11-24044, Supreme Court of the State of New York, County of Suffolk. This matter relates to plaintiff’s claim for alleged unpaid commissions in an amount equal to approximately $33,000 plus interest, penalties, costs and attorneys’ fees. This case is currently in the discovery phase.

4.          Premise Networks, Inc., Debtor, Gerald S. Schafer, Chapter 7 Trustee, Plaintiff, vs. NextiraOne Federal, LLC d/b/a Black Box Network Services, Bankruptcy Case No. B-10-10002C-7G, Adversary Proceeding No. 11-2076, United States Bankruptcy Court for the Middle District of North Carolina. This matter relates to a claim for alleged damages resulting from an alleged unjustified termination of a subcontract in the amount of $3,000,000 and an additional $250,000 for alleged amounts due pursuant to the subcontract. This action is in the preliminary stages of litigation as NextiraOne Federal, LLC is attempting to move the action from bankruptcy court to federal district court. As of the date of this Agreement, the Borrower believes that NextiraOne Federal, LLC d/b/a Black Box Network Services has meritorious defenses to this claim, although no assurance can be given as to the ultimate outcome in this matter.

5.          Clark Wayne Colston vs. Mutual Telecom Services Inc., Cause No. 12-0562-A, 7th Judicial District Court, Smith County, Texas. This matter relates to an alleged breach of an employment contract regarding an unpaid bonus in the amount of approximately $38,000. This action is in its preliminary stages; Mutual Telecom Services Inc. has not yet filed an answer to the complaint.

6.          Lawrence J. James vs. Mutual Telecom Services Inc. d/b/a Black Box Network Services, EEOC Charge No. 438-2011-01181. This matter involves alleged age discrimination in connection with a reduction in force. The respondent filed a position statement denying all charges and the EEOC is investigating the matter.

7.          Workers’ Compensation Case: Paul Clabough, File # EPU2036. Mr. Clabough is a NextiraOne, LLC d/b/a Black Box Network Services (“NextiraOne”) technician allegedly injured on the job at the customer’s (State of Arizona) site. The action is currently before of the Arizona Workers’ Compensation Board. NextiraOne is awaiting the results of the hearings. Testimony from various witnesses is scheduled to conclude on May 24, 2012.

8.          Workers’ Compensation Case:  Quentin E. Brooks vs. Mutual Telecom Services Inc. d/b/a Black Box Network Services and ACE American Insurance Company. Mr. Brooks was allegedly injured on the job at a customer’s (U.S. Government) site in Iraq. Hearing is scheduled for July 11, 2012 in Sacramento, CA.

9.          Javier Cobilich vs. Williams Communications Solutions, LLC (now NextiraOne, LLC); National Union Fire Insurance Co.  This is a workers’ compensation case pending in the State of California. The applicant, Mr. Cobilich, alleges three (3) separate injuries. A trial on this case was held on September 15, 2011. The court has ruled that the Applicant is entitled to future medical care but is not entitled to the services of a home health care attendant. These findings could be appealed by either party. The court has not ruled on the Applicant’s entitlement to lost wages resulting from his injuries. There are three (3) injuries involved in this case that occurred at various times and that involve various insurance policies and carriers with varying policy deductibles. There also exists the possibility for an indemnity claim by the Borrower against the party from whom the Borrower purchased NextiraOne, LLC.

10.        Lidia Martinez vs. Chris O’Connell and Nortech Telecommunications Inc. dba Black Box Network Services, Case #2010-L-014404, Circuit Court, Cook County, Illinois. This matter relates to alleged negligence in connection with a motor vehicle accident.

11.        The Borrower and/or its Subsidiaries have received and may receive in the future notices alleging that products sold by the Subsidiaries infringe patents held by third parties. Generally, all of such products are manufactured for the Subsidiaries by its vendors and the Subsidiaries would have claims against such vendors should any such patent infringement allegations be proven. In addition, if the alleged infringement arises with respect to a company purchased by the Borrower and/or its Subsidiaries from a third party, there may be indemnification claims against such third party should any such patent infringement allegations be proven. As of the date of this agreement, none of such patent infringement allegations have been proven.

SCHEDULE 4.20

TAXES

None.

SCHEDULE 4.21

PLANS AND MULTIEMPLOYER PLANS

None.

SCHEDULE 4.22(d)

ENVIRONMENTAL MATTERS

None.

SCHEDULE 7.05

EXISTING LIENS

1.    Liens represented by that UCC-1 financing statement, filed September 12, 2008 in the office of the Secretary of State of Texas (File #08-0030407628), in favor of US Express Leasing, Inc. with respect to certain leased equipment of ACS Dataline, LP.

2.    Liens represented by that UCC-1 financing statement, filed January 20, 2011 in the office of the Secretary of State of Texas (File #11-0001966408), in favor of Platinum Bank with respect to certain equipment of ACS Partners, LLC.

3.    Liens represented by that UCC-1 financing statement, filed May 7, 2007 in the office of the Secretary of State of Florida (File #200705465908), in favor of Inter-Tel, Inc. (“Inter-Tel”) with respect to Proceeds, Accounts Receivable and Contract Rights pertaining to Inventory (as defined in the UCC) acquired from Inter-Tel by ADS Telecom, Inc.

4.    Liens represented by that UCC-1 financing statement, filed January 22, 2010 in the office of the Secretary of State of Florida (File #201001882774), in favor of Mitel Networks, Inc. (“Mitel”) with respect to Proceeds, Accounts Receivable and Contract Rights pertaining to Inventory acquired from Mitel by ADS Telecom, Inc.

5.    Liens represented by that UCC-1 financing statement, filed August 17, 2001 in the office of the Prothonotary of Allegheny County (Docket #GD-01-016514), in favor of Commonwealth of Pennsylvania Department of Revenue with respect to certain tax liens of Atimco Network Services, Inc. in the amount of $588.51 (plus accrued interest and penalties, if any).

6.    Liens represented by that UCC-1 financing statement, filed November 27, 2006 (continued on October 3, 2011) in the office of the Department of Licensing of the State of Washington (File #2006-332-8747-6), in favor of NEC Financial Services, Inc. with respect to the Collateral (as defined in that Dealer Pre-Funding Agreement dated as of November 15, 2006) of B & C Telephone, Inc.

7.    Liens represented by that UCC-1 financing statement, filed October 27, 2008 in the office of the Department of Licensing of the State of Washington (File #2008-302-8395-0), in favor of Mitel with respect to Proceeds, Accounts Receivable and Contract Rights pertaining to Inventory acquired from Mitel by B & C Telephone, Inc.

8.    Liens represented by that UCC-1 financing statement, filed June 1, 2007 in the office of the Secretary of State of Delaware (File #72065521), in favor of Canon Financial Services with respect to certain equipment of Black Box Corporation.

9.    Liens represented by that UCC-1 financing statement, filed November 2, 2007 in the office of the Secretary of State of Delaware (File #74189147), in favor of Canon Financial Services with respect to certain equipment of Black Box Corporation.

10.  Liens represented by that UCC-1 financing statement, filed June 2, 2008 in the office of the Secretary of State of Delaware (File #81877339), in favor of IBM Credit LLC with respect to certain leased equipment of Black Box Corporation.

11.  Liens represented by that UCC-1 financing statement, filed August 27, 2008 in the office of the Secretary of State of Delaware (File #82920757), in favor of Canon Financial Services with respect to certain equipment of Black Box Corporation.

12.  Liens represented by that UCC-1 financing statement, filed January 8, 2009 in the office of the Secretary of State of Delaware (File #90064359), in favor of Canon Financial Services with respect to certain leased equipment of Black Box Corporation.

13.  Liens represented by that UCC-1 financing statement, filed January 5, 2010 in the office of the Secretary of State of Delaware (File #00019863), in favor of IBM Credit LLC with respect to certain equipment of Black Box Corporation.

14.  Liens represented by that UCC-1 financing statement, filed September 22, 2010 in the office of the Secretary of State of Delaware (File #03297755), in favor of Tygris Vendor Finance, Inc. with respect to certain leased equipment of Black Box Corporation.

15.  Liens represented by that UCC-1 financing statement, filed October 29, 2009 in the office of the Secretary of State of Delaware (File #93482707), in favor of Canon Financial Services with respect to certain equipment of Black Box Corporation of Pennsylvania.

16.  Liens represented by that UCC-1 financing statement, filed October 17, 2008 in the office of the Secretary of State of Tennessee (File #208-052079), in favor of Mitel with respect to Proceeds, Accounts Receivable and Contract Rights pertaining to Inventory acquired from Mitel by Black Box Network Services, Inc. - Government Solutions.

17.  Liens represented by that UCC-1 financing statement, filed February 11, 2009 in Gwinnett County, GA (File# BK: 2567; PG 157), in favor of Georgia Department of Revenue with respect to certain tax liens of Cable Consultants, Incorporated in the amount of $2,387.14 (plus accrued interest and penalties, if any).

18.  Liens represented by that UCC-1 financing statement, filed March 4, 2008 in the office of the Secretary of State of New York (File #200803045238555), in favor of CIT Technology Financing Services, Inc. with respect to certain leased equipment of CBS Technologies Corp.

19.  Liens represented by that UCC-1 financing statement, filed October 9, 2008 in the office of the Secretary of State of New York (File #200810090689675), in favor of Mitel with respect to Proceeds, Accounts Receivable and Contract Rights pertaining to Inventory acquired from Mitel by CBS Technologies Corp.

20.  Liens represented by the following state tax liens filed in Hamilton County, Ohio and corresponding judgment liens filed in the Court of Common Pleas of Hamilton County, Ohio by the State of Ohio Department of Taxation against Comm Line, Inc., although no amounts are owed pursuant to such Liens. Comm Line, Inc. is attempting to have such Liens removed from the record.

a.	Date: July 18, 2003

File Number:  03-07968

Amount:  $141.19

b.	Date: October 1, 2003

File Number:  03-010187

Amount:  $1,654.19

c.	Date: April 26, 2005

File Number  05-004674

Amount:  $1,811.74

d.	Date: April 26, 2005

File Number:  05-004679

Amount:  $119.19

e.	Date: May 9, 2005

File Number:  05-005577

Amount:  $32,180.68

f.	Date: May 9, 2005

File Number:  05-005576

Amount:  $28,348.30

g.	Date: May 9, 2005

File Number:  05-005575

Amount:  $34,208.81

h.	Date: May 31, 2005

File Number:  05-006026

Amount:  $19,411.46

i.	Date: August 18, 2005

File Number:  05-009394

Amount:  $42,552.92

j.	Date: August 18, 2005

File Number:  05-009393

Amount:  $36,701.81

k.	Date: August 18, 2005

File Number:  05-009392

Amount:  $35,729.09

l.	Date: August 18, 2005

File Number:  05-009391

Amount:  $50,868.57

m.	Date: August 18, 2005

File Number:  05-009390

Amount:  $54,094.97

n.	Date: August 3, 2005

File Number:  05-008813

Amount:  $93,568.47

o.	Date: June 16, 2005

File Number:  05-006876

Amount:  $17,014.33

21.  Liens represented by that UCC-1 financing statement, filed October 2, 2008 in the office of the Secretary of State of Pennsylvania (File #2008100301867), in favor of CIT Technology Financing Services I LLC with respect to certain leased equipment of Delaney Telecom, Inc.

22.  Liens represented by that UCC-1 financing statement, filed May 15, 2008 in the office of the Secretary of State of California (File #08-7158463678), in favor of General Electric Capital Corporation with respect to certain leased equipment of DESIGNet, Inc.

23.  Liens represented by that UCC-1 financing statement, filed March 26, 2007 in the office of the Secretary of State of Ohio (File #OH00113246743), in favor of Dell Financial Services, L.P. with respect to certain leased equipment of LOGOS Communications Systems, Inc.

24.  Liens represented by that UCC-1 financing statement, filed May 18, 2007 in the office of the Secretary of State of Ohio (File #OH00115315732), in favor of Dell Financial Services, L.P. with respect to certain leased equipment of LOGOS Communications Systems, Inc.

25.  Liens represented by that UCC-1 financing statement, filed July 11, 2008 in the office of the Secretary of State of Ohio (File #OH00128162994), in favor of US Bancorp with respect to certain leased equipment of LOGOS Communications Systems, Inc.

26.  Liens represented by that UCC-1 financing statement, filed June 2, 2010 in the office of the Secretary of State of Ohio (File #OH00142648164), in favor of Dell Financial Services, L.L.C. with respect to certain leased equipment of LOGOS Communications Systems, Inc.

27.  Liens represented by that UCC-1 financing statement, filed June 29, 2004 (continued on June 24, 2009) in the office of the Secretary of State of North Carolina (File #20040065309M), in favor of Cisco Systems Capital Corporation with respect to certain leased equipment of Network Communications Technologies, Inc.

28.  Liens represented by that UCC-1 financing statement, filed July 21, 2006 (continued on June 7, 2011) in the office of the Secretary of State of North Carolina (File #20060071409M), in favor of NMHG Financial Services, Inc. with respect to certain leased equipment of Network Communications Technologies, Inc.

29.  Liens represented by that UCC-1 financing statement, filed August 26, 2008 in the office of the Secretary of State of North Carolina (File #20080077749F), in favor of Springs Leasing Corporation with respect to certain leased equipment of Network Communications Technologies, Inc.

30.  Liens represented by that UCC-1 financing statement, filed December 23, 2008 in the office of the Secretary of State of Delaware (File #84268551), in favor of Fujitsu Network Communications, Inc. with respect to certain equipment of NextiraOne Federal, LLC.

31.  Liens represented by that UCC-1 financing statement, filed July 23, 2009 in the office of the Secretary of State of Delaware (File #92364963), in favor of Fujitsu Network Communications, Inc. with respect to certain equipment of NextiraOne Federal, LLC.

32.  Liens represented by that UCC-1 financing statement, filed August 26, 2003 (continued on March 25, 2008) in the office of the Secretary of State of Delaware (File #32208240), in favor of General Electric Capital Corporation with respect to certain leased equipment of NextiraOne, LLC.

33.  Liens represented by that UCC-1 financing statement, filed August 26, 2003 (continued on March 25, 2008) in the office of the Secretary of State of Delaware (File #32208257), in favor of General Electric Capital Corporation with respect to certain leased equipment of NextiraOne, LLC.

34.  Liens represented by that UCC-1 financing statement, filed April 19, 2000 (continued on February 18, 2005 and January 5, 2010) in the office of the Secretary of State of Minnesota (File #2220549), in favor of Fleet Business Credit Corporation with respect to certain receivables related to product rentals and/or service agreements, leases, installment sales contracts or other chattel paper assigned by Norstan Communications, Inc. to Fleet Business Credit Corporation.

35.  Liens represented by that UCC-1 financing statement, filed October 3, 2007 in the office of the Secretary of State of Minnesota (File #200718450972), in favor of Hewlett Packard Financial Services Company with respect to certain equipment which Hewlett Packard Financial Services Company has leased or financed to Norstan Communications, Inc.

36.  Liens represented by that UCC-1 financing statement, filed August 19, 2011 in the office of the Secretary of State of Minnesota (File #201125283925), in favor of Mitel with respect to Proceeds, Accounts Receivable and Contract Rights pertaining to Inventory acquired from Mitel by Norstan Communications, Inc.

37.  Liens represented by that UCC-1 financing statement, filed April 17, 2006 (continued on April 12, 2011) in the office of the Secretary of State of Illinois (File #010863279000), in favor of Bank of the West - Equipment Leasing with respect to certain equipment of Nortech Telecommunications Inc.

38.  Liens represented by that UCC-1 financing statement, filed March 17, 2005 (continued on December 9, 2009) in the office of the Secretary of State of New York (File #200503175230310), in favor of Ingram Micro Inc. with respect to all Equipment, Inventory, Accounts and Chattel

Paper and all Proceeds and Products thereof of Nu-Vision Technologies, Inc. and Nu-Vision Technologies, LLC.

39.  Liens represented by that UCC-1 financing statement, filed December 5, 2011 in the office of the Secretary of State of New York (File #201112050646111), in favor of Mitel with respect to Proceeds, Accounts Receivable and Contract Rights pertaining to Inventory acquired from Mitel by Nu-Vision Technologies, Inc. and Nu-Vision Technologies, LLC.

40.  Liens represented by that UCC-1 financing statement, filed May 5, 2009 in the office of the Secretary of State of Maryland (File #0000000181369495), in favor of Tandberg, Inc. with respect to any accounts receivable resulting from the sale and/or installation of equipment (collectively, the “Accounts Receivable”) in which the account debtor is Kaiser Permanente Insurance Company (“Kaiser Permanente”), any entity that is directly or indirectly owned or controlled by Kaiser Permanente, any entity that directly or indirectly owns or controls Kaiser Permanente, and any entity that is under common ownership or control with Kaiser Permanente, including all general intangibles resulting or arising from or related thereto, any security interest securing such Accounts Receivable, any right to payment under a letter of credit through which any such Accounts Receivable are to be paid, any promissory note, bill of exchange or other instrument evidencing or issued in place of such Accounts Receivable or pursuant to which any such Accounts Receivable are to be paid and any proceeds arising therefrom or related thereto, of PS Technologies, LLC.

41.  Liens represented by that UCC-1 financing statement, filed October 27, 2008 in the office of the Secretary of State of Alabama (File #08-0682099), in favor of Mitel with respect to Proceeds, Accounts Receivable and Contract Rights pertaining to Inventory acquired from Mitel by UCI Communications LLC.

42.  Liens represented by that UCC-1 financing statement, filed June 13, 2003 (continued on February 22, 2008) in the office of the Secretary of State of South Carolina (File #030613-1111566), in favor of NEC Unified Solutions, Inc., with respect to Inventory, Accounts, Proceeds, Chattel Paper, Contract Rights and Customer Lists concerning or relating to (1) Telecommunications products of any type, data processing equipment of any type, storage and retrieval equipment or peripheral equipment of any type manufactured or supplied by NEC Corporation, NEC Unified Solutions, Inc. or any of their affiliates or (2) the sale, lease, installation, servicing, repair, or maintenance of such products or equipment of UCI Communications LLC.

43.  Liens represented by that UCC-1 financing statement, filed October 9, 2007 in the office of the Secretary of State of South Carolina (File #071009-1040417), in favor of Ervin Leasing Company with respect to certain leased equipment of UCI Communications LLC.

44.  Liens represented by that UCC-1 financing statement, filed November 9, 2007 in the office of the Secretary of State of South Carolina (File #071109-1037071), in favor of Ervin Leasing Company with respect to certain leased equipment of UCI Communications LLC.

45.  Liens represented by that UCC-1 financing statement, filed October 19, 2009 in the office of the Secretary of State of Minnesota (File #200917738974), in favor of Mitel with respect to Proceeds, Accounts Receivable and Contract Rights pertaining to Inventory acquired from Mitel by Vibes Technologies, Inc.

46.  Liens represented by that UCC-1 financing statement, filed August 3, 2004 (continued on March 30, 2009) in the office of the Secretary of State of Texas (File #04-0077246050), in favor of JPMorgan Chase Bank, N.A. with respect to all collateral of ACS Dataline, LP. As no obligations are due or owing to JPMorgan Chase Bank, N.A. by ACS Dataline, LP, ACS Dataline, LP has made demand under UCC 9-513(c) for JPMorgan Chase Bank, N.A. to remove such Liens.

47.  Liens represented by that UCC-1 financing statement, filed August 3, 2004 (continued on March 30, 2009) in the office of the Secretary of State of Delaware (File #42231449), in favor of JPMorgan Chase Bank, N.A. with respect to all collateral of ACS Investors, LLC. As no obligations are due or owing to JPMorgan Chase Bank, N.A. by ACS Investors, LLC, ACS Investors, LLC has made demand under UCC 9-513(c) for JPMorgan Chase Bank, N.A. to remove such Liens.

48.  Liens represented by that UCC-1 financing statement, filed February 27, 2002 (continued on September 30, 2011) in the office of the Secretary of State of Oregon (File #579258), in favor of JPMorgan Chase Bank, N.A. with respect to all collateral of ACS Dataline of the Northwest, Inc. As no obligations are due or owing to JPMorgan Chase Bank, N.A. by ACS Dataline of the Northwest, Inc., ACS Dataline of the Northwest, Inc. has made demand under UCC 9-513(c) for JPMorgan Chase Bank, N.A. to remove such Liens.

49.  Liens in favor of NEC Unified Solutions, Inc. and its affiliates (collectively, “NEC”) pursuant to that National Associate Agreement by and between NEC Unified Solutions, Inc. and Black Box Network Services, Inc. - Government Solutions commencing October 11, 2006 with respect to products purchased from NEC along with the proceeds of the sale, lease, installation, service, repair or maintenance of such products, contract rights related to the sale or lease of such products and the list of customers to whom such products or services have been sold or leased.

50.  Liens in favor of NEC Canada, Inc. and its affiliates pursuant to that National Associate Agreement by and between NEC Canada, Inc. and Norstan Canada, Ltd. d/b/a Black Box Network Services commencing October 2011 with respect to products purchased from NEC Canada, Inc. (and any accretions, substitutions, replacements, additions and accessions thereto) along with the proceeds of the sale, lease, installation, service, repair or maintenance of such products, contract rights related to the sale or lease of such products and the list of customers to whom such products or services have been sold or leased.

SCHEDULE 7.06

EXISTING INDEBTEDNESS

(in thousands, as of December 31, 2011)

1.	$173,560 under the Existing Credit Agreement.

2.	$656 pursuant to leases.

3.	Three-year floating-to-fixed interest-rate swap, with an effective date of July 27, 2009, that is based on a 3-month LIBOR rate versus a 2.28% fixed rate and has a notional value of $100 million (which reduced to $50 million on July 27, 2011).

4.	One-year floating-to-fixed interest-rate swap, with an effective date of July 26, 2011, that is based on a 3-month LIBOR rate versus a 0.58% fixed rate and has a notional value of $75 million.

5.	Three-year floating-to-fixed interest-rate swap, with an effective start date of July 26, 2012, that is based on a 3-month LIBOR rate versus a 1.25% fixed rate and has a notional value of $125 million.